                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Wisconsin Energy Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------


     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------


     (3) Filing Party:
     -------------------------------------------------------------------------


     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO] Wisconsin Energy
Corporation




Wisconsin Energy Corporation

.. Notice of 2002 Annual Meeting of Stockholders

.. Proxy Statement

.. Annual Financial Statements & Review of Operations

[LOGO]
Wisconsin Energy
Corporation                                        Wisconsin Energy Corporation
                                                   231 W. Michigan St.
                                                   Milwaukee, WI 53203


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 20, 2002

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders. The meeting will be held in Milwaukee, Wisconsin as follows:

                     Thursday, May 2, 2002
                     10:00 a.m., Central Time
                     U.S. Cellular Arena
                     500 West Kilbourn Avenue
                     Milwaukee, WI 53203

A map showing the location of the meeting is on your proxy card.

During the meeting, stockholders will be asked to:

   1. Elect three directors for terms expiring at the 2005 Annual Meeting of Stockholders,
   2. Consider a stockholder proposal, if presented to the meeting, and
   3. Consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2002 are entitled to vote. Your vote is important. You may vote using the Internet, by telephone, or by returning the proxy card in the envelope provided. Instructions for voting via the Internet or by telephone are included on your proxy card. Internet and telephone voting are convenient and will help us reduce costs.

The following pages provide additional details about the meeting as well as other useful information.

By Order of the Board of Directors

/s/ Kristine Rappe
Kristine Rappe
Corporate Secretary

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
  Notice of Annual Meeting of Stockholders
  Proxy Statement
      Item 1: Election of Directors.....................................   1

      Item 2: Stockholder Proposal......................................   3

      Other Matters.....................................................   4

      Voting of Shares..................................................   4

      Independent Public Accountant.....................................   5

      Corporate Governance..............................................   6

      Audit and Oversight Committee Report..............................   8

      Compensation of the Board of Directors............................   9

      Compensation Committee Report on Executive Compensation...........  10

      Executive Officers' Compensation..................................  13

      Employment and Severance Arrangements.............................  15

      Retirement Plans..................................................  16

      Wisconsin Energy Corporation Common Stock Ownership...............  18

      Section 16(a) Beneficial Ownership Reporting Compliance...........  19

      2003 Annual Meeting...............................................  19

      Performance Graph.................................................  20

      Availability of Form 10-K.........................................  20

  Appendices
      Appendix A: Audit and Oversight Committee Charter................. A-1

      Appendix B: Annual Financial Statements and Review of Operations.. B-1

                                PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 20, 2002, in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC") Board of Directors to be used at the Annual Meeting of Stockholders on May 2, 2002, at the U.S. Cellular Arena, 500 West Kilbourn Avenue, Milwaukee, Wisconsin, and at all adjournments or postponements of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

             ITEM 1: ELECTION OF DIRECTORS--TERMS EXPIRING IN 2005

The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors Richard A. Abdoo, John F. Ahearne and George E. Wardeberg expire at the 2002 Annual Meeting.

Directors Abdoo, Ahearne and Wardeberg have been nominated by the Board to serve for terms expiring at the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Nominating and Board Affairs Committee.

The Board of Directors recommends that you vote FOR director nominees Richard
A. Abdoo, John F. Ahearne and George E. Wardeberg.

Biographical data regarding each nominee and each continuing director is shown below. Ages are as of March 20, 2002.

Nominees for Terms Expiring in 2005
-----------------
[PHOTO]          Richard A. Abdoo. Age 58. Chairman of the Board, President and Chief Executive Officer of WEC
Richard Abdoo    since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric Power Company,
                 WEC's subsidiary, since 1990. Chairman of the Board and Director of Wisconsin Gas Company, WEC's
                 subsidiary, since April 2000. Director of WEC since 1988. Director of Wisconsin Electric since 1989.
                 Director of AK Steel Holding Corporation, Cobalt Corporation (formerly known as United Wisconsin
                 Services, Inc.), Marshall & Ilsley Corporation and Sensient Technologies, Inc.
-----------------

[PHOTO]
John Ahearne     John F. Ahearne. Age 67. Director of the Ethics Program for the Sigma Xi Center for Sigma Xi, The
                 Scientific Research Society, an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues, since 1999. Executive
                 Director of Sigma Xi from 1989 to 1997, and Director of Sigma Xi Center from 1997 to 1999. Adjunct
                 Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer and
                 Adjunct Professor, Duke University, since 1995. Commissioner of the United States Nuclear Regulatory
                 Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994. Director of Wisconsin Gas since
                 April 2000.

[PHOTO]
George Wardeberg George E. Wardeberg. Age 66. Vice Chairman of the Board of WEC, Wisconsin Electric and
                 Wisconsin Gas and Director of WEC and Wisconsin Electric since April 2000. Director of WICOR and
                 Wisconsin Gas since 1992. Mr. Wardeberg also held numerous positions with WICOR and its subsidiaries, including CEO of WICOR from 1994 to April 2000. Mr. Wardeberg served as President of
                 WICOR from 1994 to 1997 and Chairman of the Board from 1997 to April 2000. Director of Marshall &
                 Ilsley Corporation and Twin Disc, Inc. Mr. Wardeberg has indicated that he will be retiring as Vice
                 Chairman of the Board in April 2002, but has indicated his willingness to continue to serve as a director.

Directors Continuing in Office--Terms Expiring in 2003

[PHOTO]
John Bergstrom John F. Bergstrom. Age 55. Chairman and Chief Executive Officer of Bergstrom Corporation since
               January 1997, and President and Chief Executive Officer of Bergstrom Corporation from 1974 through
               1996. Bergstrom Corporation owns and operates numerous automobile sales and leasing businesses.
               Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of Wisconsin Gas since
               April 2000. Director of Bergstrom Corporation, Banta Corporation, Kimberly-Clark Corporation,
               Midwest Express Holdings, Inc., Sensient Technologies, Inc. and The Green Bay Packers.

[PHOTO]
Barbara Bowles Barbara L. Bowles.  Age 54. Chairman and Chief Executive Officer of The Kenwood Group, Inc. since
               July 2000, and President and Chief Executive Officer from 1989 to July 2000. The Kenwood Group is a
               Chicago-based investment advisory firm that manages pension funds for corporations, public institutions and endowments. Director of WEC and Wisconsin Electric since 1998. Director of Wisconsin Gas since
               April 2000. Director of The Black & Decker Corporation, Dollar General Corporation and Georgia-
               Pacific Corporation.

[PHOTO]
Willie Davis   Willie D. Davis. Age 67. President and Chief Executive Officer of All Pro Broadcasting, Inc. since 1977.
               All Pro Broadcasting owns and operates radio stations in Los Angeles and Milwaukee. Director of WEC and Wisconsin Electric since April 2000. Director of Wisconsin Gas since 1990. Director of WICOR from 1990 to April 2000. Director of Alliance Bank, Bassett Furniture Industries Inc., Checkers Drive-In
               Restaurants, Inc., The Dow Chemical Co., Johnson Controls, Inc., Kmart Corp., MGM Grand Inc., Metro-
               Goldwyn-Mayer, Inc., Sara Lee Corporation and Strong Capital Management, Inc.

Directors Continuing in Office--Terms Expiring in 2004

[PHOTO]
Robert Cornog  Robert A. Cornog. Age 61. Chairman of the Board of Snap-on Incorporated since 1991. Served as
               President and Chief Executive Officer of Snap-on Incorporated from 1991 to his retirement in April 2001.
               Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of
               Wisconsin Electric and Wisconsin Gas since 1994 and April 2000, respectively. Director of Snap-on
               Incorporated and Johnson Controls, Inc.

[PHOTO]
Richard Grigg  Richard R. Grigg. Age 53. Senior Vice President of WEC since July 2000. President and Chief
               Operating Officer of Wisconsin Electric and Wisconsin Gas since 1995 and July 2001, respectively. Vice
               President of WEC from 1995 to June 2000. Chief Nuclear Officer of Wisconsin Electric from December
               1996 to March 1998. Director of WEC since 1995. Director of Wisconsin Electric since 1994 and
               Director of Wisconsin Gas since April 2000.

[PHOTO]            Frederick P. Stratton, Jr. Age 62. Chairman of the Board of Briggs & Stratton Corporation. Served as
Frederick Stratton Chairman and Chief Executive Officer of Briggs & Stratton Corporation until June 2001. Briggs &
                   Stratton Corporation is a manufacturer of small gasoline engines. Director of WEC since 1987. Director of Wisconsin Electric since 1986, and Director of Wisconsin Gas since April 2000. Director of Briggs &
                   Stratton Corporation, Bank One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.

Shareholder Derivative Lawsuit

On August 21, 2000 and September 29, 2000, two shareholders who had made prior demands upon Wisconsin Energy Corporation and Wisconsin Electric Power Company to initiate a shareholder derivative suit against certain officers, directors, employees and agents as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of Wisconsin Energy Corporation shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy Corporation determined after investigation that a derivative proceeding was not in the Company's best interests. The Company agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The settlement agreement calls for WEC to adopt certain corporate governance measures as well as pay plaintiffs' attorneys' fees arising out of the lawsuits. In November 2001, the Company mailed notice of the proposed settlement agreement to shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002, at which time the Court gave final approval to the settlement and dismissed the cases. No shareholders opposed the settlement at the final hearing.

                         ITEM 2: STOCKHOLDER PROPOSAL

Information regarding a stockholder proposal is set forth below. WEC disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the stockholder. The affirmative vote of a majority of the votes cast on the proposal is necessary to approve this proposal. As discussed below, the Board of Directors recommends that you vote AGAINST this proposal.

Stockholder Proposal to Declassify the Board

The New York City Employees' Retirement System, 1 Centre Street, New York, New York 10007-2341, which has indicated that it holds 193,071 shares of WEC common stock, has given notice of its intention to present the following proposal for action at the Annual Meeting:

"BE IT RESOLVED, that the stockholders of Wisconsin Energy Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires."

Proponent's Supporting Statement

"We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually."

Directors' Statement in Opposition to the Stockholder Proposal

After lengthy and careful consideration, the Board of Directors continues to believe that a staggered board, where approximately one-third of the directors are elected annually, is in the best interests of WEC and its stockholders.

The Board believes a staggered board helps provide continuity and stability of WEC's leadership and policies because a majority of the directors at any one time will have prior experience as WEC directors and in-depth knowledge of WEC. This system permits directors to more effectively represent the long-term interests of all stockholders in a variety of circumstances, including responding to circumstances created by demands or actions by a minority stockholder or group, proponents of a takeover or restructuring or other extraordinary corporate action. The Board of Directors believes that the continuity and quality of leadership that results from a staggered board helps directors focus on creating long-term value for the stockholders. The proponent has not provided any evidence, other than its own opinion, to demonstrate that declassifying the Board would benefit WEC or its stockholders. Over 60% of the corporations that make up the Standard and Poor's 500 Index have staggered boards, and the Board knows of no empirical data suggesting that an unstaggered board is better for stockholders.

Last year, WEC stockholders considered this same proposal requesting that the Board take steps to seek to end WEC's staggered board. It received the favorable vote of 55.7% of the shares voting, but only 39.4% of outstanding shares. WEC's Bylaws require the affirmative vote of 80% of the outstanding shares to amend the Bylaws to declassify the Board.

For the reasons set forth above, the Board of Directors recommends a vote AGAINST this Stockholder Proposal.

                                 OTHER MATTERS

The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any nominations for director or make any other proposals. The Bylaws state, among other things, that notice and certain information regarding any nomination or proposal must be provided to WEC at least 70 days and not more than 100 days before the annual meeting. Since no such notice has been received, the Board of Directors is not aware of any other matters that may properly come before the meeting. If any other matters do properly come before the meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy in their discretion.

                               VOTING OF SHARES

Stockholders of Record. Common stockholders of record at the close of business on March 6, 2002, are entitled to vote on matters presented at the Annual Meeting. On that date, there were 114,852,815 shares of WEC common stock outstanding.

Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the Annual Meeting at the meeting site.

Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

Multiple Stockholders Sharing the Same Address. In accordance with notices sent to stockholders with multiple accounts at the same address, or multiple stockholders at the same address, we are sending a single annual report and proxy statement to that address unless we received instructions to the contrary. Each stockholder, however, will continue to receive a separate proxy card. This practice, known as "Householding," is designed to reduce our printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue Householding entirely, you may call our transfer agent, EquiServe, at 1-800-558-9663, or provide written instructions to EquiServe, P.O. Box 43004, Providence, RI 02940.

If you receive multiple copies of the annual report and proxy statement, you may contact our transfer agent, EquiServe, at 1-800-558-9663 to request Householding. If your shares are held through a bank, broker or other holder of record, you may request Householding by contacting the holder of record.

Voting by Proxy. You may vote in person or by properly appointed proxy. Electronic proxy voting by stockholders of record is also valid under Wisconsin law. As a convenience to you and as a step toward reducing costs, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. You may still, however, cast your vote by returning your signed and dated proxy card.

Specific instructions to vote electronically are listed on your proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a stockholder and to allow you to confirm that your instructions have been properly recorded. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities will close at 10:00 a.m. Central Time on May 2, 2002.

You may revoke your proxy by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by executing and delivering a later-dated proxy via the Internet, via telephone or by mail, in each case prior to the closing of the polls. Attendance at the meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

If you are a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or own shares through investments in the WEC Common Stock Fund of one of the 401(k) plans under the Wisconsin Energy Corporation Master Trust, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in a 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the plan fund for which voting instructions have been received are voted.

Solicitation of Proxies. WEC will bear the cost of the solicitation of proxies. WEC has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from stockholders, including brokers' accounts, at a fee anticipated not to exceed $15,000 plus reasonable out-of pocket expenses. Also, employees of WEC or its subsidiaries may solicit proxies by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries.

Voting Requirements and Procedures. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

If a quorum is present, the affirmative vote of a majority of the votes cast will be required for approval of the stockholder proposal. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting, but will have no effect on the outcome of the voting on the proposal.

EquiServe L.P., which will also serve as inspector of election, will tabulate the voted proxies.

                         INDEPENDENT PUBLIC ACCOUNTANT

Arthur Andersen LLP served as independent public accountant for the Company for the fiscal year ended December 31, 2001. The Board, pursuant to a recommendation of its Audit and Oversight Committee, has also selected the firm of Arthur Andersen LLP as the independent public accountant for the Company for the fiscal year ended December 31, 2002.

Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be directed to them.

On March 8, 2001, based on a recommendation of its Audit and Oversight Committee, the Company notified PricewaterhouseCoopers LLP that its appointment as principal accountant would be terminated effective upon completion of the audit of the Company's results for the fiscal year ended December 31, 2000. On March 8, 2001, based on a recommendation of its Audit and Oversight Committee, the Company engaged the firm of Arthur Andersen LLP as independent public accountant for the Company for the fiscal year ended December 31, 2001.

The reports of PricewaterhouseCoopers LLP on the financial statements for the two fiscal years immediately prior to PricewaterhouseCoopers LLP's replacement contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. Between January 1, 1999 and the termination of PricewaterhouseCoopers LLP's appointment as principal accountant, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements. Between January 1, 1999 and the engagement of Arthur Andersen LLP on March 8, 2001, neither the Company nor anyone acting on behalf of the Company consulted with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement with PricewaterhouseCoopers LLP or other event with respect to PricewaterhouseCoopers LLP that would be required to be disclosed under SEC regulations.

                             CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board maintains Corporate Governance Guidelines, which provide a framework from which it conducts business. The Guidelines are reviewed annually to ensure that the Board is providing effective governance over the affairs of the corporation. Several changes were recently approved by the Board principally to strengthen the definition of director independence, in part as a result of settling the shareholder derivative lawsuit described above.

Evaluation of the Chief Executive Officer (CEO). The Board annually evaluates the performance of the CEO. As part of this practice, the Compensation Committee requests that independent directors provide their opinions to the Compensation Committee chair on the CEO's performance relating to: leadership and vision, financial stewardship, strategy development, management development, effective communication to constituencies, and effective representation of the corporation in community and industry affairs, as well as other areas. The chair of the Compensation Committee shares the responses with the CEO. The process is also used by the committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board's expectations.

Self-Evaluation of the Board. The Board also annually evaluates its own collective performance. Each director is asked to rate the performance of the Board on such things as: providing appropriate oversight for key affairs of the corporation (including its long-range goals, financial performance and strategic plans), providing necessary and timely advice and counsel to the CEO, communicating the Board's expectations and concerns to the CEO, having in place effective processes to aid in its deliberations, monitoring of the issues and trends affecting the corporation, and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

The Nominating and Board Affairs Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board's activities.

Committees of the Board of Directors. Committees play a significant role in the corporate governance practices of the Board. Principal responsibilities and membership of the Board's standing committees are shown below. Committees of the Board are generally comprised of outside, independent directors. Committees may also include one or more non-directors who serve as ad hoc members due to their considerable expertise in a particular field.

Members of the Audit and Oversight Committee include Ms. Bowles (chair), Mr. Bergstrom, Mr. Cornog, and Mr. Stratton, all of whom are independent directors. The Committee operates under a charter approved by the Board which is attached as Appendix A to this proxy statement. In January 2002, the Board of Directors amended the charter to reflect additional oversight functions regarding litigation and environmental compliance matters and to change the name of the Committee to the Audit and Oversight Committee, in part as a result of settling the shareholder derivative lawsuit described above. Other principal functions of the Committee and its activities during fiscal year 2001 are described under the heading "Audit and Oversight Committee Report" which follows.

Members of the Compensation Committee include Mr. Bergstrom (chair), Dr. Ahearne, and Mr. Davis. The Committee considers succession planning issues and provides a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals. The Committee also provides a competitive director compensation program based on many of the same criteria.

Members of the Executive Committee include Mr. Abdoo (chair), Mr. Bergstrom, Ms. Bowles, Mr. Cornog, and Mr. Stratton. The Committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers, which by law may not be delegated to a committee.

Members of the Finance Committee include Mr. Stratton (chair), Mr. Bergstrom, Ms. Bowles, and Mr. Cornog. The Committee reviews and monitors WEC's current and long-range financial policies and strategies, including its capital structure and dividend policy, and authorizes issuance of corporate debt within limits set by the Board. In January 2002, the Board of Directors amended the Finance Committee charter to reflect additional responsibilities for oversight of insurance and risk management functions.

Members of the Nominating and Board Affairs Committee include Mr. Davis
(chair), Ms. Bowles, and Mr. Cornog. The Committee establishes and reviews corporate governance guidelines to ensure that the Board is effectively performing its fiduciary responsibilities to stockholders and recommends candidates to be named as nominees to the Board for election as directors. Stockholders may propose director candidates for consideration by the Committee.

Members of the Nuclear Oversight Committee include Dr. Ahearne (chair), Mr. Grigg, and Mr. Stratton. Ad hoc members of the Committee include three nuclear industry experts: Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Mr. Leon R. Eliason, former President--Generation at Northern States Power Company, and former President--Nuclear Business Unit and Chief Nuclear Officer at Public Service Enterprise Group Incorporated. The Committee advises and assists the Board in its responsibilities relating to overseeing the corporation's nuclear operations.

Meetings of the Board and its Committees. The Board held 6 meetings during 2001. The number of committee meetings held in 2001 were: Audit and Oversight-4; Compensation-4; Executive-0; Finance-4; Nominating and Board Affairs-1; Nuclear Oversight-2. The average meeting attendance during the year was 96%. No director attended fewer than 89% of the total number of meetings of the Board and Board committees on which he or she served.

                     AUDIT AND OVERSIGHT COMMITTEE REPORT

The Wisconsin Energy Corporation Audit and Oversight Committee is comprised of four directors who are not officers of the Company. The Board of Directors has determined that all members of the Audit and Oversight Committee are ''independent'' as defined in the listing standards of the New York Stock Exchange regarding audit committees. A responsibility of the Committee is to monitor and review the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls and the financial reporting process, while the independent public accountant is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

Meetings are designed to facilitate and encourage open communication between the Committee and the internal auditors and the Company's independent public accountant. During these meetings, the Committee reviewed and discussed the Company's quarterly and annual financial statements with management and the independent public accountants. The Audit and Oversight Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. The Committee discussed with Arthur Andersen matters relating to communications with audit committees as required by Statement on Auditing Standards No. 61. Arthur Andersen also provided to the Committee the written disclosures and the letter relative to auditor independence as required by Independence Standards Board Standard No. 1, and the Committee discussed with Arthur Andersen its independence. The Committee also reviewed with Arthur Andersen a list of non-audit services billed during fiscal year 2001 and determined that such services would not affect the independence of Arthur Andersen in performing their audit services.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

The following table shows the fees billed or expected to be billed for audit and other services provided by Arthur Andersen LLP for fiscal year 2001.

 Audit Fees..................................................          $653,000
 Financial Information Systems Design and Implementation Fees          $      0
 All Other Fees:
    Audit Related /(1)/...................................... $390,087
    All Other /(2)/..........................................  333,311
                                                              --------
 Total All Other Fees........................................          $723,398

/(1)/ Audit-related fees include benefit plan audits, acquisition due diligence, accounting consultation and services related to filings made with the Securities and Exchange Commission.
/(2)/ All other fees consist primarily of income tax related consultation and employee benefit plan activities.

Respectively submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Barbara L. Bowles, Committee Chair
John F. Bergstrom
Robert A. Cornog
Frederick P. Stratton, Jr.

                    COMPENSATION OF THE BOARD OF DIRECTORS

In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, a portion of directors' fees is paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in a WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 2001, each nonemployee director received one annual retainer fee of $18,000 paid half in WEC common stock and half in cash. Effective January 1, 2002, following a review of competitive practices, the annual retainer fee was increased, with identical payment terms, to $24,000 annually. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Nonemployee directors also receive a fee of $1,500 for each Board or committee meeting attended. In addition, a per diem fee of $1,250 for travel on Company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Employee directors receive no directors' fees.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards, only single fees are paid for meetings held on the same day. In these cases, fees are allocated between WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

Nonemployee directors may defer fees pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

Each nonemployee director annually receives an option to purchase 5,000 shares of WEC common stock under WEC's long-term incentive plan. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for 10 years after the date of grant. Options vest over a three-year period on the anniversary of the grant date. Upon a change in control of WEC, disability or death, or if the director leaves the Board after completing a full term, these options become immediately exercisable. The exercise price of an option may, at the nonemployee director's election, be paid in cash or with previously-owned shares of common stock or a combination thereof.

The Company has established a Directors' Charitable Awards Program to help further its policy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to a charitable organization(s) chosen by each director, upon the director's death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. There is a vesting period of three years of service on the Board required for participation in this program. Beneficiary organizations under the program must be approved by the Nominating and Board Affairs Committee. The program is funded by life insurance on the lives of the Board members. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of the tax deductibility of these charitable donations and the use of insurance as a funding vehicle, the long-term cost to the Company is expected to be modest.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives. The Compensation Committee is responsible for making decisions regarding compensation for the executives of Wisconsin Energy Corporation and its principal subsidiaries. All Committee members are independent, nonemployee directors. We seek to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short- and long-term goals.

We believe that a substantial portion of executive compensation should be at risk. As a result, WEC's compensation plans have been structured so that the level of total compensation is strongly dependent upon achievement of business results that are aligned with the interests of WEC's stockholders and customers.

The primary elements of WEC's executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation. For WEC executives, all elements of compensation are targeted at the 50th percentile of general industry practices--that is, we target compensation at the median levels paid for similar positions at similarly sized companies.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Towers Perrin, an independent compensation consultant. We believe that the labor market for WEC executives is that of general industry in the United States. As a result, we principally rely upon a survey of compensation practices of similarly sized companies in general industry. However, we also recognize that a significant portion of WEC's business is in the energy industry. Therefore, for executives whose positions principally relate to utility operations, we place a greater emphasis upon compensation practices in the energy industry.

Specific values of 2001 compensation for the Chief Executive Officer and the four other most highly compensated executive officers are shown in the Summary Compensation Table. Our basis for determining each element of compensation is described below.

Base Salary. For 2001, we adjusted base salaries to reflect updated survey results of executive compensation practices for similar positions at comparable companies. In making these adjustments, we also considered factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of Company operations.

Annual Incentive Compensation. The annual incentive plan provides for annual awards to executives based on achievement of pre-established stockholder-, customer-, and employee-focused objectives. All payments under the plan are at risk; payments are only made if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Based upon a review of competitive practices for comparable positions at similarly sized companies, for 2001, awards were targeted at 35% to 100% of base salary and actual awards may range from 0% to 200% based on performance. The plan also provides the Committee with the discretion to recognize individual performance.

At the Committee's direction, the annual performance incentive program for 2001 principally focused on the attainment of key financial measures.

.. The financial goals for Messrs. Abdoo, Wardeberg, and Donovan were based upon earnings per share, return on equity and cash flow for Wisconsin Energy. The earnings per share goal was weighted at 50%; the other two measures were weighted at 25% each.

.. For Mr. Grigg, 75% of his goals were tied to utility financial performance, including net income, return on net assets, and cash flow; the remaining 25% of his goals were tied to customer and employee components.

.. For Mr. Donnelly, 75% of his goal was tied to WICOR Industries, Inc.
  financial performance, based on return on capital; the remaining 25% of his goal was discretionary, based on recommendations to the Committee from the CEO.

In February 2002, the Committee met to review the extent to which 2001 performance goals were met. The results are summarized as follows.

Wisconsin Energy's 2001 financial goals were principally met. In 2001, results for earnings per share before non-recurring costs represented an increase of $0.53 per share compared to 2000. The increase was due principally to strong performance of the electric and gas businesses, improved earnings for non-utility energy businesses and the favorable impact of the share repurchase program. Messrs. Abdoo, Wardeberg, and Donovan earned 79.71% of their target awards.

The utility group financial performance exceeded target performance in all three measures: net income, return on net assets and cash flow. Record revenues were achieved by the utility segment in 2001 while successfully combining the utility operations of Wisconsin Electric and Wisconsin Gas, improving customer service and reducing operating costs. While the utility group made some notable improvements in its customer interactions, the selected customer measure was not met. This was largely due to unusually high natural gas prices early in the year that negatively impacted customer perception of the utilities. Although substantial progress was made in integrating Wisconsin Electric and Wisconsin Gas operations and processes, cultures and employee talent during 2001, the selected employee measure did not contribute to the incentive result for Mr. Grigg. In aggregate, Mr. Grigg earned 86.64% of his target award.

In 2001, WICOR Industries, Inc. financial performance was negatively impacted by the slowdown in the economy and financial targets were not met. Several of its products are discretionary purchases and, therefore, economic conditions can significantly influence financial results. Mr. Donnelly's incentive award was based on a discretionary evaluation of his performance in 2001. Among the factors considered were his leadership in minimizing the financial impact of economic conditions on the Company's manufacturing subsidiaries.

Based upon these results and any discretion to recognize individual performance, awards for 2001 were granted to the named executive officers as shown in the Summary Compensation Table.

For 2002, the Committee set goals for key officers of WEC similar to those set for 2001. For Messrs. Abdoo, Wardeberg, and Donovan, the annual incentive is dependent upon attainment of earnings per share, return on equity and cash flow for WEC. We believe that this incentive structure will help focus management and help ensure attainment of WEC's financial objectives. For Mr. Grigg, 75% of his 2002 goals are tied to utility financial performance; the remainder is tied to utility operational performance. For Mr. Donnelly, 75% of his 2002 award is tied to WICOR, Industries, Inc. financial performance with the remaining 25% being at the discretion of the Committee.

Long-Term Incentive Compensation. The Committee administers WEC's 1993 Omnibus Stock Incentive Plan, as amended. This is a stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees to long-term stockholder value. It allows for various types of awards keyed to the performance of WEC's common stock, including stock options.

In 2001, we reviewed the long-term incentive program to ensure its effectiveness in focusing WEC executives to achieve the corporation's long-term objectives. Awards to named executive officers were granted as indicated in the Summary Compensation Table.

Our Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the long-term incentive plan, we have implemented stock ownership guidelines for officers of the Company. Guidelines for executive officers range from 100% to 300% of base salary.

Chief Executive Officer Compensation. The assessment of the Chief Executive Officer's performance and determination of the CEO's compensation are among our principal responsibilities.

In reviewing the performance of WEC's Chief Executive Officer, we requested that all nonemployee directors evaluate the CEO's performance. The Compensation Committee chair reviewed the evaluations, met with Mr. Abdoo to discuss them, and the Committee factored the results into our compensation determinations.

We set Mr. Abdoo's base salary at $707,500 for 2001. This base salary is somewhat below the median of comparably sized companies in the survey of general industry compensation practices.

Mr. Abdoo's annual incentive compensation for 2001 was based upon achievement of the financial initiatives described above.

In view of the discretionary component of the annual incentive plan, the Committee also noted the significant accomplishments of Mr. Abdoo during 2001; however, no adjustments to his annual incentive award were made. Significant accomplishments for Mr. Abdoo included:

.. receipt by the Company of a favorable declaratory ruling from the Public
  Service Commission of Wisconsin, enabling the Company to proceed with necessary planning, studies and purchases for 2,800 megawatts of new, in-state generation,

.. formation of a new subsidiary, W.E. Power, LLC, for the sole purpose of financing, constructing and owning the new power plants proposed under our Power the Future plan,

.. approval for a 35-mile Wisconsin Gas lateral to Guardian Pipeline, which will bring needed natural gas from Chicago and introduce meaningful gas pipeline competition to southeastern Wisconsin,

.. completion of the 2001 Point Beach Nuclear Plant refueling safely, ahead of schedule and within budget,

.. implementation of combined billing and customer service operations, allowing customers to have one account, receive one bill and make one call for electric and gas services, and

.. progress made in the common stock buy-back program resulting in repurchasing over $234 million of Wisconsin Energy stock by year-end.

To specifically link a portion of his compensation to the enhancement of long-term stockholder value, Mr. Abdoo was awarded long-term incentive compensation in 2001 in the form of stock options and restricted stock, as set forth in the ''Long-Term Compensation Awards'' column of the Summary Compensation Table.

Compliance With Tax Regulations Regarding Executive Compensation. Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million, unless certain requirements are met. It is the Company's policy to take reasonable steps to obtain the corporate tax deduction by qualifying for the exemptions from limitation on such deductibility under
Section 162(m) to the extent practicable.

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

John F. Bergstrom, Committee Chair
John F. Ahearne
Willie D. Davis

                       EXECUTIVE OFFICERS' COMPENSATION

This table shows, for the last three fiscal years, compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly-compensated executive officers.

Summary Compensation Table

                                                                            Long-Term
                                                                          Compensation
                                             Annual Compensation             Awards
                                         ----------------------------------------------------
                                                                      Restricted  Securities
                                                         Other Annual   Stock     Underlying    All Other
                                         Salary   Bonus  Compensation Awards/(1)/  Options   Compensation/(2)/
Name and Principal Position       Year    ($)      ($)       ($)         ($)         (#)           ($)
--------------------------------------------------------------------------------------------------------------
Richard A. Abdoo
Chairman of the Board, President  2001   707,500 563,948    11,811     163,120     300,000        66,875
and Chief Executive Officer       2000   657,500 723,168    16,954     148,500     100,000        30,632
                                  1999   615,000 295,343     8,767     218,504      40,000        33,873
--------------------------------------------------------------------------------------------------------------
George E. Wardeberg
Vice Chairman of the Board        2001   636,750 456,798     2,416     146,808     270,000        89,918
(as of April 2000)                2000   394,667 434,084         0           0     100,000             0
--------------------------------------------------------------------------------------------------------------
Richard R. Grigg
Senior Vice President of WEC;     2001   440,000 350,719     4,128     122,340     131,535        98,545
President and Chief Operating     2000   400,000 367,446     3,723     111,375      75,000        23,932
Officer of Wisconsin Electric-    1999   340,000 261,180     4,413     109,252      20,000        18,083
Wisconsin Gas
--------------------------------------------------------------------------------------------------------------
Paul Donovan
Senior Vice President and Chief   2001   440,000 282,333    28,760     122,340     131,535        65,463
Financial Officer                 2000   407,500 358,559     8,210     232,500      75,000        14,849
(as of August 1999)               1999   142,301  87,465       315           0      30,000         4,046
--------------------------------------------------------------------------------------------------------------
James C. Donnelly
President and Chief Executive     2001   400,000  80,000         0      61,170     113,130        51,085
Officer of WICOR Industries, Inc. 2000   236,667 163,083         0           0           0         9,867
(as of April 2000)

/(1)/ On February 7, 2001, restricted stock awards were granted to Messrs.
      Abdoo, Wardeberg, Grigg, Donovan and Donnelly in the amounts of 8,000 shares, 7,200 shares, 6,000 shares, 6,000 shares, and 3,000 shares, respectively, which are subject to forfeiture until vested. The dollar values shown for these shares are based on the closing price of $20.39 per share on the grant date. The shares awarded to these individuals are subject to a vesting schedule dependent upon the attainment of cumulative earnings targets based on Company performance, with ultimate vesting occurring at the end of ten years. However, earlier vesting may occur due to termination of employment by death, disability, or normal retirement, a change in control of the Company, or action by the Compensation Committee. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares and are used to acquire additional restricted shares. As of December 31, 2001, the named executive officers held the following number of shares of restricted stock, including restricted dividends, with the following values (based on a closing price of $22.56 on December 31, 2001): Mr. Abdoo-35,532 shares ($801,602), Mr.
      Wardeberg-11,606 shares ($261,831), Mr. Grigg-21,469 shares ($484,341),
      Mr. Donovan-19,136 shares ($431,708), and Mr. Donnelly-6,250 shares ($141,000).

/(2)/ All Other Compensation for 2001 for Messrs. Abdoo, Wardeberg, Grigg,
      Donovan, and Donnelly, respectively, includes:

    . employer matching of contributions by each named executive into the 401(k) plan in the amount of $5,100, $5,100, $4,550, $5,100, and $6,800, respectively,
    . ''make whole'' payments under the Executive Deferred Compensation Plan with respect to matching in the 401(k) plan on deferred salary or salary received but not otherwise eligible for matching in the amounts of $50,457, $27,025, $51,431, $18,857, and $9,200, respectively; amounts include prior period adjustments of $12,637 and $35,608 for Messrs. Abdoo and Grigg, respectively, and
    . the present value (treated as an interest free loan) of the current year's non-term portion of the insurance premium paid by the Company under a split-dollar life insurance program in the amounts of $11,318, $57,793, $42,564, $41,506, and $35,085, respectively; the executive pays the term insurance portion of the premium.

Option Grants in Last Fiscal Year

This table shows additional data regarding the options summarized above.

                                                                     Grant
                                                                     Date
                       Individual Grants/(1)/                        Value
  ---------------------------------------------------------------------------
                                  Percent of
                      Number of     Total
                      Securities   Options                           Grant
                      Underlying  Granted to  Exercise               Date
                       Options   Employees in  or Base              Present
                       Granted   Fiscal Year    Price   Expiration Value/(2)/
         Name            (#)         (%)      ($/Share)    Date       ($)
  ---------------------------------------------------------------------------
  Richard A. Abdoo     100,000       4.61       20.39   02/07/2011   474,000
                       200,000       9.22       21.73   05/01/2011 1,092,000

  George E. Wardeberg   90,000       4.15       20.39   02/07/2011   426,600
                       180,000       8.30       21.73   05/01/2011   982,800

  Richard R. Grigg      75,000       3.46       20.39   02/07/2011   355,500
                        56,535       2.61       21.73   05/01/2011   308,681

  Paul Donovan          75,000       3.46       20.39   02/07/2011   355,500
                        56,535       2.61       21.73   05/01/2011   308,681

  James C. Donnelly     25,000       1.15       20.39   02/07/2011   118,500
                        88,130       4.06       21.73   05/01/2011   481,189

/(1)/ Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan, as amended, on February 7, 2001 and May 1, 2001. These options have exercise prices equal to the fair market value of the WEC shares on the date of grant and vest pro rata over a four year period beginning on the first anniversary of the grant date with full vesting on the fourth anniversary date. Upon a ''change in control'' of WEC, as defined in the plan, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery or attestation of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, as amended, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

/(2)/ An option pricing model (developed by Black-Scholes) was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation for options expiring February 7, 2011 are: market price of stock: $20.39; exercise price of option: $20.39; stock volatility: 23.43%; annualized risk-free interest rate: 5.43%; exercise at the end of the 10-year option term; and dividend yield: 3.92%. The assumptions for options expiring May 1, 2011 are: market price of stock: $21.73; exercise price of option: $21.73; stock volatility: 23.59%; annualized risk-free interest rate: 5.65%; exercise at the end of the 10-year option term; and dividend yield: 3.68%. WEC's use of this model should not be construed as an endorsement of its accuracy. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and on the optionee's investment decisions.

Aggregated Fiscal Year-End Option Values

No stock options were exercised by the named executive officers in 2001. This table shows the number and value of exercisable and unexercisable options at fiscal year-end. Value is calculated using the difference between the exercise price and the year-end market price multiplied by the number of shares underlying the option.

  ---------------------------------------------------------------------------------------------
                         Number of Securities Underlying     Value of Unexercised In the Money
                      Unexercised Options at Fiscal Year-End    Options at Fiscal Year-End
                                       (#)                                  ($)
                      -------------------------------------------------------------------------
         Name          Exercisable             Unexercisable  Exercisable        Unexercisable
  --------------------------------------------------------------------------------------------
  Richard A. Abdoo      198,498                   405,002        64,772             577,328
  George E. Wardeberg   549,930                   336,666     4,682,536             344,700
  Richard R. Grigg       94,748                   202,787        48,579             355,420
  Paul Donovan           33,750                   202,785        48,581             355,418
  James C. Donnelly     339,789                   153,647     3,673,726             246,469
  --------------------------------------------------------------------------------------------

                     EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Pursuant to the merger agreement relating to WEC's acquisition of WICOR, on June 27, 1999, WEC adopted severance policies that became effective on April 26, 2000, when the merger occurred, replacing WEC's previous severance policy. The policies provide for severance benefits to designated executives and other key employees if within two years after the merger they are discharged without cause or resign with good reason. WEC has approved changes to the severance policies to allow for a deferral opportunity for participants who may become entitled to benefits and to continue the policies after the end of a two-year period following the WICOR merger to provide for severance benefits in the event of employment termination either in anticipation of or within a two-year period following a change in control by reason of discharge without cause or resign with good reason.

Under the current severance policies, participants have been designated into one of four benefit levels. Of the individuals named in the Summary Compensation Table, Mr. Donnelly is a Tier 1 participant. As such, he would be entitled to severance benefits if he resigned within a six month period following the first anniversary of a change in control, in addition to the other circumstances described above with regard to change in control severance arrangements. Messrs. Abdoo, Wardeberg, Grigg, and Donovan do not participate in the severance policy, but each has a separate change in control and severance agreement as described below.

Tier 1 benefits provide generally for lump sum severance payments equal to three times the sum of the current base salary and the highest bonus in the last three years (or the then current target bonus, if higher), a pension lump sum for the equivalent of three years' worth of additional service and three years' continuation of health and life insurance coverages. An overall limit is placed on benefits to avoid federal excise taxes under the ''parachute payment'' provisions of the tax law. In addition, Tier 1 participants were provided the option to leave Company employment within a six month period following the first anniversary of the merger. Mr. Donnelly did not elect to trigger this benefit.

The Company has entered into agreements with each of Messrs. Abdoo, Grigg, and Donovan providing for certain severance benefits if his employment is terminated (i) by the Company other than for cause, death or disability in anticipation of or following a change in control, (ii) by the executive for good reason following such a change, (iii) by the executive within six months after completing one year of service following a change in control, or (iv) in the absence of a change in control, by the Company for any reason other than cause, death or disability or by the executive for good reason. The agreements provide for a lump sum severance payment equal to three times the sum of their highest annual base salary in effect in the last three years and highest bonus amount. The highest bonus amount would be calculated as the largest of the current target bonus for the fiscal year in which employment termination occurs, the highest bonus paid in either the last three fiscal years of the Company prior to termination or the change in control, or an amount calculated by multiplying the highest bonus percentage earned during either of such three fiscal year periods times the highest yearly base salary rate in effect during the three-year period ending prior to termination. The agreements also provide for three years' continuation of health and certain other welfare benefit coverages, eligibility for retiree health coverage thereafter, continuation of the split-dollar life insurance program until the applicable policy becomes paid up, a payment equal to the value of three additional years' of participation in the applicable qualified and non-qualified retirement plans, full vesting in all outstanding stock option and restricted stock awards, certain financial planning services and other benefits and a "gross-up" payment should any payments or benefits under the agreements trigger federal excise taxes under the "parachute payment" provisions of the tax law. The agreements also contain one-year non-compete provisions applicable on termination of employment.

In connection with Mr. Donovan joining the Company, he was encouraged to purchase a house in Wisconsin. In this regard, the Company has agreed to repurchase, at Mr. Donovan's request within seven years of his leaving the Company, his Wisconsin house at a price that would assure the after-tax recovery of his investment in that house or its then fair market value, whichever is greater.

As provided in the merger agreement with WICOR, WEC entered into an employment agreement with Mr. Wardeberg pursuant to which Mr. Wardeberg serves as Vice Chairman of the WEC Board of Directors for a two-year term. The agreement provides for a base salary of not less than the greater of $580,000, or 90% of the base salary then payable to the Chairman of the Board. The agreement also provides for a bonus of not less than 90% of that payable to the Chairman, with the total of base salary and bonus in no event to be less than $993,116.

Mr. Wardeberg's employment agreement also includes a special pension benefit provision under WEC's Supplemental Executive Retirement Plan, calculated as if Mr. Wardeberg had been employed by WEC since age 25, offset by any WICOR pension benefits. Severance benefits are provided if his employment is terminated by WEC other than for cause or by Mr. Wardeberg for good reason. The agreement provides for a "gross-up" payment should any payments to Mr. Wardeberg trigger federal excise taxes under the "parachute payment" provisions of the tax law. Mr. Wardeberg has indicated that he will be retiring as Vice Chairman of the Board in April 2002, but has indicated his willingness to continue to serve as a director.

                               RETIREMENT PLANS

Wisconsin Electric maintains a defined benefit pension plan of the cash balance type for most employees, including Messrs. Abdoo, Wardeberg, Grigg, and Donovan. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the cash balance plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the plan on December 31, 1995 were ''grandfathered'' such that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued, if their employment terminates on or before January 1, 2011.

Wisconsin Gas also maintains a defined benefit pension plan of the cash balance type for most employees, including Mr. Donnelly. The cash balance formula, effective in 1997, provides an annual accrual of 6% of salary and bonus, with a guaranteed earnings rate of 4%. In its discretion, the Company may amend the plan from year to year to grant a higher earnings rate for the applicable year. In order to recognize the pre-1997 service and compensation of participants as of January 1, 1997, the plan granted each such participant a special transition credit. In addition, in order to protect such existing participants, the revised pension plan guarantees that for employment through December 31, 2007, the benefit accrual will not be less under the new cash balance formula than under the pre-1997 final average earnings formula.

For the individuals listed in the Summary Compensation Table, estimated benefits under both prior plan formulas are higher than under the applicable cash balance plan formula. As a result, their benefits would currently be determined by the prior plan benefit formula. The following tables show estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 2001, based on the continuation of the prior plan formulas for Wisconsin Electric and Wisconsin Gas (including supplemental amounts providing additional benefits described below in the ''Other Retirement Benefits'' section):

                 Pension Plan Table - Wisconsin Electric Plan

         ------------------------------------------------------------------------
                                      Years of Service
                      -----------------------------------------------------------
         Remuneration   15        20        25        30        35         40
         ------------------------------------------------------------------------
         $ 300,000     74,963    99,950   124,938   149,925   164,106     178,288
           500,000    126,713   168,950   211,188   253,425   277,356     301,288
           700,000    178,463   237,950   297,438   356,925   390,606     424,288
           900,000    230,213   306,950   383,688   460,425   503,856     547,288
         ------------------------------------------------------------------------
         1,100,000    281,963   375,950   469,938   563,925   617,106     670,288
         1,300,000    333,713   444,950   556,188   667,425   730,356     793,288
         1,500,000    385,463   513,950   642,438   770,925   843,606     916,288
         1,700,000    437,213   582,950   728,688   874,425   956,856   1,039,288
         ------------------------------------------------------------------------

                    Pension Plan Table - Wisconsin Gas Plan

          ----------------------------------------------------------------------
                                        Years of Service
                       ---------------------------------------------------------
          Remuneration   15        20        25        30        35        40
          ----------------------------------------------------------------------
          $ 300,000     87,700   117,000   133,900   138,400   142,900   147,400
            500,000    147,100   196,200   224,500   232,000   239,500   247,000
            700,000    206,500   275,400   315,100   325,600   336,100   346,600
            900,000    265,900   354,600   405,700   419,200   432,700   446,200
          ----------------------------------------------------------------------
          1,100,000    325,300   433,800   496,300   512,800   529,300   545,800
          1,300,000    384,700   513,000   586,900   606,400   625,900   645,400
          1,500,000    444,100   592,200   677,500   700,000   722,500   745,000
          1,700,000    503,500   671,400   768,100   793,600   819,100   844,600
          ----------------------------------------------------------------------

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled ''Salary'' and ''Bonus'' is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Wardeberg, Grigg, Donovan, and Donnelly currently have or are considered to have 32, 41, 31, 29, and 14 credited years of service, respectively.

Other Retirement Benefits. Designated officers of WEC and Wisconsin Electric, including Messrs. Abdoo, Wardeberg, Grigg, and Donovan, participate in the Supplemental Executive Retirement Plan (''SERP''). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows:
(i) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation; and (ii) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a ''change in control'' of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

Designated officers of Wisconsin Gas, including Mr. Donnelly, participate in the Wisconsin Gas Company Supplemental Retirement Income Program. This plan provides supplemental retirement benefits to take into account certain compensation that is excluded under the applicable retirement plan and to provide benefits that otherwise would have been accrued or payable, except for the limitations of the Internal Revenue Code.

WEC has entered into agreements with Messrs. Abdoo, Wardeberg, and Donovan who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula, as described below:

   . According to Mr. Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

   . According to Mr. Wardeberg's agreement, Mr. Wardeberg at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 65 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at age 25, offset by the value of any qualified or non-qualified defined benefit pension plans of WICOR.

   . According to Mr. Donovan's agreement, Mr. Donovan at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 55 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of social security benefits and modified by early retirement reduction factors

Messrs. Wardeberg and Donovan have been granted life insurance benefits in lieu of certain post-retirement benefits under the SERP. An independent review has verified that based on certain assumptions, both exchanges are cost neutral to the Company.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund certain non-qualified benefits, including the SERP, the Executive Deferred Compensation Plan and the agreements with the named executive officers. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, and absent a deferral election, mandatory lump sum payments without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U.S. Treasury Note yield as of the last business day of the month prior to date of payment.

                          WEC COMMON STOCK OWNERSHIP

Directors, Nominees and Executive Officers. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer, and all of the directors and executive officers as a group as of February 22, 2002. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of February 22, 2002. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

                                        Shares Beneficially Owned/(1)/
                               ----------------------------------------------------
                                                   Option Shares
                                   Shares        Exercisable Within
             Name              Owned /(2)/ /(3)/      60 Days         Total
----------------------------------------------------------------------------------
Richard A. Abdoo                   67,565/(4)/         248,498        316,063
John F. Ahearne                     3,463                8,333         11,796
John F. Bergstrom                   3,000                8,333         11,333
Barbara L. Bowles                   2,468                8,333         10,801
----------------------------------------------------------------------------------
Robert A. Cornog                    5,534                8,333         13,867
Willie D. Davis                     9,141               18,234/(5)/    27,375
James C. Donnelly                  59,854/(4)/         338,948/(5)/   398,802
Paul Donovan                       56,174/(4)/          71,250        127,424
----------------------------------------------------------------------------------
Richard R. Grigg                   27,542/(4)/         132,248        159,790
Frederick P. Stratton, Jr.          8,600                8,333         16,933
George E. Wardeberg                25,034/(4)/         572,430/(5)/   597,464
----------------------------------------------------------------------------------
All above-named individuals
  and other executive officers
  as a group (14 persons)         308,831/(4)/       1,553,851/(5)/ 1,862,682/(6)/

/(1)/ Information on beneficially-owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

/(2)/ Certain WEC directors and executive officers also hold share units in the WEC phantom common stock account under WEC's deferred compensation plans as indicated: Mr. Abdoo (18,843), Mr. Bergstrom (6,092), Mr. Cornog (9,886), Mr. Davis (7,792), Mr. Donnelly (417), Mr. Donovan (8,064), Mr.
      Grigg (3,177), Mr. Stratton (7,726), Mr. Wardeberg (1,250), and all directors and executive officers as a group (65,785). Share units are intended to reflect the performance of Wisconsin Energy common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the "Shares Owned" column in the table above, we have listed them in this footnote because they represent an additional economic interest of the directors and executive officers tied to the performance of WEC common stock.

/(3)/ Except as described below, each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power as indicated: Mr. Abdoo (10,107), Mr. Cornog (150), Mr. Donovan (25,000), Mr. Stratton (4,600), Mr. Wardeberg (3,608) and all directors and executive officers as a group (43,465).

/(4)/ Includes shares of restricted stock over which the holders have sole voting but no investment power: Mr. Abdoo (35,532), Mr. Donnelly (6,250), Mr. Donovan (19,136), Mr. Grigg (21,469), Mr. Wardeberg (11,606), all nonemployee directors (0), and all directors and executive officers as a group (124,895). Shares listed for Mr. Wardeberg and Mr. Donnelly include restricted stock granted by WICOR which were converted to outstanding WEC restricted stock on the effective date of the acquisition of WICOR.

/(5)/ Option shares listed include options granted by WICOR which were converted to WEC stock options on the effective date of the acquisition of WICOR.

/(6)/ Represents 1.60% of total WEC common stock outstanding on February 22, 2002.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported.

---------------------------------------------------------------------------------------------

                                    Voting           Dispositive       Total
                                   Authority          Authority        Shares     Percent of
                              --------------------------------------Beneficially     WEC
      Name and Address          Sole     Shared      Sole    Shared    Owned     Common Stock
---------------------------------------------------------------------------------------------
AXA Financial, Inc.
  1290 Avenue of the Americas
  New York, NY 10104          6,605,817 1,099,401 11,005,010 18,000  11,023,010      9.5%
---------------------------------------------------------------------------------------------
Dodge & Cox
  One Sansome St., 35th Floor
  San Francisco, CA 94104     7,361,635    90,000  7,879,985      0   7,879,985      6.8%
---------------------------------------------------------------------------------------------

AXA Financial is a parent holding company; Dodge & Cox is a registered investment adviser.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the corporation's officers, directors, and persons owning more than ten percent of WEC's common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2001 were complied with in a timely manner, except for a Form 4 filing involving one transaction made on behalf of Mr. Paul Donovan, Wisconsin Energy Senior Vice President and Chief Financial Officer, which was filed late.

                              2003 ANNUAL MEETING

The Nominating and Board Affairs Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating and Board Affairs Committee for election at the 2003 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary at the Company's principal executive offices, 231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin 53201, not later than November 15, 2002. The Bylaws state that directors shall be stockholders of WEC.

Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2003 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 20, 2002. Stockholders who intend to present a proposal at the 2003 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials, or who propose to nominate a person for election as a director at the meeting, are required to provide notice of such proposal to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2003 Annual Meeting.

                               PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return, assuming reinvestment of dividends, over five years had $100 been invested at the close of business on December 31, 1996 in each of (i) WEC common stock, (ii) the Standard & Poor's (''S&P'') 500 Index, and (iii) the Edison Electric Institute Index of Investor-Owned Utilities (''EEI Index'').

                       FIVE-YEAR CUMULATIVE RETURN CHART

                                    [CHART]

          Wisconsin Energy  S&P 500  EEI Index
          ----------------  -------  ---------
12/31/96       $100          $100      $100
12/31/97        114           133       127
12/31/98        129           171       145
12/31/99         86           206       118
12/31/00        106           188       175
12/31/01        110           166       160

Value of Investment at Year-End

----------------------------------------------------------------------------------------------
                             12/31/1996 12/31/1997 12/31/1998 12/31/1999 12/31/2000 12/31/2001
----------------------------------------------------------------------------------------------
Wisconsin Energy Corporation    $100       $114       $129       $ 86       $106       $110
S&P 500                         $100       $133       $171       $206       $188       $166
EEI Index                       $100       $127       $145       $118       $175       $160
----------------------------------------------------------------------------------------------

                           AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Kristine Rappe, at the Company's principal executive offices, 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201. In lieu of providing all stockholders with an Annual Report, the WEC consolidated financial statements and certain other information found in the Form 10-K is provided in Appendix B to this proxy statement.

                                  APPENDIX A

                         WISCONSIN ENERGY CORPORATION
            AUDIT AND OVERSIGHT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

                          Approved: January 25, 2002

PURPOSE

The principal purpose of the Audit and Oversight Committee (Committee) is to assist the Board of Directors in carrying out its oversight responsibility of the Company's financial reporting and internal controls.

COMPOSITION

The Committee shall consist of three or more non-employee directors who are periodically appointed by the Board. Each member of the Committee shall be free from any relationships that, in the opinion of the Board, would interfere with, or would give the appearance of interfering with, the exercise of independent judgment as a Committee member. This requirement is in accordance with the standard used by the New York Stock Exchange in determining independence of directors on Audit Committees. Each member shall be financially literate and at least one of the Committee members must have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgement. One of the directors shall be appointed Chair for a term to be determined by the Board and shall preside over the meetings of the Committee. In the event the Committee Chair is unable to serve as Chair for a specific meeting, he/she shall designate one of the Committee members to preside.

AUTHORITY AND RESPONSIBILITIES

The Committee shall have unrestricted access to the independent public accountant, Company personnel and documentation pertinent to the scope of its duties and responsibilities.

The duties and responsibilities of the Committee shall be to:

    . Evaluate the services of the independent public accounting firm, or other independent public accountants under consideration, and recommend to the Board of Directors a firm to be engaged for the coming year. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditor. The independent auditor is ultimately accountable to the Board of Directors and the Committee.

    . Review and approve proposed audit and non-audit services for the year, and any additional audit or non-audit services subsequently proposed, to assure that such services will not affect the independence of the public accountant.

    . Prior to the start of the annual audit, approve the audit plan and estimated fees for the examination following the independent public accountant's presentation of the audit plan and objectives of the audit.

    . After the annual audit, review the financial statements and other related financial information to be included in Company's Annual Report on Form 10-K with appropriate Company management and the independent public accountant. Review with the independent public accountant its report to the Committee regarding the audit and its opinion to be issued on the financial statements. Recommend to the Board any action considered necessary, including that audited financials be included in the 10-K.

    . Prior to the filing of the Company's Quarterly Report on Form 10-Q, review the interim financial statements to be included in the 10-Q with management and the independent public accountant. The Committee Chair may represent the entire Committee for purposes of this review.

    . Review with the independent public accountant its report(s) to management containing comments and recommendations regarding internal accounting and financial controls and the adequacies of these controls. Review management's response(s) and recommend to the Board any action considered necessary.

    . Meet at least annually with the internal auditor to review Internal Audit's independence, coordination with the independent public accountant, staffing, audit scope, significant audit results, management's responsiveness to recommendations, evaluation of internal control systems, and other relevant matters.

    . Review with the independent public accountant, at least annually, recent accounting, tax, and financial reporting developments and auditing standards.

    . Recommend to the Board special audits or studies the Committee considers necessary or advisable. Review the reports issued for such special audits or studies and recommend to the Board any action considered necessary.

    . Ensure that the independent public accountant submits, at least on an annual basis, to the Committee a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. Engage in a dialogue with the independent public accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. Recommend that the Board of Directors take appropriate action, when necessary, to ensure the independence of the independent public accountant.

    . Discuss with the independent public accountant the matters to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

    . Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    . Review the Committee Charter annually and make any recommendations to the Board as to any changes in duties that it believes are desirable.

    . Review any reports submitted regarding compliance with the Company's Code of Business Conduct.

    .  Review and provide oversight of:

       . Litigation matters, to ensure appropriate management and supervision is being afforded significant actual and potential litigation and insurance claims,
       . Environmental compliance matters, including review of the Company's regulatory and civil litigation exposure concerning environmental contamination and/or toxic torts and to ensure that appropriate management attention is being given to such matters.

       The Committee shall have direct access to and meet as needed with the officer in charge of each function, without management present, as appropriate. The officers shall report all significant matters to the Committee.

    .  Assume such other duties as the Board may from time to time delegate.

The Committee shall be notified promptly by the Chief Executive Officer or internal auditor or independent public accountant of the discovery of fraudulent, questionable or illegal events which could have a material impact on the financial statements or reputation of the Company.

The Committee shall provide all significant findings to the Board.

MEETINGS

The Committee shall meet not less than twice per year. As deemed necessary by the Committee, meetings shall be attended by Company personnel. Both the internal auditor and the independent public accountant may meet alone with the Committee and have authority and are expected to contact it on any matters requiring its attention.

                                  APPENDIX B

                         WISCONSIN ENERGY CORPORATION

                       2001 ANNUAL FINANCIAL STATEMENTS

                                      and

                             REVIEW of OPERATIONS

                     SELECTED FINANCIAL AND OPERATING DATA
                     -------------------------------------
                         WISCONSIN ENERGY CORPORATION

             CONSOLIDATED SELECTED FINANCIAL AND STATISTICAL DATA

                               Financial                                     2001     2000 (a)     1999       1998      1997
                               ---------                                  ---------- ---------- ---------- ---------- ---------
Year Ended December 31
   Net income (Millions)................................................. $    219.0 $    154.2 $    209.0 $    188.1 $    60.7
   Earnings per share of common stock
      Basic.............................................................. $     1.87 $     1.28 $     1.79 $     1.65 $    0.54
      Diluted............................................................ $     1.86 $     1.27 $     1.79 $     1.65 $    0.54
   Dividends per share of common stock................................... $     0.80 $     1.37 $     1.56 $    1.555 $   1.535
   Operating revenues (Millions)
      Utility energy..................................................... $  2,964.8 $  2,556.7 $  2,050.2 $  1,980.0 $ 1,789.6
      Non-utility energy.................................................      337.3      372.8      193.2       34.1       7.0
      Manufacturing......................................................      585.1      382.2         --         --        --
      Other..............................................................       41.3       51.0       29.2       25.3      10.3
                                                                          ---------- ---------- ---------- ---------- ---------
         Total operating revenues........................................ $  3,928.5 $  3,362.7 $  2,272.6 $  2,039.4 $ 1,806.9
                                                                          ========== ========== ========== ========== =========
   Manufacturing operating revenues (Millions)
      Domestic........................................................... $    444.9 $    294.1         --         --        --
      International......................................................      140.2       88.1         --         --        --
                                                                          ---------- ---------- ---------- ---------- ---------
         Total manufacturing operating revenues.......................... $    585.1 $    382.2         --         --        --
                                                                          ========== ========== ========== ========== =========
At December 31 (Millions)
   Total assets.......................................................... $  8,328.7 $  8,406.1 $  6,061.8 $  5,185.6 $ 4,881.6
   Long-term debt and mandatorily redeemable trust preferred securities.. $  3,437.3 $  2,932.7 $  2,334.6 $  1,749.0 $ 1,532.4

                       Utility Energy Statistics
                       -------------------------
Electric
   Megawatt-hours sold (Thousands).......................................   31,062.6   32,042.4   31,257.1   29,940.4  27,671.8
   Customers (End of year)...............................................  1,066,275  1,048,711  1,027,785  1,010,318   978,835
Gas
   Therms delivered (Millions)...........................................    1,997.2    1,621.5      944.1      922.8     980.7
   Customers (End of year)...............................................    966,817    952,177    398,508    388,478   376,732

                     Non-Utility Energy Statistics
                     -----------------------------
Independent Power Production
   Electric megawatt-hour sales (Thousands)..............................    4,428.2    3,213.2    2,417.2         --        --
Energy Marketing, Trading & Services
   Electric megawatt-hour sales (Thousands)..............................      457.6    2,091.2    1,598.1      723.7        --
   Gas therm sales (Millions)............................................      100.3      187.6         --         --        --

================================================================================

          CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                               (Millions of Dollars,
                                           Except Per Share Amounts) (b)
                                         ---------------------------------
                                               March            June
                                         ----------------- ---------------
      Three Months Ended                   2001     2000    2001  2000 (a)
      ------------------                 -------- -------- ------ --------
      Total operating revenues.......... $1,355.0  $628.0  $859.2 $  757.0
      Operating income..................    183.8   119.2   103.7    102.1
      Net income........................     87.8    50.6    46.1     30.1
      Earnings per share of common stock
         Basic.......................... $   0.74  $ 0.42  $ 0.39 $   0.25
         Diluted........................ $   0.74  $ 0.42  $ 0.39 $   0.25
                                             September        December
                                         ----------------- ---------------
      Three Months Ended                   2001   2000 (a)  2001  2000 (a)
      ------------------                 -------- -------- ------ --------
      Total operating revenues.......... $  822.0  $853.8  $892.3 $1,123.9
      Operating income..................    150.5   134.7   166.9     88.9
      Net income........................     47.9    44.6    37.2     28.9
      Earnings per share of common stock
         Basic.......................... $   0.41  $ 0.37  $ 0.33 $   0.24
         Diluted........................ $   0.41  $ 0.36  $ 0.31 $   0.24

================================================================================

(a) Includes WICOR, Inc. and its subsidiaries subsequent to their acquisition on April 26, 2000.
(b) Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

                         WISCONSIN ENERGY CORPORATION

                 CONSOLIDATED SELECTED UTILITY OPERATING DATA

                                       2001     2000 (a)     1999        1998      1997
Year Ended December 31              ---------- ---------- ----------  ---------- ---------
        Electric Utility
        ----------------
Operating Revenues (Millions)
   Residential..................... $    654.5 $    606.7 $    584.3  $    576.2 $   487.2
   Small Commercial/Industrial.....      592.9      550.0      524.9       496.2     430.2
   Large Commercial/Industrial.....      479.7      472.8      459.4       455.3     402.7
   Other--Retail/Municipal.........       70.6       64.7       56.7        54.7      55.2
   Resale--Utilities...............       56.8       79.1       74.7        60.9      24.6
   Other Operating Revenues........       12.9       24.5       22.1        20.3      12.2
                                    ---------- ---------- ----------  ---------- ---------
      Total Operating Revenues..... $  1,867.4 $  1,797.8 $  1,722.1  $  1,663.6 $ 1,412.1
                                    ========== ========== ==========  ========== =========
Megawatt-hour Sales (Thousands)
   Residential.....................    7,773.4    7,633.2    7,503.1     7,405.0   6,863.6
   Small Commercial/Industrial.....    8,595.4    8,524.7    8,257.7     7,746.2   7,433.1
   Large Commercial/Industrial.....   11,177.6   11,824.0   11,542.8    11,523.3  11,021.5
   Other--Retail/Municipal.........    1,828.6    1,755.8    1,531.4     1,409.3   1,412.6
   Resale--Utilities...............    1,687.6    2,304.7    2,422.1     1,856.6     941.0
                                    ---------- ---------- ----------  ---------- ---------
      Total Sales..................   31,062.6   32,042.4   31,257.1    29,940.4  27,671.8
                                    ========== ========== ==========  ========== =========
Number of Customers (Average)
   Residential.....................    950,271    934,494    915,713     904,703   876,776
   Small Commercial/Industrial.....    103,908    101,665     99,209      97,858    93,259
   Large Commercial/Industrial.....        710        716        720         724       714
   Other...........................      2,363      2,327      1,978       1,899     1,844
                                    ---------- ---------- ----------  ---------- ---------
      Total Customers..............  1,057,252  1,039,202  1,017,620   1,005,184   972,593
                                    ========== ========== ==========  ========== =========
          Gas Utility
          -----------
Operating Revenues (Millions)
   Residential..................... $    645.9 $    450.2 $    193.8  $    176.5 $   222.0
   Commercial/Industrial...........      313.4      225.2       95.1        87.9     113.6
   Interruptible...................       17.0       13.7        5.3         7.1       9.0
                                    ---------- ---------- ----------  ---------- ---------
      Total Retail Gas Sales.......      976.3      689.1      294.2       271.5     344.6
   Transported Customer-Owned Gas..       36.7       31.3       14.6        12.0      13.4
   Transported--Interdepartmental..        1.2        1.5        1.8         2.5       3.1
   Other Operating Revenues........       60.3       14.4       (3.8)        9.9      (5.9)
                                    ---------- ---------- ----------  ---------- ---------
      Total Operating Revenues..... $  1,074.5 $    736.3 $    306.8  $    295.9 $   355.2
                                    ========== ========== ==========  ========== =========
Therms Delivered (Millions)
   Residential.....................      756.3      569.0      329.0       289.5     347.9
   Commercial/Industrial...........      427.7      336.5      195.3       182.0     211.5
   Interruptible...................       25.8       24.9       16.3        23.3      24.5
                                    ---------- ---------- ----------  ---------- ---------
      Total Retail Gas Sales.......    1,209.8      930.4      540.6       494.8     583.9
   Transported Customer-Owned Gas..      762.4      650.1      347.9       349.4     387.2
   Transported--Interdepartmental..       25.0       41.0       55.6        78.6       9.6
                                    ---------- ---------- ----------  ---------- ---------
      Total Therms Delivered.......    1,997.2    1,621.5      944.1       922.8     980.7
                                    ========== ========== ==========  ========== =========
Number of Customers (Average)
   Residential.....................    875,339    697,570    360,084     347,747   339,002
   Commercial/Industrial...........     79,503     62,626     32,594      31,586    30,594
   Interruptible...................         82         72         89         146       170
   Transported Customer-Owned Gas..      4,463      3,247        328         271       254
   Transported--Interdepartmental..          5          6          6           6         7
                                    ---------- ---------- ----------  ---------- ---------
      Total Customers..............    959,392    763,521    393,101     379,756   370,027
                                    ========== ========== ==========  ========== =========

Degree Days (b)
---------------
Heating (6,821 Normal).............      6,338      6,716      6,318       5,848     7,101
Cooling (685 Normal)...............        711        566        753         800       407

--------
(a) Includes Wisconsin Gas subsequent to the acquisition of WICOR, Inc. on April 26, 2000. Average gas customers are weighted for the eight months when Wisconsin Gas was a part of Wisconsin Energy.
(b) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                            CORPORATE DEVELOPMENTS

INTRODUCTION

Wisconsin Energy Corporation is a diversified holding company with subsidiaries primarily in a utility energy segment, a non-utility energy segment and a manufacturing segment. Unless qualified by their context, when used in this document the terms "Wisconsin Energy" or the "Company" refer to the holding company and all of its subsidiaries.

The utility energy segment, comprised of Wisconsin Electric Power Company ("Wisconsin Electric") Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault"), is engaged primarily in the business of generating electricity and distributing electricity and natural gas in Wisconsin and the Upper Peninsula of Michigan. The non-utility energy segment, primarily comprised of Wisvest Corporation ("Wisvest") and W.E. Power, LLC ("W.E. Power"), is principally engaged in independent electric power development and production. The manufacturing segment consists of companies which manufacture pumps as well as fluid processing and pump filtration equipment. In addition, Wisconsin Energy has several other subsidiaries, the primary two of which are engaged in the development and marketing of recycling technologies ("Minergy") and in the development of, and investment in real estate ("Wispark").

Acquisition of WICOR, Inc.: On April 26, 2000, Wisconsin Energy acquired WICOR, Inc. ("WICOR"). WICOR is the parent of Wisconsin Gas, the largest natural gas distribution utility in Wisconsin, and of WICOR Industries, Inc. ("WICOR Industries"), an intermediate holding company which owns several manufacturers of pumps as well as fluid processing and pump filtration equipment. This business combination was accounted for as a purchase and, therefore, is reflected prospectively in Wisconsin Energy's consolidated financial statements from and after the date of the acquisition.

Cautionary Factors: A number of forward-looking statements are included in this document. When used, the terms "anticipate," "believe," "estimate," "expect," "forecast," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the factors mentioned throughout this document and below in "Factors Affecting Results, Liquidity and Capital Resources."

CORPORATE STRATEGY

Business Opportunities

The Company seeks to increase shareholder value by leveraging on the core competencies within its business segments. Wisconsin Energy's key corporate strategy is Power the Future which was announced in September 2000. This strategy is designed to increase the electric generating capacity in the state of Wisconsin while maintaining a fuel diverse, reasonably priced electric supply. It also is designed to improve the delivery of energy within the Company's distribution systems to meet increasing customer demands. The Power the Future strategy, which is discussed further below, is expected to have a significant impact on the Company's utility and non-utility energy segments.

Utility Energy Segment: This segment is realizing operating efficiencies through the combination of Wisconsin Electric and Wisconsin Gas. These operating efficiencies should increase customer satisfaction and reduce operating costs. In connection with the Power the Future strategy, over the next decade, this segment is planning to invest approximately $2.7 billion to improve the existing energy distribution system and approximately $1.3 billion to upgrade existing electric generating assets. This segment also plans to invest approximately $100 million over the next three years to improve the availability of natural gas supplies to the state of Wisconsin.

Non-Utility Energy Segment: Subject to approval of the Public Service Commission of Wisconsin ("PSCW"), this segment will primarily focus on improving the supply of electric generation in Wisconsin. W.E. Power, LLC has been formed to own and construct the new generation assets under the Power the Future strategy. The majority of Wisvest's assets are being divested in order to direct the capital and management attention to Power the Future.

Manufacturing Segment: This segment continues to build on the strong name recognition and customer relationships that were developed under WICOR. This segment intends to continue its growth through international expansion, acquiring value-adding businesses, capturing cost efficiencies, implementing operating process improvements, and increasing sales through new product introductions and expanded market share.

Power the Future Strategy: In late February 2001, Wisconsin Energy announced enhancements to a 10-year, $7 billion strategy, originally proposed in September 2000, to improve the supply and reliability of electricity in Wisconsin. This Power the Future strategy is intended to meet the growing demand for electricity and ensure a diverse fuel mix while keeping electricity prices reasonable. According to a report issued in June 2001, by the Wisconsin Governor's Office, demand for electricity in the state of Wisconsin is currently expected to outstrip supply by 7,220 megawatts by the year 2016. Power the Future would add new coal and natural gas capacity to the state's power portfolio and would allow Wisconsin Electric to roughly maintain its current fuel mix.

As part of its Power the Future strategy, Wisconsin Energy plans to make the following investments over the next decade:

   . Approximately $3 billion in 2,800 megawatts of new natural gas-based and coal-based generating capacity;

   . Approximately $1.3 billion in upgrades to existing electric generating assets; and

   . Approximately $2.7 billion in new and existing energy distribution system assets.

In November 2001, Wisconsin Energy created a new non-utility energy subsidiary, W.E. Power, LLC, that would construct and own the new generating capacity. Under the enhanced Power the Future strategy, Wisconsin Electric, subject to PSCW approval, would lease each new facility and would operate and maintain the new plants as part of 20 to 25-year lease agreements. At the end of the leases, Wisconsin Electric would have the right to acquire the plants outright at market value or, depending on tax considerations at that time, the subsidiary could choose to extend the lease. Smaller investor-owned or municipal utilities, cooperatives and power marketing associations would have the opportunity to participate in the project, including expanding or extending wholesale power purchases from Wisconsin Electric as a result of the additional electric generating capacity included in the proposal.

Implementation of the Power the Future strategy is subject to a number of regulatory approvals. In late February 2001, Wisconsin Energy made preliminary filings for its enhanced Power the Future proposal with the PSCW. Subsequently, the state legislature amended several laws, making changes which are critical to the implementation of Power the Future. On October 16, 2001, the PSCW issued a declaratory ruling finding, among other things, that it was prudent to proceed with Power the Future and for the Company to incur the associated pre-certification expenses. However, individual expenses are subject to review and must be approved by the PSCW in order to be recovered. The PSCW also ruled that such expenses fall within the reliability "carve-out" provisions contained in the PSCW's order approving the merger of WICOR and Wisconsin Energy, allowing the Company to seek recovery of such expenses. Wisconsin Energy anticipates obtaining the capital necessary to finance and execute this strategy from a combination of internal and external sources.

For further information concerning the Power the Future strategy, see "Factors Affecting Results, Liquidity and Capital Resources" below.

Divestiture of Non-Core Assets

The Power the Future strategy led to a decision to divest non-core businesses. These non-core businesses primarily include non-utility generation assets located outside of the Midwest and a substantial amount of Wispark's real estate portfolio. During 2000 and 2001, the Company has received total proceeds of almost $700 million from the divestiture of non-core assets.

Utility Energy Segment: During 2000, Wisconsin Electric and Edison Sault agreed to join American Transmission Company LLC ("ATC") by transferring their electric utility transmission assets to ATC in exchange for equity interests in the new company. Transfer of these electric transmission assets, with a net book value of approximately $254.9 million, became effective on January 1, 2001. During 2001, ATC issued debt and distributed $119.8 million of cash back to Wisconsin Electric and Edison Sault as a partial return of their original equity contribution. Joining ATC is consistent with the Federal Energy Regulatory Commission's Order No. 2000, designed to foster competition, efficiency and reliability in the electric industry.

The Company anticipates that the transfer of its electric transmission assets to ATC will be earnings neutral subject to approval of transmission cost rate recovery requests made with the PSCW and the Michigan Public Service Commission ("MPSC") during 2001. However, the asset transfer has changed where transmission-related activities are reflected on the income statement. Prior to the asset transfer, transmission-related costs were reflected in Other Operation and Maintenance expense, Depreciation expense and Financing Costs (for interest expense). Following transfer of the transmission assets, the Company reports fees paid to ATC for electric transmission service in Other Operation and Maintenance expense and recognizes an equity interest in ATC's reported earnings in Other Income (Deductions), Equity in Earnings of Unconsolidated Affiliates. See "Utility Rates and Regulatory Matters" below for information related to recovery of the Company's transmission costs.

Non-Utility Energy Segment: During the second quarter of 2001, the Company sold FieldTech, Inc. and Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California, in separate transactions. Wisconsin Energy realized after-tax gains of approximately $16.5 million or $0.14 per diluted share as a result of the sales of FieldTech and Blythe.

During April 2001, the operations of WICOR Energy Services Company were merged into Kaztex Energy Management, Inc., an unconsolidated affiliate of Wisconsin Energy. During the fourth quarter of 2001, the operations of Griffin Energy Marketing, L.L.C., a division of Wisvest, were halted, ending electric marketing activities by the non-utility energy segment. Griffin's activities had been winding down during 2001 as it closed out previously negotiated transactions.

                             RESULTS OF OPERATIONS

CONSOLIDATED EARNINGS

The Company's adjusted earnings for the year ended December 31, 2001 were $2.04 per share, an increase of $0.53 per share when compared to 2000 adjusted earnings. This increase reflected higher revenues and improved electric margins within the utility energy segment, improved earnings from Wisvest, stable manufacturing earnings in a soft economy, and the favorable impact of the Company's share repurchase program. Including non-recurring gains and charges and the impacts of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, reported earnings for 2001 were $1.86 per share, or a $0.59 per share increase when compared to reported earnings for 2000.

The following table compares Wisconsin Energy's diluted earnings per share by business segment for 2001 and 1999 with similar information for 2000 on an actual and pro forma basis.

                                                   Pro forma Actual
         Diluted Earnings Per Share         2001    2000(a)   2000    1999
         --------------------------        ------  --------- ------  ------
   Utility Energy Segment................. $ 2.38   $ 2.00   $ 1.82  $ 1.94
   Non-Utility Energy Segment.............   0.12       --     0.01    0.02
   Manufacturing Segment..................   0.25     0.24     0.18      --
   Other and Merger-related Costs(b)......  (0.71)   (0.73)   (0.50)  (0.08)
                                           ------   ------   ------  ------
      Adjusted Earnings...................   2.04     1.51     1.51    1.88
   Gains/(Losses) on Investments, Net(c)..  (0.07)    0.45     0.45      --
   Non-Recurring Charges(d)...............     --    (0.69)   (0.69)  (0.09)
   SFAS 133 Charges, Net(e)...............  (0.11)      --       --      --
                                           ------   ------   ------  ------
      Net Earnings........................ $ 1.86   $ 1.27   $ 1.27  $ 1.79

--------
(a) Pro forma assumes that the WICOR acquisition had occurred on January 1, 2000 and includes estimated merger-related costs from January through April 2000.
(b) Includes the holding company, other non-utility companies and merger-related costs. Merger-related costs in 2001 and 2000 include primarily goodwill amortization expense and interest expense net of tax related to the WICOR merger.
(c) During 2001, the net loss on investments consists of $0.14 per share of gains on the sale of the Company's interests in Blythe and FieldTech offset by a $0.21 per share write-down of non-utility assets. During 2000, the gain on investments consists of a $0.45 per share gain on the sale of the Company's interests in SkyGen Energy Holdings, LLC ("SkyGen").
(d) During 2000, non-recurring charges consist of $0.33 per share related to severance and employee benefits, $0.26 per share related to the valuation of non-core investments, and a $0.10 per share contribution to the Wisconsin Energy Foundation. During 1999, non-recurring charges consist of a $0.09 per share charge for settlement of litigation.
(e) Includes $0.09 per share cumulative effect of a change in accounting principle related to the adoption of SFAS 133 offset by $0.20 per share of SFAS 133 charges.

An analysis of contributions to earnings by segment follows.

UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

Utility net earnings during 2001 increased by $114.4 million to $274.4 million compared to reported 2000 earnings. The primary causes for the growth in utility earnings were $90.0 million attributable to price increases to cover higher fuel, purchased power and other operating costs from the electric business, a $24.5 million increase attributable to Wisconsin Gas operations as a result of the seasonality of the gas heating business, the timing of the acquisition of Wisconsin Gas as part of the acquisition of WICOR in April 2000 and $10.5 million of interest income accrued on the deposit tendered in the Giddings & Lewis, Inc./City of West Allis lawsuit.

Utility net earnings during 2001 increased by $100.0 million when compared to 2000 pro forma earnings. The primary causes for this increase were $65.8 million attributable to higher electric utility gross margins and $10.5 million of interest income accrued on the deposit in the Giddings & Lewis, Inc./City of West Allis lawsuit offset partially by a decrease of $15.6 million of gas utility gross margins.

Utility net earnings during 2000 decreased by $56.0 million when compared to 1999 reflecting $45.9 million of non-recurring charges primarily associated with the WICOR merger, increased fuel and purchased power costs at Wisconsin Electric and cooler than normal summer weather.

The following table summarizes the utility energy segment's earnings during 2001 and 1999 with similar information for 2000 on an actual and pro forma basis.

                                                   Pro forma  Actual
 Utility Energy Segment                     2001   2000 (a)  2000 (b)   1999
 ----------------------                   -------- --------- -------- --------
                                                 (Millions of Dollars)
 Operating Revenues
    Electric Utility..................... $1,867.4 $1,797.8  $1,797.8 $1,722.1
    Gas Utility..........................  1,074.5    952.3     736.3    306.8
    Other Utility........................     22.9     22.9      22.6     21.3
                                          -------- --------  -------- --------
 Total Operating Revenues................  2,964.8  2,773.0   2,556.7  2,050.2
 Fuel and Purchased Power................    517.3    513.5     513.5    458.9
 Cost of Gas Sold........................    751.6    613.8     486.7    174.0
                                          -------- --------  -------- --------
    Gross Margin.........................  1,695.9  1,645.7   1,556.5  1,417.3
 Other Operating Expenses
    Other Operation and Maintenance......    765.5    741.6     705.2    656.6
    Depreciation, Decommissioning and
      Amortization.......................    308.6    309.7     297.5    237.2
    Property and Revenue Taxes...........     75.4     71.1      70.9     68.3
                                          -------- --------  -------- --------
        Operating Income.................    546.4    523.3     482.9    455.2
 Other Income............................     38.8      6.3       7.1     12.5
 Financing Costs.........................    127.4    133.9     129.5    115.5
                                          -------- --------  -------- --------
    Adjusted Income Before Income Taxes..    457.8    395.7     360.5    352.2
 Income Taxes............................    177.3    153.5     140.3    125.4
                                          -------- --------  -------- --------
 Adjusted Earnings Before WICOR Merger
   Costs.................................    280.5    242.2     220.2    226.8
 WICOR Merger Costs, After Tax(c)........      4.9     21.8      14.3       --
                                          -------- --------  -------- --------
    Adjusted Earnings(d)................. $  275.6 $  220.4  $  205.9 $  226.8
                                          ======== ========  ======== ========
    Net Earnings......................... $  274.4 $  174.4  $  160.0 $  216.0
                                          ======== ========  ======== ========

--------
(a) Includes Wisconsin Gas as if it had been part of Wisconsin Energy since January 1, 2000.
(b) Wisconsin Energy's financial statements reflect the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000.
(c) Merger-related costs represent WICOR acquisition purchase accounting entries, primarily goodwill amortization and interest expense.
(d) During 2001, adjusted earnings exclude a net loss on investments of $1.2 million. During 2000, adjusted earnings exclude $45.9 million of net non-recurring charges primarily associated with the WICOR merger. During 1999, adjusted earnings exclude a net one-time charge of $10.8 million related to the settlement of litigation.

Electric Utility Revenues, Gross Margins and Sales

During 2001, Wisconsin Energy's total electric utility operating revenues increased by $69.6 million or 3.9% compared with 2000. Wisconsin Energy attributes this growth mostly to incremental rate increases in effect during 2001 related to higher fuel, purchased power and other operating costs. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Higher electric cooling load during the summer of 2001 caused by a return to normal summer weather also contributed to the growth in electric operating revenues. These revenue increases were partially offset by a reduction in total electric sales during 2001 due in large part to a softening economy in the region. Purchased power expenses increased by $20.3 million or 11.2% during 2001 primarily as a result of higher natural gas prices and, to a lesser extent, as a result of higher demand costs during 2001 associated with purchased power contracts. A $16.5 million or 5.1% decline in fuel costs during 2001, primarily driven by a change in the Company's electric supply mix to lower cost nuclear generation and by an overall reduction in demand for electric energy during 2001, resulted in a net increase in fuel and purchased power expenses of $3.8 million or 0.7% when compared with 2000. Due to the 3.9% increase in operating revenues partially offset by the slightly higher fuel and purchased power costs, electric gross margin (total electric utility operating revenues less fuel and purchased power expenses) grew by $65.8 million or 5.1% during 2001 when compared with 2000.

During 2000, Wisconsin Energy's total electric utility operating revenues increased by $75.7 million or 4.4% compared with 1999 primarily due to higher electric energy sales during 2000 and to electric rate increases at Wisconsin Electric that became effective in early April 2000 and on August 30, 2000, respectively. For additional information concerning these rate increases, see "Factors Affecting Results, Liquidity and Capital Resources" below. Fuel and purchased power expenses increased by $54.5 million or 12.0% during 2000 reflecting increased generation and significantly higher natural gas prices. Purchased power expenses also grew due to higher demand costs during 2000 associated with purchased power contracts. To a certain extent, Wisconsin Energy was able to limit the increase in fuel and purchased power costs during 2000 by changing its electric supply mix away from higher cost natural gas-fired generation and power purchases to lower cost nuclear and coal-fired generation.

The following table compares Wisconsin Energy's electric utility operating revenues and its gross margin during 2001 with similar information for 2000 and 1999.

                                        Electric Revenues and Gross Margin    Megawatt-Hour Sales
                                        ---------------------------------- --------------------------
Electric Utility Operations                2001        2000        1999      2001     2000     1999
---------------------------              --------    --------    --------  -------- -------- --------
                                              (Millions of Dollars)               (Thousands)
Operating Revenues
   Residential......................... $  654.5    $  606.7    $  584.3    7,773.4  7,633.2  7,503.1
   Small Commercial/Industrial.........    592.9       550.0       524.9    8,595.4  8,524.7  8,257.7
   Large Commercial/Industrial.........    479.7       472.8       459.4   11,177.6 11,824.0 11,542.8
   Other-Retail/Municipal..............     70.6        64.7        56.7    1,828.6  1,755.8  1,531.4
   Resale-Utilities....................     56.8        79.1        74.7    1,687.6  2,304.7  2,422.1
   Other Operating Revenues............     12.9        24.5        22.1         --       --       --
                                         --------    --------    --------  -------- -------- --------
Total Operating Revenues...............  1,867.4     1,797.8     1,722.1   31,062.6 32,042.4 31,257.1
Fuel and Purchased Power
   Fuel................................    315.0       331.5       299.1
   Purchased Power.....................    202.3       182.0       153.7
                                         --------    --------    --------
Total Fuel and Purchased Power.........    517.3       513.5       452.8
                                         --------    --------    --------
Gross Margin........................... $1,350.1    $1,284.3    $1,269.3
Weather--Degree Days(a)
   Heating (6,821 Normal)..............                                       6,338    6,716    6,318
   Cooling (685 Normal)................                                         711      566      753

--------
(a) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

During 2001, total electric sales fell by 3.1% compared with 2000, reflecting a softening economy that has especially affected large commercial and industrial customers such as Wisconsin Electric's largest retail customers, two iron ore mines. Sales to these mines decreased by 17.7% during 2001, with one of the mines currently idle pending a production decision by its owners. Excluding the two mines, total electric sales decreased 1.8% during 2001 and sales to the remaining large commercial/industrial customers decreased by 2.3% when compared with 2000. Due to warmer weather during the summer of 2001, a 1.8% increase in sales to residential customers, who are more weather sensitive and contribute higher margins than other customer classes, partially offset the effects of the soft economy on electric sales during 2001. As measured by cooling degree days, 2001 was 25.6% warmer than 2000 and 3.8% warmer than normal. Sales for resale to other utilities, the Resale-Utilities customer class, declined 26.8% during 2001 primarily as a result of a reduced demand for wholesale power.

During 2000, total electric energy sales increased by 2.5% compared with 1999, mostly reflecting growth in the average number of residential, small commercial/industrial and other retail/municipal customers and a 13.1% increase in sales to the iron ore mines noted above. Excluding these mines, total electric sales increased by 1.7% and sales to the remaining large commercial/industrial customers were unchanged between the comparative periods. Growth in the average number of customers partially offset the effects of cooler weather during the 2000 cooling season on total electric energy sales and on operating revenues. As measured by cooling degree days, 2000 was 24.8% cooler than 1999 and 17.4% cooler than normal.

Gas Utility Revenues, Gross Margins and Therm Deliveries

The following table compares Wisconsin Energy's gas utility operating revenues and its gross margin (total gas utility operating revenues less cost of gas sold) during 2001 and 1999 with similar information for 2000 on an actual and pro forma basis.

                                          Pro forma       Actual
    Gas Utility Operations         2001    2000(a)        2000(b)      1999
    ----------------------         ----   ---------       -------      ----
                                         (Millions of Dollars)
    Gas Operating Revenues      $1,074.5      $952.3      $736.3      $306.8
    Cost of Gas Sold......         751.6       613.8       486.7       174.0
                           ------------- ----------- ----------- -----------
    Gross Margin..........      $  322.9      $338.5      $249.6      $132.8

--------
(a) Wisconsin Energy's gas utility information reflects the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000. For further information concerning gas utility operations during the comparative periods, see "Pro Forma Gas Utility Gross Margins and Therm Deliveries" below.
(b) Wisconsin Energy's financial statements reflect the operations of Wisconsin Gas subsequent to the WICOR merger on April 26, 2000.

During 2001, Wisconsin Energy's gas operating revenues increased by $122.2 million or 12.8% when compared with 2000 pro forma revenues. This increase reflected a $137.8 million increase due to increases in the cost of gas sold offset in part by warmer weather which reduced volumes sold.

During 2000, Wisconsin Energy's total gas utility operating revenues increased by $429.5 million or 140.0% compared with the same period during 1999. Gross margin on gas utility operating revenues increased by $116.8 million or 88.0%. Of these changes, $336.7 million of the increase in total gas utility operating revenues and $109.3 million of the increase in gross margin were attributable to the addition of Wisconsin Gas to the Company in April 2000.

Pro Forma Gas Utility Gross Margin and Therm Deliveries

The following table compares pro forma gas utility gross margin and therm deliveries during 2001, 2000 and 1999 as if Wisconsin Gas had been part of Wisconsin Energy since January 1, 1999. Gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under gas cost recovery mechanisms that do not impact gross margin.

                                               Gross Margin         Therm Deliveries
   Pro Forma                              ---------------------- -----------------------
   Gas Utility Operations                  2001  2000(a) 1999(a)  2001   2000(a) 1999(a)
   ----------------------                 ------ ------- ------- ------- ------- -------
                                          (Millions of Dollars)         Millions
Customer Class
   Residential........................... $209.0 $216.0  $207.0    756.3   803.8   769.4
   Commercial/Industrial.................   62.3   64.4    61.6    427.7   462.1   445.8
   Interruptible.........................    2.0    2.5     3.9     25.8    35.2    45.3
                                          ------ ------  ------  ------- ------- -------
       Total Retail Gas Gross Margin.....  273.3  282.9   272.5  1,209.8 1,301.1 1,260.5
   Transported Gas.......................   41.4   47.0    41.2    787.4   897.1   903.7
   Other Operating.......................    8.2    8.6     8.1       --      --      --
                                          ------ ------  ------  ------- ------- -------
       Total Operating Gross Margin...... $322.9 $338.5  $321.8  1,997.2 2,198.2 2,164.2
Weather--Degree Days (b)
   Heating (6,821 Normal)................                          6,338   6,716   6,318

--------
(a) Information for the years 2000 and 1999 include Wisconsin Gas as if it had been part of Wisconsin Energy since January 1, 1999.
(b) As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a twenty-year moving average.

Gas margins totaled $322.9 million in 2001, or a $15.6 million decline from 2000 pro forma amounts. This decline was directly related to warmer winter weather which reduced the heating load. Total therm deliveries of natural gas decreased by 9.1% during 2001, but varied within customer classes. Volume deliveries for the residential and commercial/industrial customer classes decreased by 5.9% and 7.4%, respectively, reflecting warmer weather. Residential and commercial customers are more weather sensitive and contribute higher margins per therm than other customers. Transportation volumes were 12.2% lower than the prior year reflecting fuel switching to lower-cost fuel options and a softening economy.

Other Utility Segment Items

Other Operation and Maintenance Expenses: Other operation and maintenance expenses increased by $23.9 million during 2001 when compared with 2000 pro forma amounts. The most significant change in other operation and maintenance expenses between the comparative periods resulted from $44.9 million of higher electric transmission expenses caused by a change in how electric transmission costs are recorded as a result of the transfer of Wisconsin Electric's and Edison Sault's electric transmission assets to ATC on January 1, 2001. Partially offsetting this was a reduction in costs as a result of the WICOR merger, which led to the consolidation of common operating and support areas.

The most significant change in other operation and maintenance expenses between 2000 and 1999 resulted from $52.7 million of non-recurring charges during 2000 at Wisconsin Electric associated with the WICOR merger including severance, benefits and other items. Increased other operation and maintenance expenses during 2000, excluding Wisconsin Gas, were also attributable to $14.8 million of higher non-fuel fossil generation expenses and $9.0 million of higher electric distribution expenses offset in part by an $8.8 million decline in nuclear non-fuel expenses and a $9.9 million decline in customer service expenses.

Depreciation, Decommissioning and Amortization Expenses: Depreciation, decommissioning and amortization expenses were $1.1 million lower during 2001 compared with 2000 pro forma. The transfer of electric transmission assets to the ATC resulted in a reduction in depreciation expense, which was partially offset by increased capital asset additions for electric generation and for electric and gas distribution systems.

Excluding Wisconsin Gas, depreciation, decommissioning and amortization expenses were $39.0 million higher during 2000 compared with 1999. Pursuant to a 1998 rate order for the 1998/1999 test year, Wisconsin Electric was amortizing pre-1991 contributions in aid of construction. This amortization, which was completed as of December 31, 1999, had the effect of reducing depreciation expense by $22.8 million in 2000 compared to 1999. Higher average depreciable property during 2000 also contributed to an increase in depreciation expense.

NON-UTILITY ENERGY SEGMENT CONTRIBUTION TO EARNINGS

As part of its ongoing efforts to divest non-core assets, the Company significantly reduced certain of Wisvest's operations during 2001. The Company is evaluating bids to sell two fossil-fueled power plants in the state of Connecticut owned by Wisvest- Connecticut, LLC, a wholly-owned subsidiary of Wisvest. The ultimate timing, proceeds and any gain or loss as a result of the asset sale is dependent upon many factors, including, but not limited to the independent power markets, forward electric price curves, the ability of independent power producers to obtain financing and general economic conditions. The following table compares the non-utility energy segment's earnings during 2001 and 1999 with similar actual and pro forma information for 2000. In addition, the table summarizes electric megawatt-hour sales by Wisvest-Connecticut's power plants as well as electric and natural gas sales from non-utility energy marketing, trading and services operations during the comparative periods.


                                                          Pro forma   Actual
   Non-Utility Energy Segment                   2001      2000 (a)   20000 (b)  1999 (c)
   --------------------------                 --------    --------- --------    --------
                                               (Millions of Dollars, Except Statistics)
Operating Revenues
   Independent Power Production.............. $  213.8    $  149.5  $  149.5    $  101.1
   Energy Marketing, Trading & Services......     97.9       220.0     194.2        74.5
   Other.....................................     25.6        33.1      29.1        17.6
                                              --------    --------  --------    --------
Total Operating Revenues.....................    337.3       402.6     372.8       193.2
Fuel and Purchased Power.....................    142.8       168.6     168.6       129.2
Cost of Gas Sold.............................     72.2       133.5     108.0          --
Cost of Goods Sold...........................      6.8         8.2       8.2          --
                                              --------    --------  --------    --------
   Gross Margin..............................    115.5        92.3      88.0        64.0
Other Operating Expenses.....................     79.3        86.3      81.7        44.3
                                              --------    --------  --------    --------
   Operating Income..........................     36.2         6.0       6.3        19.7
Other Income.................................      5.6        24.0      24.0         6.8
Financing Costs..............................     17.2        30.0      29.8        21.8
                                              --------    --------  --------    --------
   Adjusted Income Before Income Taxes.......     24.6          --       0.5         4.7
Income Tax Expense/ (Benefit)................      9.8        (0.5)     (0.4)        2.0
                                              --------    --------  --------    --------
   Adjusted Earnings (d)..................... $   14.8    $    0.5  $    0.9    $    2.7
                                              ========    ========  ========    ========
   Net Earnings.............................. $   18.7    $   39.0  $   39.4    $    2.7
                                              ========    ========  ========    ========
Statistics
 Independent Power Production
   Electric Megawatt-Hour Sales (Thousands)..  4,428.2     3,213.2   3,213.2     2,417.2
Energy Marketing, Trading & Services
 Electric Megawatt-Hour Sales (e) (Thousands)    457.6     2,091.2   2,091.2     1,598.1
 Gas Therm Sales (b) (Millions)..............
--------                                         100.3       267.0     187.6          --

(a) Includes the operations of the WICOR subsidiaries as if they had been part of Wisconsin Energy since January 1, 2000.
(b) Reflect the operations of WICOR Energy Services and FieldTech, subsidiaries of WICOR, subsequent to the merger on April 26, 2000. During April 2001, the operations of WICOR Energy Services were merged into an unconsolidated affiliate of Wisconsin Energy, ending direct gas marketing activities by the non-utility energy segment. In May 2001, FieldTech was sold to an unrelated third party.
(c) Includes the operations of Wisvest-Connecticut subsequent to their acquisition in April 1999.
(d) Adjusted earnings during 2001 exclude $16.5 million of net gains on the sale of assets partially offset by $12.6 million of net charges related to SFAS 133. Adjusted earnings during 2000 exclude $54.6 million of net gains on the sale of assets partially offset by $16.1 million of net non-recurring charges relating to severance costs associated with the divestiture of non-core businesses and to write-downs associated with certain investments.
(e) During the fourth quarter of 2001, the operations of Griffin Energy Marketing, L.L.C., a division of Wisvest, were halted, ending electric marketing activities by the non-utility energy segment. Griffin's activities wound down throughout 2001 as it closed out previously negotiated transactions.

During 2001, adjusted earnings of the non-utility energy segment grew by $13.9 million when compared with 2000 on an actual basis or by $14.3 million when compared with 2000 on a pro forma basis. Adjusted earnings during 2001 exclude $16.5 million of net gains on the sale of assets offset in part by net charges of $12.6 million as a result of the adoption of SFAS 133 on January 1,

2001 and subsequent valuation charges from applying SFAS 133 during the year. Adjusted earnings during 2000 exclude $54.6 million of net gains on the sale of assets offset in part by $16.1 million of after-tax non-recurring charges during the fourth quarter of 2000 relating to severance costs associated with the divestiture of non-core businesses and for write-downs associated with certain investments.

Adjusted earnings increased during 2001 primarily due to improved operating results from Wisvest-Connecticut's two power plants offset in part by start up costs associated with W.E. Power, LLC. Beginning in the fourth quarter of 2000, the Wisvest-Connecticut assets are accounted for as assets held for sale. Under this accounting, no depreciation expense of long-lived assets is reported. This change in accounting benefited the non-utility energy segment by approximately $0.05 per share when compared to 2000.

During 2001, both of Wisvest-Connecticut's plants operated for the full year. During 2000, one of Wisvest-Connecticut's plants experienced an extended outage which increased purchased power and maintenance costs. During 1999, the Company did not operate Wisvest-Connecticut's two plants until April, when the plants were originally acquired.

MANUFACTURING SEGMENT CONTRIBUTION TO EARNINGS

During 2001, the manufacturing segment contributed $29.1 million to earnings before merger costs, which was slightly better than the prior year pro forma amounts. Including merger costs, net income was $9.7 million, or $1.7 million better than 2000 pro forma amounts. Prior to the WICOR acquisition, Wisconsin Energy did not have a manufacturing segment. The following table summarizes the manufacturing segment's earnings during 2001 with similar information for 2000 on an actual and pro forma basis.

                                                          Pro forma  Actual
   Manufacturing Segment                            2001  2000 (a)  2000 (b)
   ---------------------                           ------ --------- --------
                                                     (Millions of Dollars)
   Operating Revenues.............................
      Domestic.................................... $444.9  $433.9    $294.1
      International...............................  140.2   141.3      88.1
                                                   ------  ------    ------
   Total Operating Revenues.......................  585.1   575.2     382.2
   Cost of Goods Sold.............................  423.6   414.1     270.8
                                                   ------  ------    ------
      Gross Margin................................  161.5   161.1     111.4
   Other Operating Expenses.......................  107.2   106.8      71.0
                                                   ------  ------    ------
      Operating Income............................   54.3    54.3      40.4
   Other Income (Deductions)......................    0.3    (0.5)     (0.8)
   Financing Costs................................    7.1     6.9       4.3
                                                   ------  ------    ------
      Adjusted Income Before Income Taxes.........   47.5    46.9      35.3
   Income Taxes...................................   18.4    18.0      13.8
                                                   ------  ------    ------
      Adjusted Earnings Before WICOR merger costs.   29.1    28.9      21.5
   WICOR merger costs, after tax (c)..............   19.4    20.9      14.0
                                                   ------  ------    ------
      Net Earnings................................ $  9.7  $  8.0    $  7.5
                                                   ======  ======    ======

--------
(a) Includes operations of the manufacturing segment as if it had been part of Wisconsin Energy since January 1, 2000.
(b) Wisconsin Energy's financial statements reflect operations of the manufacturing segment subsequent to the WICOR merger on April 26, 2000.
(c) Merger-related costs represent WICOR acquisition purchase accounting entries, primarily goodwill amortization and interest expense.

Operating revenues were up by $9.9 million during 2001 as compared to pro forma operating revenues in 2000 primarily due to acquisitions, offset partially by the effects of a decline in the economy on base-business sales and unfavorable foreign currency translations. The manufacturing segment's modest decline reflects the steadiness and diversification of the markets it serves. For the year, operating income of $54.3 million was essentially flat compared with 2000 on a pro forma basis. In spite of additional operations due to the acquisitions, other operating expenses increased slightly reflecting aggressive cost reduction initiatives implemented early in the year. The manufacturing segment's results for 2000 were impacted by a series of expenses associated with the defense of intellectual property rights, development of a new beverage dispensing technology and the integration of an acquisition.

CONSOLIDATED OTHER INCOME AND DEDUCTIONS

During 2001, the Company incurred $73.0 million of charges, which are recorded as "Other" in Other Income and Deductions. These charges primarily represented $38.5 million of SFAS 133 charges related to the decline in oil prices and $37.6 million in write-downs in the Witech venture capital portfolio. During 2000, the Company incurred $39.3 million of charges which are recorded in "Other" in Other Income and Deductions. These charges primarily represented write-downs of non-core assets.

CONSOLIDATED FINANCING COSTS

During 2001, total financing costs were $246.6 million, up slightly from 2000 amounts but mitigated by the decline in short-term interest rates in 2001. During 2000, financing costs were $244.8 million, or $94.3 million higher than 1999. The 2000 financing costs were influenced by the April 2000 acquisition of WICOR, which resulted in almost $1.5 billion of additional debt for the Company.

CONSOLIDATED INCOME TAXES

The Company's consolidated effective income tax rate was 41.9%, 44.9%, and 34.7% for the three years ending December 31, 2001, respectively. The 2001 effective income tax rate reflects the amortization of the WICOR goodwill which is not deductible for income tax purposes. The 2000 effective income tax rate includes the amortization of WICOR goodwill for eight months, as well as the impact of unrealized capital losses. The 1999 effective income tax rate does not include WICOR goodwill amortization, and it includes a regulatory adjustment for the accounting for contributions in aid of construction which reduced the effective tax rate by 2.5%.

                        LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes Wisconsin Energy's cash flows during 2001, 2000 and 1999:

           Wisconsin Energy Corporation  2001    2000 (a)    1999
           ---------------------------- -------  ---------  -------
                                           (Millions of Dollars)
            Cash Provided by (Used in)
               Operating Activities....  $555.8   $  461.0   $306.9
               Investing Activities.... ($464.3) ($1,520.5) ($888.8)
               Financing Activities.... ($ 85.0)  $1,026.5   $638.8

--------
(a) Includes the operations of the WICOR subsidiaries subsequent to the merger on April 26, 2000.

Operating Activities

During 2001, cash flow from operations increased to $555.8 million, or a $94.8 million improvement over 2000. This increase was primarily attributable to increased operating income and higher non-cash charges. During 2000, cash flow from operations increased by $154.1 million over 1999 due primarily to increased non-cash charges and a $110 million payment made in 1999 related to litigation. This payment was returned to the Company with interest in early 2002.

Investing Activities

During 2001, the Company spent $672.5 million on capital expenditures, which was a $61.5 million increase over 2000. The largest increase in capital expenditures came within the utility energy segment for electric and gas distribution assets. During 2001, the Company's manufacturing segment also made acquisitions totaling $35.7 million. In 2000, the Company completed the WICOR acquisition at a purchase price of $1.2 billion, as well as a small manufacturing acquisition. These acquisitions were initially financed with short-term commercial paper.

In 2001, the Company continued its strategy of divesting non-core assets. During 2001, the Company received proceeds from asset divestitures of $294.4 million related to the transfer of electric transmission assets to ATC and the successful sale of the Wisvest Blythe project and FieldTech. During 2000, the Company received proceeds from asset sales of approximately $408.4 million which primarily reflects the sale of Wisvest's investment in SkyGen, an independent power producer. The SkyGen sale resulted in a gain of $0.45 per share in 2000.

Financing Activities

In September 2000, the Company initiated a share repurchase program. Under the program, the Company repurchased and retired 10.9 million shares through December 31, 2001 at a cost of $234.5 million. It is expected that this program will continue during 2002. In September 2000, the Company also announced a reduction in the quarterly dividend from $0.39 per share to $0.20 per share. This action reduced the dividends paid in 2001 as compared to 2000 and also reduced the proceeds from the issuance of common stock under the dividend reinvestment program.

During 2001, the Company refinanced approximately $1.3 billion of commercial paper through the issuance of intermediate-term senior notes. In January 2002, the Company redeemed $100 million of 8 3/8% long-term debt and $3.4 million of 9 1/8% long-term debt. These redemptions were financed with short-term commercial paper bearing rates of approximately 2%. The 2002 redemptions are expected to have an initial cost of $0.03 per share associated with the redemption premium; however, it is expected that the current short-term rates will result in reduced interest costs during 2002.

CAPITAL RESOURCES AND REQUIREMENTS

As Wisconsin Energy continues to implement its strategy of leveraging on the core competencies of its business segments and building financial strength, Wisconsin Energy expects to continue to divest of non-core assets, invest in core assets, buy back common stock and pay down debt.

Capital Resources

The Company anticipates meeting its capital requirements during 2002 primarily through internally generated funds and net proceeds as a result of asset sales. Beyond 2002, Wisconsin Energy anticipates meeting its capital requirements through internally generated funds supplemented, when required, through the issuance of debt securities.

The Company has access to the capital markets and has been able to generate funds internally and externally to meet its capital requirements. Wisconsin Energy's ability to attract the necessary financial capital at reasonable terms is critical to the Company's overall strategic plan. Wisconsin Energy believes that it has adequate capacity to fund its operations for the foreseeable future through its borrowing arrangements and internally generated cash.

On December 31, 2001, Wisconsin Energy had $945 million of total available unused short-term borrowing capacity on a consolidated basis under existing commercial paper programs and other short-term borrowing arrangements. On that date, Wisconsin Energy had $1.7 billion of available unused lines of bank credit on a consolidated basis to support its outstanding commercial paper program and other short-term borrowing arrangements.

The following table shows Wisconsin Energy's consolidated capitalization structure at December 31:

 Capitalization Structure                           2001            2000
 ------------------------                      --------------- ---------------
                                                    (Millions of Dollars)
 Common Equity................................ $2,056.1  31.4% $2,016.8  31.4%
 Preferred Stock..............................     30.4   0.5%     30.4   0.5%
 Trust Preferred Securities...................    200.0   3.0%    200.0   3.1%
 Long-Term Debt (including current maturities)  3,721.6  56.7%  2,788.1  43.4%
 Short-Term Debt..............................    550.4   8.4%  1,386.1  21.6%
                                               -------- ------ -------- ------
        Total................................. $6,558.5 100.0% $6,421.4 100.0%

As described in "Note A--Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements, certain restrictions exist on the ability of Wisconsin Energy's subsidiaries to transfer funds to Wisconsin Energy. The Company does not expect these restrictions to have any material effect on its operations or ability to meet its cash obligations.

Access to capital markets at a reasonable cost is determined in large part by credit quality. The following table summarizes the current ratings of the debt securities of Wisconsin Energy and its subsidiaries by Standard & Poors Corporation ("S&P"), Moody's Investors Service ("Moody's") and Fitch. Commercial paper of WICOR Industries is unrated.

                                                 S&P  Moody's Fitch
                                                 ---- ------- -----
            Wisconsin Energy
               Commercial Paper................. A-2    P-1    F1
               Unsecured Senior Debt............ A-     A2     A+

            Wisconsin Electric
               Commercial Paper................. A-1    P-1    F1+
               Secured Senior Debt.............. A      Aa2    AA
               Unsecured Debt................... A-     Aa3    AA-
               Preferred Stock.................. BBB+   A2     AA-

            Wisconsin Gas
               Commercial Paper................. A-1    P-1    F1+
               Unsecured Senior Debt............ A      Aa2    AA-

            Wisconsin Energy Capital Corporation
               Unsecured Debt................... A-     A2     A+

            WEC Capital Trust I
               Trust Preferred Securities....... BBB    A3     A

S&P's and Moody's current outlook for Wisconsin Energy and its subsidiaries is stable while Fitch currently maintains a negative outlook for Wisconsin Energy Corporation and for Wisconsin Energy Capital Corporation. Fitch's outlook for Wisconsin Electric and Wisconsin Gas is currently stable.

Wisconsin Energy believes these security ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agencies. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

Capital Requirements

Total capital expenditures, excluding the purchase of nuclear fuel, are currently estimated to be $661 million during 2002 attributable to the following operating segments:

                                         Estimated     Actual
                    Capital Expenditures   2002         2001
                    -------------------- ---------    ------
                                         (Millions of Dollars)
                    Utility Energy......   $466       $428.7
                    Non-Utility Energy
                       Power the Future.     44          6.1
                       Other............     23        121.6
                    Manufacturing.......     20         27.1
                    Other...............    108         89.0
                                           ----        ------
                           Total........   $661       $672.5
                                           ====        ======

Due to changing environmental and other regulations such as air quality standards or electric reliability initiatives that impact the Company's utility energy segments, future long-term capital requirements may vary from recent capital requirements. The utility energy segment currently expects capital expenditures, excluding the purchase of nuclear fuel and expenditures for new generating capacity contained in the Power the Future strategy described below, to be between $400 million and $500 million per year during the next five years.

Capital requirements over the next decade for Power the Future include approximately $3.0 billion to construct 2,800 megawatts of new natural gas-based and coal-based generating capacity, approximately $1.3 billion to upgrade existing electric generating assets and approximately $2.7 billion for energy distribution system upgrades.

The capital required to support the $3.0 billion of new generation over the next 10 years is expected to come from a combination of internal and external sources. With the dividend reduction that began in 2001, the Company is expected to retain almost $90 million per year of additional cash flows, which will provide substantial funding for new generation. The Company is also divesting non-utility assets which will provide additional cash. Subject to PSCW approval, the new generating plants will be constructed by W.E. Power, a non-utility subsidiary, and leased to the utility under 20-25 year lease agreements. It is expected that the utility will recover the lease payments in its utility rates. It is anticipated that the utility will need external financing as the plants are constructed, but the cash flows from the lease payments, the asset divestitures and the additional cash retained within the Company as a result of the dividend reduction are expected to eliminate the need for additional equity financing.

Wisconsin Energy is a party to various financial instruments with off-balance sheet risk as a part of its normal course of business, including financial guarantees and letters of credit which support construction projects, commodity contracts and other payment obligations. The Company's estimated maximum exposure under such agreements is approximately $106 million as of December 31, 2001. However, the Company believes the likelihood is remote that material payments will be required under these agreements.

The Company has the following contractual obligations and other commercial commitments as of December 31, 2001:

                                                         Payments Due by Period
                                             -----------------------------------------------
Contractual Obligations (a)                  Less than 1 yr 2-5 years After 5 years  Total
---------------------------                  -------------- --------- ------------- --------
                                                          (Millions of Dollars)
Long-Term Debt (b)..........................     $456.9     $1,215.1    $1,880.6    $3,552.6
Capital Lease Obligations (c)...............       56.7        149.6       469.9       676.2
Operating Lease Obligations (d).............        7.4         20.7        14.8        42.9
Unconditional Purchase Obligations (e)......        9.6         38.4          --        48.0
Other Long-Term Obligations (f).............      348.1        609.5       357.0     1,314.6
                                                 ------     --------    --------    --------
   Total Contractual Cash Obligations.......     $878.7     $2,033.3    $2,722.3    $5,634.3
                                                 ======     ========    ========    ========

--------
(a) The amounts included in the table are calculated using current market prices, forward curves and other estimates. Contracts with multiple unknown variables have been omitted from the analysis.
(b) Principal payments on Long-Term Debt of Wisconsin Energy and affiliates (excluding capital lease obligations).
(c) Capital Lease Obligations of Wisconsin Electric for nuclear fuel lease and purchase power commitment.
(d) Operating Leases Obligations for equipment, vehicles and property for Wisconsin Energy and affiliates.
(e) Unconditional Purchase Obligations for information technology and other services for utility operations.
(f) Other Long-Term Obligations under various contracts of Wisconsin Energy and affiliates for the procurement of fuel, power, gas supply and associated transportation, primarily related to utility operations.

Obligations for utility operations by Wisconsin Energy's utility affiliates have historically been included as part of the rate making process and therefore generally recoverable from customers.

          FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

The Company is potentially exposed to market and other significant risks as a result of the nature of its businesses and the environment in which those businesses operate. Such risks, described in further detail below, include but are not limited to: (1) Commodity price risks related to electric generation fuel costs, the market price of electricity and the price of natural gas;
(2) Regulatory risk associated with the recovery of fuel and purchased power costs of Wisconsin Electric; (3) Weather fluctuations; (4) Interest rate risks associated with the Company's portfolio of short and long-term debt; (5) Marketable securities return risk related to debt and equity investments held in various trust funds; (6) Independent power project risks associated with the divestiture of non-utility energy segment assets; (7) Foreign currency exchange rate risks linked to purchases and sales within the manufacturing segment; (8) Economic risks; and (9) Inflationary risks to future results of operations, especially as they relate to expenses associated with employee medical health plans and post retirement benefits.

Commodity Price Risk: In the normal course of business, the Company's utility and non-utility power generation subsidiaries utilize contracts of various duration for the forward sale and purchase of electricity. This is done to effectively manage utilization of their available generating capacity and energy during periods when available power resources are expected to exceed the requirements of their obligations. This practice may also include forward contracts for the purchase of power during periods when the anticipated market price of electric energy is below expected incremental power production costs. The Company manages its fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, uranium, natural gas and fuel oil.

Wisconsin's retail electric fuel cost adjustment procedure mitigates some of Wisconsin Electric's risk of electric fuel cost fluctuation. On a prospective basis, if cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted, subject to risks associated with the regulatory approval process noted below. The PSCW has authorized dollar for dollar recovery of natural gas costs for the gas utility operations of Wisconsin Electric and Wisconsin Gas through gas cost recovery mechanisms, which mitigates most of the risk of gas cost variations. For additional information concerning the electric utility fuel cost adjustment procedure and the natural gas utilities' gas cost recovery mechanisms, see "Rates and Regulatory Matters" below.

At December 31, 2001, the majority of the commodity contracts in the non-utility segment are at Wisvest Connecticut. Assuming a 10% price change for fuel oil based upon forward market prices as of December 31, 2001, the Company would record approximately a $12.4 million increase or decrease in pre-tax income.

Regulatory Recovery Risk: The electric operations of Wisconsin Electric burn natural gas in several of its peaker power plants or as a supplemental fuel at several coal-fired plants, and the cost of purchased power is tied to the cost of natural gas in many instances. Wisconsin Electric bears significant regulatory risk for the recovery of such fuel and purchased power costs when they are higher than the base rate established in its rate structure.

As noted above, the electric operations of Wisconsin Electric operate under a fuel cost adjustment clause in the Wisconsin retail jurisdiction for fuel and purchased power costs associated with the generation and delivery of electricity. This clause establishes a base rate for fuel and purchased power, and Wisconsin Electric assumes the risks and benefits of fuel cost variances that are within 3% of the base rate. For 2001 and 2000, actual fuel and purchased power costs at Wisconsin Electric exceeded base fuel rates by $0.1 million and $25.9 million, respectively. In 2001, the base fuel rates included a fuel surcharge. For 1999, actual Wisconsin Electric fuel and purchased power costs were $1.5 million less than base fuel rates.

Weather: The rates of Wisconsin Electric and Wisconsin Gas are set by the PSCW based upon estimated temperatures which approximate 20-year averages. Wisconsin Electric's electric revenues are sensitive to the summer cooling season, and to some extent, to the winter heating season. The gas revenues of Wisconsin Electric and Wisconsin Gas are sensitive to the winter heating season. A summary of actual weather information in the utility segment's service territory during 2001, 2000 and 1999, as measured by degree-days, may be found above in "Results of Operations."

Temperature can also impact demand for electricity in regions where the Company has invested in non-utility energy assets or projects.

Interest Rate Risk: The Company, including its affiliates, has various short-term borrowing arrangements to provide working capital and general corporate funds. Wisconsin Energy also has variable rate long-term debt outstanding at December 31, 2001. Borrowing levels under such arrangements vary from period to period depending upon capital investments and other factors. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

The Company performed an interest rate sensitivity analysis at December 31, 2001 of its outstanding portfolio of $550.4 million short-term debt with a weighted average interest rate of 2.09% and $578.0 million of variable-rate long-term debt with a weighted average interest rate of 2.97%. A one-percentage point change in interest rates would cause the Company's annual interest expense to increase or decrease by approximately $5.5 million before taxes from short-term borrowings and $5.0 million before taxes from variable rate long-term debt outstanding.

Marketable Securities Return Risk: The Company funds its pension, other postretirement benefit and nuclear decommissioning obligations through various trust funds, which in turn invest in debt and equity securities. Changes in the market price of the assets in these trust funds can affect future pension, other postretirement benefit and nuclear decommissioning expenses. Future annuity payments to these trust funds can also be affected by changes in the market price of trust fund assets. Wisconsin Energy expects that the risk of expense and annuity payment variations as a result of changes in the market price of trust fund assets would be mitigated in part through future rate actions by the Company's various utility regulators. The Company is currently operating under a PSCW ordered, qualified five-year rate freeze. For further information, see "Rates and Regulatory Matters" below.

At December 31, 2001, the Company held the following total trust fund assets at fair value, primarily consisting of publicly traded debt and equity security investments.

                                                         Millions
              Wisconsin Energy Corporation              of Dollars
              ----------------------------              ----------
              Pension trust funds......................  $1,062.7
              Nuclear decommissioning trust fund.......  $  589.6
              Other postretirement benefits trust funds  $  148.8

The Company manages its fiduciary oversight of the pension and other postretirement plan trust fund investments through a Board-appointed Investment Trust Policy Committee. Qualified external investment managers are engaged to manage the investments. The Company conducts asset/liability studies periodically through an outside investment advisor. The current study projects long-term, annualized returns of approximately 9%.

Fiduciary oversight for the nuclear decommissioning trust fund investments is also the responsibility of the Board-appointed Investment Trust Policy Committee. Qualified external investment managers are also engaged to manage these investments. An asset/liability study is periodically conducted by an outside investment advisor, subject to additional constraints established by the PSCW. The current study projects long-term, annualized returns of approximately 9%. Current PSCW constraints allow a maximum allocation of 65% equities. The allocation to equities is expected to be reduced as the date for decommissioning Point Beach Nuclear Plant approaches in order to increase the probability of sufficient liquidity at the time the funds will be needed.

Wisconsin Electric insures various property and outage risks through Nuclear Electric Insurance Limited ("NEIL"). Annually, NEIL reviews its underwriting and investment results and determines the feasibility of granting a distribution to policyholders. Wisconsin Electric has received at least $9.0 million before taxes as its share of distributions in recent years. Adverse loss experience, rising reinsurance costs, or impaired investment results at NEIL could result in increased costs to Wisconsin Electric.

Independent Power Project ("IPP") Market Risk: Prior to the September 2000 Power the Future strategic announcement, the Company made significant commitments to develop, build and own non-utility power plants. Subsequent to September 2000, the Company made significant progress in exiting many of these projects, which resulted in gains during 2001 and 2000. As of December 31, 2001, the Company had approximately $650 million of investments in non-utility energy assets. In the fourth quarter of 2001, the IPP market experienced a significant decline driven by several factors, including the softening economy, the financial viability of energy companies with large IPP investments, lower forward electric price curves and a significant tightening of credit to this market. These factors may adversely impact the timing, proceeds and the gain or loss on future sales of non-utility energy assets.

Foreign Currency Exchange Rate Risk: The Company manages foreign currency market risks through the use of a variety of financial and derivative instruments. The Company uses forward exchange contracts and other activities to hedge the U.S. dollar value resulting from anticipated foreign currency transactions. The notional amount of these contracts is not significant to the Company.

The Company generally uses natural hedges to minimize exposures to the revaluation of assets and liabilities denominated in foreign currencies. The Company's net exposure at December 31, 2001 was immaterial.

Economic Risk. The Company is exposed to market risks in the regional Midwest economy for the utility energy segment and worldwide economic trends for the manufacturing segment. The Company uses diversification in its portfolio of businesses to reduce its exposure to economic fluctuations.

Inflationary Risk: The Company continues to monitor the impact of inflation, especially with respect to the rising costs of medical plans, in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. Except for continuance of an increasing trend in the inflation of medical costs and the impacts on the Company's medical and post retirement benefit plans, the Company has expectations of low-to-moderate inflation. Wisconsin Energy does not believe the impact of general inflation will have a material effect on its future results of operations.

For additional information concerning risk factors, including market risks, see "Cautionary Factors" below.

RATES AND REGULATORY MATTERS

The Public Service Commission of Wisconsin regulates retail electric, natural gas, steam and water rates in the state of Wisconsin, while the Federal Energy Regulatory Commission regulates wholesale power, electric transmission and interstate gas transportation service rates. The Michigan Public Service Commission regulates retail electric rates in the state of Michigan.

Wisconsin Jurisdiction

WICOR Merger Order: As a condition of its March 2000 approval of the WICOR acquisition, the PSCW ordered a qualified five-year freezing of rates for Wisconsin Electric's electric, natural gas and steam utility services and for natural gas rates at Wisconsin Gas that were in effect on January 1, 2001. The Company may seek biennial rate reviews during the five-year rate restriction period limited to "carve out" changes in revenue requirements as a result of:

   . Governmental mandates;

   . Abnormal levels of capital additions required to maintain or improve reliable electric service; and

   . Major gas lateral projects associated with approved natural gas pipeline construction projects.

To the extent that natural gas rates and rules need to be modified during the integration of the gas operations of Wisconsin Electric and Wisconsin Gas, the Company's total gas revenue requirements are to remain revenue neutral under the merger order. In its order, the PSCW found that electric fuel cost adjustment procedures as well as gas cost recovery mechanisms would not be subject to the five-year rate restriction period and that it was reasonable to allow the Company to retain efficiency gains associated with the merger. A full rate review will be required by the PSCW at the end of the five-year rate restriction period.

Wisconsin Electric Power Company: The table below summarizes the anticipated annualized revenue impact of recent rate changes, primarily in the Wisconsin jurisdiction, authorized by regulatory commissions for Wisconsin Electric's electric, natural gas and steam utilities.

                                 Incremental
                                 Annualized           Authorized
                                   Revenue   Percent  Return on
                                  Increase    Change    Common   Effective
     Service--Wisconsin Electric (Decrease)  in Rates   Equity     Date
     --------------------------- ----------- -------- ---------- ---------
                                 (Millions)    (%)       (%)
       Retail gas (a)...........    $ 3.6       0.9%    12.2%    12/20/01
       Fuel electric, WI (b)....    $20.9       1.4%       --     5/03/01
       Fuel electric, WI (b)....    $37.8       2.5%       --     2/09/01
       Fuel electric, MI........    $ 1.0       2.4%       --     1/01/01
       Retail electric, WI......    $27.5       1.8%    12.2%     1/01/01
       Retail electric, WI (c)..    $11.3       0.8%    12.2%     8/30/00
       Retail gas (c)...........    $(3.6)    (0.9%)    12.2%     8/30/00
       Retail electric, WI (c)..    $25.2       1.7%    12.2%     4/11/00
       Retail gas (c)...........    $11.6       3.3%    12.2%     4/11/00
       Fuel electric, WI........    $(7.8)    (0.5%)       --     5/01/99

--------
(a) On 11/1/01 the Milwaukee County Circuit Court overturned the PSCW's 8/30/00 final order for natural gas rates and the PSCW reinstated the higher 4/11/00 interim gas rate order, effective 12/20/01.
(b) The 2/9/01 order was an interim order that was effective until the 5/3/01 final order was issued by the PSCW. The final 5/3/01 order superceded the 2/9/01 interim order.
(c) The 4/11/00 order was an interim order that was effective until the 8/30/00 final order was issued by the PSCW. The retail gas 8/30/00 final order was amended in the 12/20/01 Order.

On March 23, 2000, the PSCW approved Wisconsin Electric's request for interim price increases related to the 2000/2001 biennial period, authorizing a $25.2 million (1.7%) increase for electric operations and an $11.6 million (3.3%) increase for gas operations. The interim increase, which was subject to potential refund, became effective April 11, 2000. Rates in the interim order were based upon a 12.2% return on common equity.

On August 30, 2000, the PSCW issued its final order in the 2000/2001 pricing proposal. The final order authorized a $36.5 million (2.5%) increase for electric operations (or $11.3 million higher than authorized in the interim order) as well as an $8 million (2.1%) increase for gas operations (or $3.6 million lower than authorized in the interim order). Wisconsin Electric refunded to gas customers revenues that resulted from the difference in gas rates between the interim and final orders. In its August 30, 2000 final order, the PSCW authorized a second $27.5 million (1.8%) increase for electric operations effective January 1, 2001. Rates in the final order were based upon a 12.2% return on common equity.

On November 14, 2000, Wisconsin Electric filed a petition for judicial review with the Milwaukee County Circuit Court challenging the PSCW's decision to limit the final gas rate increase to $8.0 million rather than the $11.6 million found reasonable for the interim increase. On November 1, 2001 the Milwaukee County Circuit Court ruled in Wisconsin Electric's favor and remanded it back to the PSCW for action. The PSCW did not challenge the courts decision and authorized the Company to increase natural gas rates by $3.6 million effective December 20, 2001.

In its final order related to the 2000/2001 biennial period, the PSCW authorized recovery of revenue requirements for, among other things, electric reliability and safety construction expenditures as well as for nitrogen oxide ("NO\\x\\") remediation expenditures. Revenue requirements for electric reliability and safety construction expenditures are subject to refund at the end of 2001 to the extent that actual expenditures are less than forecasted expenditures included in the final order. In March 2000, the PSCW had previously authorized all Wisconsin utilities to depreciate NO\\x\\ emission reduction costs over an accelerated 10-year recovery period. Due to the uncertainty regarding the level and timing of these expenditures, the PSCW, in its final order, required Wisconsin Electric to establish escrow accounting for revenue requirement components associated with NO\\x\\ expenditures. Wisconsin Electric's actual NO\\x\\ remediation expenditures during the 2000/2001 biennial period resulted in an under-spent balance of approximately $8.0 million at the end of 2001 in the NO\\x\\ escrow account which will need to be addressed in future rate making activities.

Electric Transmission Cost Recovery: In September 2001, Wisconsin Electric requested that the PSCW approve $58.8 million of annual rate relief to recover costs associated with the formation and operation of ATC, which was designed to enhance access and increase electric system reliability and market efficiency. Wisconsin Electric also is seeking to recover associated incremental transmission costs of the Midwest Independent System Operator, the multi-state organization that will monitor and control electric transmission throughout the Midwest. These increased costs are due to the implementation of capital improvement projects that are expected to increase transmission capacity and reliability. The Company anticipates that cost recovery of the transmission related costs under this request and similar requests in the Michigan Jurisdiction will be earnings neutral subject to approval of these requests by the PSCW and MPSC.

Wisconsin Gas Company: Wisconsin Gas rates were set within the framework of the Productivity-based Alternative Ratemaking Mechanism, which was established in 1994 and expired on October 31, 2001. Under this mechanism, Wisconsin Gas has the ability to raise or lower margin rates within a specified range on a quarterly basis. Currently, Wisconsin Gas's rates recover $1.5 million per year less than the maximum amount allowed by the PSCW's rate order. The Productivity-based Alternative Ratemaking Mechanism has certain criteria that allow it to be reopened at any time for significant deterioration in safety, failures to meet conservation goals, significant changes in interest rates and "extraordinary items." To date, none of the criteria has been triggered. In its approval of the WICOR acquisition, the PSCW ordered that Wisconsin Gas' natural gas rates remain under the Productivity-based Alternative Ratemaking Mechanism for the program's duration and remain revenue neutral during the remainder of the five-year rate restriction period noted above. Pursuant to that PSCW directive, Wisconsin Gas rates remain at the same levels as were set prior to the expiration of the Productivity-based Alternative Ratemaking Mechanism.

Fuel Cost Adjustment Procedure: As previously reported, Wisconsin Electric operates under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity and purchase power contracts. On December 8, 2000, Wisconsin Electric submitted an application with the PSCW seeking a $51.4 million increase in rates on an expedited basis to recover increased costs of fuel and purchased power in 2001. Wisconsin Electric revised its projected power supply cost shortfall on January 10, 2001 to reflect updated natural gas cost projections for 2001. This update resulted in a request for an additional $11.1 million in 2001, bringing the total requested increase to $62.5 million. Hearings on this matter were held in mid-January 2001. On February 9, 2001, the PSCW issued an interim order authorizing a $37.8 million increase in rates for 2001 power supply costs. Hearings on the final phase of the case were held in late March and early April 2001. The PSCW issued a final order on May 3, 2001, effective immediately, authorizing a total increase in rates of $58.7 million (or an additional $20.9 million over the interim order). Under the fuel rules, Wisconsin Electric would have to refund to customers any over recoveries of fuel costs as a result of the surcharges authorized in 2001. During 2001, the Company did not over recover fuel costs.

On June 4, 2001, two consumer advocacy groups petitioned the Dane County Circuit Court for review of these decisions of the PSCW authorizing Wisconsin Electric to add a surcharge to its electric rates to recover its expected 2001 power supply costs. The petitioners allege that the PSCW made various material errors of law and procedure as a result of which the Court should set aside both the interim and final orders and remand the case to the PSCW. The matter is pending. Wisconsin Electric intends to vigorously defend the PSCW's orders and believes the Court will affirm the PSCW's actions.

Gas Cost Recovery Mechanism: As a result of the acquisition of WICOR by Wisconsin Energy, the PSCW required similar gas cost recovery mechanisms ("GCRM") for the gas operations of Wisconsin Electric and for Wisconsin Gas. In recent years, Wisconsin Electric has operated under a modified dollar-for-dollar GCRM, which included after the fact prudence reviews by the PSCW, while the Wisconsin Gas GCRM included an incentive mechanism that provides an opportunity for Wisconsin Gas to increase or decrease earnings within certain limited ranges as a result of gas acquisition activities and transportation costs. For both companies, the majority of gas costs are passed through to customers under their existing gas cost recovery mechanisms.

In February 2001, the PSCW issued an order to Wisconsin Electric and to Wisconsin Gas authorizing a similar GCRM for each company. These new GCRMs, which were effective April 1, 2001, are similar to the existing GCRM at Wisconsin Gas. Under the new GCRMs, gas costs will be passed directly to customers through a purchased gas adjustment clause. However, both companies will have the opportunity to increase or decrease earnings by up to approximately 2.5% of their total annual gas costs based upon how closely actual gas commodity and capacity costs compare to benchmarks established by the PSCW. Recent changes in the benchmarks applied resulted in no increase in current earnings under the GCRM in 2001 versus an increase in the earnings of Wisconsin Gas of $3.0 million before tax in 2000.

Commodity Price Risk: The gas operations of Wisconsin Electric and Wisconsin Gas have commodity risk management programs that have been approved by the PSCW. These programs hedge the cost of natural gas and therefore changes in the value of the financial instruments do not impact net income. These programs allow the Company's gas utilities to utilize call and put option contracts to reduce market risk associated with fluctuations in the price of natural gas purchases and gas in storage. Under these programs, Wisconsin Gas and Wisconsin Electric have the ability to hedge up to 50% of their planned flowing gas and storage inventory volumes. The cost of applicable call and put option contracts, as well as gains or losses realized under the contracts, do not affect net income as they are fully recovered under the purchase gas adjustment clauses of Wisconsin Gas and Wisconsin Electric gas cost recovery mechanisms. In addition, under the Gas Cost Incentive Mechanism, Wisconsin Gas and Wisconsin Electric use derivative financial instruments to manage the cost of gas. The cost of these financial instruments, as well as any gains or losses on the contracts, are subject to sharing under the incentive mechanisms.

Michigan Jurisdiction

Wisconsin Electric Power Company: In mid-November 2000, Wisconsin Electric submitted an application with the Michigan Public Service Commission requesting an electric retail rate increase of $3.7 million (9.4%) on an annualized basis. Hearings on this rate relief request were completed in June of 2001. In December of 2001, the MPSC issued an order reopening the case on a limited basis to incorporate the rate effects of the transfer of Wisconsin Electric transmission assets to American Transmission Company. Hearings are scheduled for April 2002 with a Proposal for Decision expected around June 1, 2002.

Edison Sault Electric Company: In September 1995, the Michigan Public Service Commission approved Edison Sault's application to implement price cap regulation for its electric customers in the state of Michigan, capping base rates at existing levels, rolling its existing fuel cost adjustment procedure or Power Supply Cost Recovery ("PSCR") factor into base rates and suspending its existing PSCR clause. Edison Sault is required to give thirty days notice for rate decreases. The order authorizing Edison Sault's price cap represents a temporary experimental regulatory mechanism and allows Edison Sault to file an application seeking an increase in rates under extraordinary circumstances. On October 2, 2000, Edison Sault filed a report with the Michigan Public Service Commission addressing its experience under the price-cap mechanism. In September of 2000, Edison Sault submitted an application to reinstate its PSCR clause in January 2002 and to incorporate therein 2002 incremental ATC charges and certain miscellaneous costs. On October 1, 2001, Edison Sault filed an application with the MPSC to establish its PSCR factor for the year 2002. The matter is pending. Any PSCR revenues collected during 2002 would be subject to a true-up hearing.

Electric Transmission Cost Recovery: Consistent with the requests in Wisconsin noted above, Wisconsin Electric and Edison Sault requested from the Michigan Public Service Commission in September 2001 rate recovery of estimated 2002 transmission costs over 2001 levels in the amount of $0.3 million for Wisconsin Electric and $0.6 million for Edison Sault for their operations in Michigan through the Michigan Power Supply Cost Recovery mechanism. Both the requests are pending.

ELECTRIC SYSTEM RELIABILITY

In response to customer demand for higher quality power as a result of modern digital equipment, Wisconsin Energy is evaluating and updating its electric distribution system as part of its enhanced Power the Future strategy. The Company is taking some immediate steps to reduce the likelihood of outages by upgrading substations and rebuilding lines to upgrade voltages and reliability. These improvements, along with better technology for analysis of our existing system, better resource management to speed restoration and improved customer communication, are near-term efforts to enhance the Company's current electric distribution infrastructure. In the long-term, Wisconsin Energy is initiating a new distribution system design that is expected to consistently provide the level of reliability needed for a digital economy, using new technology, advanced communications and a two-way electricity flow. Implementation of the Power the Future strategy is subject to a number of state and federal regulatory approvals. For additional information, see "Corporate Developments" above.

Wisconsin Electric had adequate capacity to meet all of its firm electric load obligations during 2001. Public appeals for conservation were not required, nor was there the need to interrupt or curtail service to non-firm customers who participate in load management programs in exchange for discounted rates. All of Wisconsin Electric's generating plants performed well during the hottest periods of the summer and all power purchase commitments under firm contract were received.

Wisconsin Electric expects to have adequate capacity to meet all of its firm load obligations during 2002. However, extremely hot weather along with unexpected equipment unavailability could require Wisconsin Electric to call upon load management procedures during 2002 as it has in past years.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, Wisconsin Energy faces potentially significant ongoing environmental compliance and remediation challenges related to current and past operations. Specific environmental issues affecting the Company's utility and non-utility energy segments include but are not limited to (1) air emissions such as carbon dioxide ("CO\\2\\"), sulfur dioxide ("SO\\2\\"), nitrogen oxide ("NO\\x\\"), small particulates and mercury, (2) disposal of combustion by-products such as fly ash, (3) remediation of former manufactured gas plant sites, (4) disposal of used nuclear fuel, and (5) the eventual decommissioning of nuclear power plants. Wisconsin Energy is currently pursuing a proactive strategy to manage its environmental issues including (1) substitution of new and cleaner generating facilities for older facilities as part of the Power the Future strategy, (2) development of additional sources of renewable electric energy supply, (3) participation in regional initiatives to reduce the emissions of NO\\x\\ from the Company's fossil fuel-fired generating facilities, (4) participation in voluntary programs with the Wisconsin Department of Natural Resources to reduce overall emissions, including mercury, from Wisconsin Electric's coal-fired power plants, (5) recycling of ash from coal-fired generating units and (6) the clean-up of former manufactured gas plant sites. For further information concerning disposal of used nuclear fuel and nuclear power plant decommissioning, see "Nuclear Operations" below and "Note F--Nuclear Operations" in the Notes to Consolidated Financial Statements, respectively. National Ambient Air Quality Standards: In July 1997, the United States Environmental Protection Agency revised the National Ambient Air Quality Standards for ozone and particulate matter. Although specific emission control requirements are not yet defined and despite legal challenges to these standards that will impact compliance requirements and timing, Wisconsin Electric believes that the revised standards will likely require significant reductions in SO\\2\\ and NO\\x\\ emissions from coal-fired generating facilities. If these new standards withstand ongoing legal challenges, Wisconsin Electric expects that reductions needed to achieve compliance with the ozone attainment standards will be implemented in stages from 2004 through 2012, beginning with the ozone transport reductions described below. Reductions associated with the new particulate matter standards are expected to be implemented in stages after the year 2010 and extending to the year 2017. Beyond the cost estimates identified below, Wisconsin Electric is currently unable to estimate the impact of the revised air quality standards on its future liquidity, financial condition or results of operation.

Ozone Non-Attainment Rulemaking: In October 1998, the United States Environmental Protection Agency promulgated ozone transport rules to address transport of NO\\x\\ and ozone into ozone non-attainment areas in the eastern half of the United States. The rules would have required electric utilities in 22 eastern states and the District of Columbia, including the state of Wisconsin, to significantly reduce NOx\\ emissions by May 1, 2003. A court decision on these challenges was issued in March 2000 excluding the state of Wisconsin but continuing to include southern Michigan as one of 19 states in a region east of the Mississippi River that would remain subject to the October 1998 rules.

Independent of any court decisions, Wisconsin and some other states in the Lake Michigan region have concluded rulemaking proceedings that require utilities, including Wisconsin Electric, to reduce NO\\x \\emissions as part of separate, existing 1-hour ozone attainment demonstration rules required by the United States Environmental Protection Agency for the Lake Michigan region's severe non-attainment areas. In the meantime, ambient monitoring data from the past three years shows that the Lake Michigan region is now in attainment with the 1-hour ozone standard. The state of Wisconsin and other Lake Michigan region states are in the process of submitting a redesignation (to attainment) plan to the United States Environmental Protection Agency. This plan will continue to require the utility NO\\x\\ reductions previously required when the area was in nonattainment. The NO\\x\\ reductions will now be part of the maintenance and contingency plans required by the redesignation plan.

Michigan's and Wisconsin's rules are both in effect. Wisconsin Electric currently expects to incur total capital costs of $150 million to $200 million and annual operation and maintenance costs of $6 million to $9 million during the period 2001 through 2004 to comply with the Michigan and Wisconsin rules. Wisconsin Electric believes that compliance with the NO\\x\\ emission reductions requirements will substantially mitigate costs to comply with the United States Environmental Protection Agency's July 1997 revisions to the ozone National Ambient Air Quality Standards discussed above.

In January 2000, the PSCW approved Wisconsin Electric's comprehensive plan to meet the Wisconsin regulations, permitting recovery in rates of NO\\x\\ emission reduction costs over an accelerated 10-year recovery period and requiring that these costs be separately itemized on customer bills.

Mercury Emission Control Rulemaking: As required by the 1990 amendments to the Federal Clean Air Act, the United States Environmental Protection Agency issued a regulatory determination in December 2000 that utility mercury emissions should be regulated. The United States Environmental Protection Agency will develop draft rules within the next three years. In June 2001, the Wisconsin Department of Natural Resources ("WDNR") independently developed draft mercury emission control rules that would affect electric utilities in Wisconsin. The draft rules call for 30%, 50% and 90% reductions in mercury air emissions over 5, 10 and 15 years, respectively. The draft rules also require offsets for new mercury-emitting generating facilities. Wisconsin's draft rules were not finalized before the end of 2001 and will likely be revised before being finalized. The Company is currently unable to predict the ultimate rules that will be developed and adopted by the United States Environmental Protection Agency or the WDNR, nor is it able to predict the impacts, if any, that the United States Environmental Protection Agency's and WDNR's mercury emission control rulemakings might have on the operations of its existing or potential coal-fired generating facilities.

Manufactured Gas Plant Sites: Wisconsin Electric and Wisconsin Gas are voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see "Note O--Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. For further information, see "Note O--Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

Manufacturing Segment: WICOR Industries, Inc. has provided reserves sufficient to cover its estimated costs related to known contamination associated with its manufacturing facilities.

EPA Information Requests: Wisconsin Electric and Wisvest-Connecticut LLC., a wholly owned subsidiary of Wisvest, have each received requests for information from the United States Environmental Protection Agency regional offices pursuant to Section 114(a) of the Clean Air Act. For further information, see "Note O--Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

LEGAL MATTERS

Giddings & Lewis Inc./City of West Allis Lawsuit: In July 1999, a jury issued a verdict against Wisconsin Electric awarding the plaintiffs $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In September 2001, the Wisconsin Court of Appeals overturned the $100 million punitive damage award and remanded the punitive damage claim back to the lower court for retrial. In January 2002, the Wisconsin State Supreme Court denied the plaintiffs petition for review. For further information, see "Note O--Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

Wisconsin International Electric Power Litigation: During 1999, Wisconsin Electric and Wisconsin International Electric Power, Ltd. reached settlement of litigation brought by Wisconsin International Electric Power against Wisconsin Electric claiming that Wisconsin Electric had breached contractual duties allegedly owed to the plaintiff relating to development of an electric generating plant at Subic Bay in the Philippines. While Wisconsin Electric does not believe that it breached any contractual duties allegedly owed to the plaintiff, Wisconsin Electric paid Wisconsin International Electric Power, Ltd. $18.0 million ($10.8 million, or $0.09 per share for Wisconsin Energy, after tax) in November 1999 to settle the case, and the plaintiff's claims were dismissed with prejudice.

NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant in Two Rivers, Wisconsin which are operated by Nuclear Management Company, LLC ("NMC"), a joint venture of the Company and affiliates of other unaffiliated utilities. During 2001, 2000, and 1999, Point Beach provided 25%, 23% and 22% of Wisconsin Electric's net electric energy supply, respectively. The United States Nuclear Regulatory Commission operating licenses for Point Beach expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

In July 2000, Wisconsin Electric's senior management authorized the commencement of initial design work for the power uprate of both units at Point Beach. Subject to approval by the Wisconsin Energy Board of Directors and the PSCW, the project may be completed by May 2008 and could add approximately 90 megawatts of electrical output to Point Beach.

Wisconsin Electric has formed an operating license renewal team which is expected to complete a technical and economic evaluation of license renewal by late 2002. Based upon the results of this evaluation and subject to approval by executive management and by the Board of Directors of Wisconsin Energy in early 2003, Wisconsin Electric will determine whether to seek appropriate regulatory approvals, including submittal of an application to the Nuclear Regulatory Commission, in mid 2003 for an extension of the operating licenses for Point Beach Nuclear Plant for a period of up to 20 years.

Used Nuclear Fuel Storage and Disposal: During 1995, Wisconsin Electric completed construction of a facility at Point Beach for the temporary dry storage of up to 48 canisters containing used nuclear fuel. During 2000, Wisconsin Electric finished loading the last of twelve canisters originally authorized by the PSCW. On March 13, 2001, the PSCW approved a May 2000 application for authority to load additional temporary used fuel dry storage containers beyond the twelve that were originally authorized. The application requested authorization for sufficient additional containers, at a cost of up to approximately $46 million, to operate Point Beach Units 1 and 2 to the end of their current operating licenses, but not to exceed the original 48-canister capacity of the facility. NMC is under contract with a new vendor to supply the next generation of used fuel dry storage containers for Point Beach.

Temporary storage alternatives at Point Beach are necessary until the United States Department of Energy takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987 (the "Waste Act"). Effective January 31, 1998, the Department of Energy failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which Wisconsin Electric has paid a total of $177.6 million over the life of the plant. The Department of Energy has indicated that it does not expect a permanent used fuel repository to be available any earlier than 2010. It is not possible, at this time, to predict with certainty when the Department of Energy will actually begin accepting used nuclear fuel.

On August 13, 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the Department of Energy's failure to begin performance by January 31, 1998 constituted a breach in the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, Wisconsin Electric filed a complaint on November 16, 2000 against the Department of Energy in the Court of Federal Claims. The matter is pending. As of August 2000, Wisconsin Electric has incurred damages in excess of $35 million, which it seeks to recover from the United States Department of Energy. Damages will continue to accrue, and, accordingly, Wisconsin Electric expects to seek to recover all of its damages in this lawsuit.

During 2000, President Clinton vetoed legislation that would have required the United States Department of Energy to establish a temporary used fuel repository in the state of Nevada until a permanent repository is available and to begin taking ownership from utilities and removing used fuel as required by the Waste Act. The Senate and the House failed to override the President's veto. Wisconsin Electric is unable to predict whether similar legislation might be reintroduced and passed during 2002 or President Bush's administration might support and sign such legislation.

In January 2002, as required by the Nuclear Waste Policy Act, the Secretary of Energy Spencer Abraham notified Nevada Governor Kenny Guinn and the Nevada Legislature that he intended to recommend to President Bush that the Yucca Mountain site is scientifically sound and suitable for development as the nation's long-term geological repository for used nuclear fuel. On

February 14, 2002, Secretary Abraham provided the formal recommendation to President Bush. In a February 2002, letter to Congress, President Bush expressed his support for the development of the Yucca Mountain site. The letter also affirmed the need for a permanent repository by supporting the need for nuclear power and its cost competitiveness, as well as acknowledging that successful completion of the repository program will redeem the clear Federal legal obligation set forth in the Nuclear Waste Policy Act.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

Driven by a combination of market forces, regulatory and legislative initiatives and technological changes, the nation's electric industry has followed a trend in recent years towards restructuring and increased competition. In the Midwest region, the state of Illinois passed legislation that introduced retail electric choice for large customers in 1999 and introduces choice for all retail customers by May 2002. As described in further detail below, full retail electric choice was introduced in the state of Michigan in January 2002. Congress continues to evaluate restructuring proposals at the federal level. However, recent severe electric supply constraints and a resulting rise in the cost of electricity in California has revitalized public debate in Wisconsin concerning deregulation. Given the current status of restructuring initiatives in regulatory jurisdictions where the Company primarily does business, Wisconsin Energy cannot predict the ultimate timing or impact of a restructured electric industry on its financial position or results of operations.

Restructuring in Wisconsin: Due to many factors, including relatively competitive electric rates charged by the state's electric utilities, Wisconsin is proceeding with restructuring of the electric utility industry at a much slower pace than many other states in the United States. Instead, the PSCW has been focused in recent years on electric reliability infrastructure issues for the state of Wisconsin such as:

   . Improvements to existing and addition of new electric transmission lines in the state;

   . Addition of new generating capacity in the state;

   . Modifications to the regulatory process to facilitate development of merchant generating plants;

   . Development of a regional independent electric transmission system operator; and

   . The previously described formation of a statewide transmission company, American Transmission Company LLC, which became operational January 1, 2001.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan: In June 2000, the Governor of the state of Michigan signed the "Customer Choice and Electric Reliability Act" into law empowering the MPSC to implement electric retail access in Michigan. In effect, the new law provides that all Michigan retail customers of investor-owned utilities have the ability to choose their electric power producer after January 1, 2002. The Michigan Retail Access law was characterized by Michigan Governor Engler as "Choice for those who want it and protection for those who need it."

As of January 1, 2002, Michigan retail customers of Wisconsin Electric and Edison Sault were allowed to remain with their regulated utility at regulated rates or choose an alternative electric supplier to provide power supply service. Wisconsin Electric and Edison Sault plan to maintain their generation capacity and distribution assets and provide regulated service as they have in the past. Wisconsin Electric and Edison Sault expect to continue providing distribution and customer service functions regardless of the customer's power supplier.

Power supply revenue in 2001 from Wisconsin Energy's eligible electric Michigan retail choice customers was less than $40 million, or approximately 1.6% of total utility operating revenue. Competition and customer switching to alternative suppliers in the companies' service territories in Michigan has started very slowly with little alternate supplier activity, reflecting the small market area, the companies' competitive regulated power supply prices and a lack of interest in general of the Upper Peninsula of Michigan as a market for alternative electric suppliers.

Natural Gas Utility Industry

Restructuring in Wisconsin: The PSCW has instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, Wisconsin Electric and Wisconsin Gas are unable to predict the impact of potential future deregulation on the Company's results of operations or financial position.

ACCOUNTING DEVELOPMENTS

New Pronouncements: In June 2001, the Financial Accounting Standards Board authorized issuance of Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and SFAS 142, Goodwill and Other Intangible Assets. Both accounting pronouncements were effective beginning January 1, 2002, although both standards require that business combinations which occurred after June 30, 2001 be accounted for using the new accounting standards. For further information, see "Note A--Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements. In June 2001, the Financial Accounting Standards Board also authorized issuance of SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143, which is effective for fiscal years beginning after June 15, 2002, requiring entities to record the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. Upon adoption, the Company may be required to modify its accounting for nuclear decommissioning. Wisconsin Energy has not yet completed the evaluation of application of the SFAS 143 rules. The Company expects to adopt SFAS 143 effective January 1, 2003.

In August 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment of Long-Lived Assets. SFAS 144, which is effective for financial statements issued for fiscal years beginning after December 15, 2001, requires entities to test long-lived assets (asset groups) for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company adopted SFAS 144 effective January 1, 2002. Wisconsin Energy has not yet completed the evaluation of application of the SFAS 144 rules.

SIGNIFICANT ACCOUNTING POLICIES

Regulatory Accounting: Wisconsin Energy's utility subsidiaries operate under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility prices which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utilities' books, as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("SFAS 71"), may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. Such a charge could be material. The Company continually reviews the applicability of SFAS 71 and has determined that it is currently appropriate to continue following SFAS 71. At this time, the Company is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note A--Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements for additional information.

Accounting for Derivative Instruments: SFAS 133, Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 2000. The Company adopted this statement effective January 1, 2001, which resulted in a net SFAS 133 charge of $0.11 per share for 2001. For further information, see "Note A--Summary of Significant Accounting Policies" and "Note K--Derivative Instruments" in the Notes to Consolidated Financial Statements.

CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of Wisconsin Energy. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on the forward-looking statements. When used in written documents or oral presentations, the terms "anticipate," "believe," "estimate," "expect," "forecast," "objective," "plan," "possible," "potential," "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

   . Factors affecting utility operations such as unusual weather conditions;
     catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel, purchased power, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; nuclear or environmental incidents; resolution of used nuclear fuel storage and disposal issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

   . Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities; required approvals for new construction; changes in the United States Nuclear Regulatory Commission's regulations related to Point Beach Nuclear Plant; changes in the United States Environmental Protection Agency's regulations as well as regulations from the Wisconsin or Michigan Departments of Natural Resources or the state of Connecticut related to emissions from fossil-fueled power plants such as carbon dioxide, sulfur dioxide, nitrogen oxide, small particulates or mercury; or the siting approval process for new generation and transmission facilities.

   . The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

   . Consolidation of the industry as a result of the combination and acquisition of utilities in the Midwest, nationally and globally.

   . Restrictions imposed by various financing arrangements and regulatory requirements on the ability of its subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances.

   . Changes in social attitudes regarding the utility and power industries.

   . Customer business conditions including demand for their products or services and supply of labor and material used in creating their products and services.

   . The cost and other effects of legal and administrative proceedings, settlements, investigations and claims, and changes in those matters, including the final outcome of the Giddings & Lewis, Inc./City of West Allis lawsuit against Wisconsin Electric.

   . Factors affecting the availability or cost of capital such as: changes in interest rates; the Company's capitalization structure; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

   . Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

   . Authoritative generally accepted accounting principle or policy changes, such as issuance during the summer of 2001 of SFAS 141, Business Combinations; SFAS 142, Goodwill and Other Intangible Assets; SFAS 143, Accounting for Asset Retirement Obligations; and SFAS 144, Accounting for the Impairment of Long-Lived Assets, from such standard setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission.

   . Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

   . Possible risks associated with non-utility diversification, such as:
     general economic conditions; competition; operating risks; dependence upon certain suppliers and customers; the cyclical nature of property values that could affect real estate investments; unanticipated changes in environmental or energy regulations; timely regulatory approval without onerous conditions of potential acquisitions or divestitures; risks associated with minority investments, where there is a limited ability to control the development, management or operation of the project; and the risk of higher interest costs associated with potentially reduced securities ratings by independent rating agencies as a result of these and other factors.

   . Legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the state of Wisconsin's amended public utility holding company law.

   . Factors affecting foreign non-utility operations and investments, including: foreign governmental actions; foreign economic and currency risks; political instability; and unanticipated changes in foreign environmental or energy regulations.

   . Factors which impede execution of Wisconsin Energy's Power the Future strategy announced in September 2000 and revised in February 2001, including receipt of necessary state and federal regulatory approvals, local opposition to siting of new generating facilities and obtaining the investment capital from outside sources necessary to implement the strategy.

   . Unexpected difficulties or unanticipated effects of the qualified five-year electric and gas rate freeze ordered by the PSCW as a condition of approval of the WICOR merger.

   . Other business or investment considerations that may be disclosed from time to time in Wisconsin Energy's Securities and Exchange Commission filings or in other publicly disseminated written documents.

Wisconsin Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         WISCONSIN ENERGY CORPORATION

                        CONSOLIDATED INCOME STATEMENTS

                            Year Ended December 31

                                                2001         2000      1999
                                              --------     --------  --------
                                              (Millions of Dollars, Except Per
                                                       Share Amounts)
Operating Revenues
   Utility energy............................ $2,964.8     $2,556.7  $2,050.2
   Non-utility energy........................    337.3        372.8     193.2
   Manufacturing.............................    585.1        382.2        --
   Other.....................................     41.3         51.0      29.2
                                              --------     --------  --------
       Total Operating Revenues..............  3,928.5      3,362.7   2,272.6
Operating Expenses
   Fuel and purchased power..................    660.1        682.1     588.1
   Cost of gas sold..........................    823.8        594.7     174.0
   Cost of goods sold........................    434.7        282.0        --
   Other operation and maintenance...........    978.3        942.4     708.7
   Depreciation, decommissioning and
     amortization............................    342.1        336.3     250.8
   Property and revenue taxes................     84.6         80.3      74.9
                                              --------     --------  --------
       Total Operating Expenses..............  3,323.6      2,917.8   1,796.5
                                              --------     --------  --------
Operating Income.............................    604.9        444.9     476.1
Other Income and Deductions
   Interest income...........................     18.2         20.3      22.3
   Allowance for other funds used during
     construction............................      1.9          2.6       3.8
   Gains on asset sales......................     27.5         98.7       6.1
   Equity in earnings of unconsolidated
     affiliates..............................     26.0         (2.3)     (3.8)
   Other.....................................    (73.0)       (39.3)    (33.9)
                                              --------     --------  --------
       Total Other Income and Deductions.....      0.6         80.0      (5.5)
Financing Costs
   Interest expense..........................    245.0        243.5     148.3
   Allowance for borrowed funds used during
     construction............................    (13.3)       (13.6)     (9.5)
   Distributions on preferred securities of
     subsidiary trust........................     13.7         13.7      10.5
   Preferred dividend requirement of
     subsidiary..............................      1.2          1.2       1.2
                                              --------     --------  --------
       Total Financing Costs.................    246.6        244.8     150.5
                                              --------     --------  --------
Income Before Income Taxes and the
  Cumulative Effect of Change in Accounting
  Principle..................................    358.9        280.1     320.1
Income Taxes.................................    150.4        125.9     111.1
                                              --------     --------  --------
Income Before the Cumulative Effect of
  Change in Accounting Principle.............    208.5        154.2     209.0
Cumulative Effect of Change in Accounting
  Principle, Net of Tax......................     10.5           --        --
                                              --------     --------  --------
Net Income................................... $  219.0     $  154.2  $  209.0
                                              ========     ========  ========
Earnings Per Share Before Change in
  Accounting Principle
   Basic..................................... $   1.78     $   1.28  $   1.79
   Diluted................................... $   1.77     $   1.27  $   1.79
Earnings Per Share
   Basic..................................... $   1.87     $   1.28  $   1.79
   Diluted................................... $   1.86     $   1.27  $   1.79
Weighted Average Common Shares Outstanding
  (Millions)
   Basic.....................................    117.1        120.6     117.0
   Diluted...................................    117.9        121.2     117.0

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year Ended December 31

                                                                    2001       2000      1999
                                                                  ---------  ---------  -------
                                                                      (Millions of Dollars)
Operating Activities
   Net income.................................................... $   219.0  $   154.2  $ 209.0
   Reconciliation to cash
       Depreciation, decommissioning and amortization............     377.5      372.8    283.4
       Nuclear fuel expense amortization.........................      32.3       27.4     25.8
       Equity in earnings of unconsolidated affiliates...........     (26.0)       2.3      3.8
       Deferred income taxes, net................................      (7.8)      10.3     33.6
       Investment tax credit, net................................      (5.0)      (4.6)    (4.3)
       Allowance for other funds used during construction........      (1.9)      (2.6)    (3.8)
       Gains on asset sales......................................     (27.5)     (98.7)    (6.1)
       Change in--Accounts receivable and accrued revenues.......     187.5     (188.0)   (56.3)
                  Inventories....................................     (38.7)     (68.9)    (6.8)
                  Other current assets...........................      62.4       22.1    (55.4)
                  Accounts payable...............................    (119.2)     163.5    (13.4)
                  Other current liabilities......................    (128.9)      63.7      2.2
       Other.....................................................      32.1        7.5   (104.8)
                                                                  ---------  ---------  -------
Cash Provided by Operating Activities............................     555.8      461.0    306.9
Investing Activities
   Capital expenditures..........................................    (672.5)    (611.0)  (518.1)
   Acquisitions, net of cash acquired............................     (35.7)  (1,234.7)  (276.8)
   Proceeds from asset sales, net................................     174.6      408.4     11.5
   Cash distributions received from ATC..........................     119.8         --       --
   Allowance for borrowed funds used during construction.........     (13.4)     (13.6)    (9.5)
   Nuclear fuel..................................................      (9.9)     (41.6)   (18.6)
   Nuclear decommissioning funding...............................     (17.6)     (17.6)   (17.7)
   Other.........................................................      (9.6)     (10.4)   (59.6)
                                                                  ---------  ---------  -------
Cash Used in Investing Activities................................    (464.3)  (1,520.5)  (888.8)
Financing Activities
   Issuance of common stock......................................      51.6       89.3     79.1
   Repurchase of common stock....................................    (133.6)    (100.8)      --
   Issuance of long-term debt....................................   1,313.7      513.9    443.2
   Retirement of long-term debt..................................     (98.2)    (137.4)  (115.5)
   Issuance of mandatorily redeemable trust preferred securities.        --         --    193.7
   Change in short-term debt.....................................  (1,124.7)     826.8    220.6
   Dividends paid on common stock................................     (93.8)    (165.3)  (182.3)
                                                                  ---------  ---------  -------
Cash (Used in) Provided by Financing Activities..................     (85.0)   1,026.5    638.8
                                                                  ---------  ---------  -------
Change in Cash and Cash Equivalents..............................       6.5      (33.0)    56.9
Cash and Cash Equivalents at Beginning of Year...................      40.5       73.5     16.6
                                                                  ---------  ---------  -------
Cash and Cash Equivalents at End of Year......................... $    47.0  $    40.5  $  73.5
                                                                  =========  =========  =======
Supplemental Information--Cash Paid For
   Interest (net of amount capitalized).......................... $   233.1  $   223.6  $ 156.1
   Income taxes (net of refunds)................................. $   166.8  $    82.4  $ 114.9

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                  December 31

                                    ASSETS

                                                                                     2001       2000
                                                                                   ---------  ---------
                                                                                   (Millions of Dollars)
Property, Plant and Equipment
   Utility energy................................................................. $ 7,075.3  $ 7,327.7
   Non-utility energy.............................................................      21.5       21.7
   Manufacturing..................................................................     142.2      119.5
   Other..........................................................................     205.6      135.3
   Accumulated depreciation.......................................................  (3,826.4)  (3,912.9)
                                                                                   ---------  ---------
                                                                                     3,618.2    3,691.3
   Construction work in progress..................................................     380.2      246.3
   Leased facilities, net.........................................................     116.0      121.7
   Nuclear fuel, net..............................................................      73.6       93.1
                                                                                   ---------  ---------
       Net Property, Plant and Equipment..........................................   4,188.0    4,152.4
Investments
   Nuclear decommissioning trust fund.............................................     589.6      613.3
   Investment in ATC..............................................................     146.5         --
   Other..........................................................................     128.7      166.0
                                                                                   ---------  ---------
       Total Investments..........................................................     864.8      779.3
Current Assets
   Cash and cash equivalents......................................................      47.0       40.5
   Accounts receivable, net of allowance for doubtful accounts of $48.0 and $36.0.     434.2      532.6
   Other accounts receivable......................................................     116.4         --
   Accrued revenues...............................................................     178.6      269.8
   Materials, supplies and inventories............................................     431.0      381.7
   Assets held for sale...........................................................     403.1      464.0
   Prepayments....................................................................      83.7       81.7
   Deferred income taxes..........................................................       8.7       73.4
   Other..........................................................................      12.2       19.9
                                                                                   ---------  ---------
       Total Current Assets.......................................................   1,714.9    1,863.6
Deferred Charges and Other Assets
   Deferred regulatory assets.....................................................     324.9      276.8
   Goodwill, net..................................................................     832.1      826.9
   Other..........................................................................     404.0      507.1
                                                                                   ---------  ---------
       Total Deferred Charges and Other Assets....................................   1,561.0    1,610.8
                                                                                   ---------  ---------
Total Assets...................................................................... $ 8,328.7  $ 8,406.1
                                                                                   =========  =========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                  December 31

                        CAPITALIZATION AND LIABILITIES

                                                             2001       2000
                                                           --------   --------
                                                          (Millions of Dollars)
 Capitalization
    Common equity........................................ $2,056.1   $2,016.8
    Preferred stock of subsidiary........................     30.4       30.4
    Company-obligated mandatorily redeemable
    preferred securities of subsidiary trust
    holding solely debentures of the Company.............    200.0      200.0
    Long-term debt.......................................  3,237.3    2,732.7
                                                           --------   --------
        Total Capitalization.............................  5,523.8    4,979.9

 Current Liabilities
    Long-term debt due currently.........................    484.3       55.4
    Short-term debt......................................    550.4    1,386.1
    Accounts payable.....................................    309.8      427.0
    Payroll and vacation accrued.........................     75.1       68.2
    Taxes accrued--income and other......................     33.1       54.8
    Interest accrued.....................................     39.0       26.0
    Other................................................    115.4      191.2
                                                           --------   --------
        Total Current Liabilities........................  1,607.1    2,208.7

 Deferred Credits and Other Liabilities
    Accumulated deferred income taxes....................    547.2      587.1
    Accumulated deferred investment tax credits..........     75.8       80.8
    Deferred regulatory liabilities......................    328.1      321.0
    Other................................................    246.7      228.6
                                                           --------   --------
        Total Deferred Credits and Other Liabilities.....  1,197.8    1,217.5

 Commitments and Contingencies (Note O)..................       --         --
                                                           --------   --------

 Total Capitalization and Liabilities.................... $8,328.7   $8,406.1
                                                           ========   ========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                  December 31

                                                                                                            2001        2000
                                                                                                          --------    --------
                                                                                                          (Millions of Dollars)
Common Equity (See Consolidated Statements of Common Equity)
   Common stock--$.01 par value; authorized 325,000,000 shares; outstanding--115,420,724 and
     118,645,341 shares.................................................................................. $    1.2    $    1.2
   Other paid in capital.................................................................................    763.8       833.3
   Retained earnings.....................................................................................  1,284.9     1,159.7
   Accumulated other comprehensive income (loss).........................................................    (10.8)       (2.9)
   Unearned compensation--restricted stock award.........................................................     (4.2)       (3.9)
   Stock options exercisable.............................................................................     21.2        29.4
                                                                                                          --------    --------
              Total Common Equity........................................................................  2,056.1     2,016.8
Preferred Stock
   Wisconsin Energy
       $.01 par value; authorized 15,000,000 shares; none outstanding....................................       --          --
   Wisconsin Electric
       Six Per Cent. Preferred Stock--$100 par value; authorized 45,000 shares;
         outstanding--44,498 shares......................................................................      4.4         4.4
       Serial preferred stock--
          $100 par value; authorized 2,286,500 shares; 3.60% Series redeemable at $101 per share;
            outstanding--260,000 shares..................................................................     26.0        26.0
          $25 par value; authorized 5,000,000 shares; none outstanding...................................       --          --
   Wisconsin Gas--Cumulative without par value; authorized 1,500,000 shares; none outstanding............       --          --
                                                                                                          --------    --------
              Total Preferred Stock......................................................................     30.4        30.4
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely
  debentures of the Company, 6.85% due 2039..............................................................    200.0       200.0
Long-Term Debt
   First mortgage bonds
              7 1/4% due 2004............................................................................    140.0       140.0
              7 1/8% due 2016............................................................................    100.0       100.0
              6.85% due 2021.............................................................................      9.0         9.0
              7 3/4% due 2023............................................................................    100.0       100.0
              7.05% due 2024.............................................................................     60.0        60.0
              9 1/8% due 2024 (Redeemed 2002)............................................................      3.4         3.4
              8 3/8% due 2026 (Redeemed 2002)............................................................    100.0       100.0
              7.70% due 2027.............................................................................    200.0       200.0

   Debentures (unsecured)
              6 5/8% due 2002............................................................................    150.0       150.0
              6 5/8% due 2006............................................................................    200.0       200.0
              9.47% due 2006.............................................................................      3.5         4.2
              8 1/4% due 2022............................................................................     25.0        25.0
              6 1/2% due 2028............................................................................    150.0       150.0
              6 7/8% due 2095............................................................................    100.0       100.0
              6.60% due 2013.............................................................................     45.0        45.0

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                                  December 31

                                                                      2001        2000
                                                                    --------    --------
                                                                    (Millions of Dollars)
Long-Term Debt--(Cont'd)
   Notes (secured, nonrecourse)
              3.43% variable rate due 2002 (a)..................... $    7.2    $   21.2
              Variable rate due 2003...............................       --         4.2
              3.28% variable rate due 2005 (a).....................    180.5       208.0
              6.36% effective rate due 2006........................      5.5         6.6
              6.90% due 2006.......................................      1.1          --
              4.00% variable rate due 2007 and 2009 (a)............      4.1         5.0

   Notes (unsecured)
              6.40% due 2001.......................................       --        15.0
              6.33% due 2002.......................................     12.0        12.0
              6.66% due 2003.......................................     10.6        10.6
              6 3/8% due 2005......................................     65.0        65.0
              6.85% due 2005.......................................     10.0        10.0
              2.15% variable rate due 2006 (a).....................      1.0         1.0
              5.875% due 2006......................................    550.0          --
              6.36% effective rate due 2006........................      6.0         7.2
              7.00% to 8.00% due 2000-2008.........................      3.1         4.8
              5.50% due 2008.......................................    300.0          --
              6.21% due 2008.......................................     20.0        20.0
              6.48% due 2008.......................................     25.4        25.4
              5 1/2% due 2009......................................     50.0        50.0
              6.50% due 2011.......................................    450.0          --
              6.51% due 2013.......................................     30.0        30.0
              2.15% variable rate due 2015 (a).....................     17.4        17.4
              1.75% variable rate due 2016 (a).....................     67.0        67.0
              6.94% due 2028.......................................     50.0        50.0
              2.15% variable rate due 2030 (a).....................     80.0        80.0
Commercial paper supported by multiple-year bank lines.............    220.8       509.7
Obligations under capital leases...................................    211.4       215.5
Unamortized discount, net and other................................    (42.4)      (34.1)
Long-term debt due currently.......................................   (484.3)      (55.4)
                                                                    --------    --------
          Total Long-Term Debt.....................................  3,237.3     2,732.7
                                                                    --------    --------
Total Capitalization............................................... $5,523.8    $4,979.9
                                                                    ========    ========

--------
(a) Variable interest rate as of December 31, 2001.

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                   CONSOLIDATED STATEMENTS OF COMMON EQUITY

                                                                      Accumulated
                                                   Other                 Other                     Stock
                                           Common Paid In  Retained  Comprehensive   Unearned     Options
                                           Stock  Capital  Earnings  Income (Loss) Compensation Exercisable  Total
                                           ------ -------  --------  ------------- ------------ ----------- --------
                                                                     (Millions of Dollars)
Balance--December 31, 1998................  $1.2  $ 759.2  $1,144.1     $   --        $(1.3)       $  --    $1,903.2
   Net income.............................                    209.0                                            209.0
   Common stock cash dividends $1.56
     per share............................                   (182.3)                                          (182.3)
   Sale of common stock...................           79.1                                                       79.1
   Restricted stock award.................                                             (1.4)                    (1.4)
   Amortization and forfeiture of
     restricted stock.....................                                              0.2                      0.2
                                            ----  -------  --------     ------        -----        -----    --------
Balance--December 31, 1999................   1.2    838.3   1,170.8         --         (2.5)          --     2,007.8
   Net Income.............................                    154.2                                            154.2
   Other comprehensive income
       Foreign currency translation.......                                (0.7)                                 (0.7)
       Minimum pension liability..........                                (2.2)                                 (2.2)
                                            ----  -------  --------     ------        -----        -----    --------
          Comprehensive Income............    --       --     154.2       (2.9)          --           --       151.3
   Common stock cash dividends $1.37
     per share............................                   (165.3)                                          (165.3)
   Sale of common stock...................           89.3                                                       89.3
   Repurchase of common stock.............         (100.8)                                                    (100.8)
   Restricted stock award.................                                             (1.4)                    (1.4)
   Conversion of WICOR restricted
     stock awards.........................                                             (1.2)                    (1.2)
   Amortization and forfeiture of
     restricted stock.....................                                              1.2                      1.2
   Conversion of WICOR stock options......                                                          35.9        35.9
   Stock options exercised and other......            5.6                                           (6.5)       (0.9)
   Tax benefit of stock options exercised.            0.9                                                        0.9
                                            ----  -------  --------     ------        -----        -----    --------
Balance--December 31, 2000................   1.2    833.3   1,159.7       (2.9)        (3.9)        29.4     2,016.8
   Net Income.............................                    219.0                                            219.0
   Other comprehensive income
       Foreign currency translation.......                                (1.4)                                 (1.4)
       Unrealized hedging losses..........                                (6.5)                                 (6.5)
                                            ----  -------  --------     ------        -----        -----    --------
          Comprehensive Income............    --       --     219.0       (7.9)          --           --       211.1
   Common stock cash dividends $0.80
     per share............................                    (93.8)                                           (93.8)
   Sale of common stock...................           51.6                                                       51.6
   Repurchase of common stock.............         (133.6)                                                    (133.6)
   Restricted stock awards................                                             (1.6)                    (1.6)
   Amortization and forfeiture of
     restricted stock.....................                                              1.3                      1.3
   Stock options exercised................            8.2                                           (8.2)         --
   Tax benefit of stock options
     exercised............................            4.9                                                        4.9
   Other..................................           (0.6)                                                      (0.6)
                                            ----  -------  --------     ------        -----        -----    --------
Balance--December 31, 2001................  $1.2  $ 763.8  $1,284.9     $(10.8)       $(4.2)       $21.2    $2,056.1
                                            ====  =======  ========     ======        =====        =====    ========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                         WISCONSIN ENERGY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("Wisconsin Energy" or the "Company"), a diversified holding company, as well as its principal subsidiaries in the following operating segments:

   . Utility Energy Segment--Consisting of Wisconsin Electric Power Company
     ("Wisconsin Electric"), Wisconsin Gas Company ("Wisconsin Gas") and Edison Sault Electric Company ("Edison Sault"); engaged primarily in the generation of electricity and the distribution of electricity and natural gas;

   . Non-Utility Energy Segment--Consisting primarily of Wisvest Corporation
     ("Wisvest") and W.E. Power LLC; engaged primarily in independent electric power production; and

   . Manufacturing Segment--Consisting of WICOR Industries, Inc., an intermediary holding company, and its primary subsidiaries, Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation; engaged in the manufacture of pumps as well as fluid processing and pump filtration equipment.

Other non-utility subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technology products, and Wispark LLC ("Wispark"), which develops and invests in real estate. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain prior year financial statement amounts have been reclassified to conform to their current year presentation. These reclassifications had no effect on net income or earnings per share.

Revenues: Energy revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed. The manufacturing segment recognizes revenue from product sales upon shipment. Based upon experience, the manufacturing segment estimates and records provisions for sales returns, allowances and original warranties in the period the sale is reported.

Wisconsin Electric's rates include base amounts for estimated fuel and purchased power costs. It can request recovery of fuel and purchased power costs prospectively from retail electric customers in the Wisconsin jurisdiction through its rate review process with the Public Service Commission of Wisconsin ("PSCW") and in interim fuel cost hearings when such annualized costs are more than 3% higher than the forecasted costs used to establish rates. Wisconsin Electric's and Wisconsin Gas's retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs.

Property and Depreciation: Utility property, plant and equipment is recorded at cost. Cost includes material, labor and allowance for funds used during construction. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property, together with removal cost less salvage value, is charged to accumulated depreciation when property is retired.

Utility depreciation rates are certified by the state regulatory commissions and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 4.6% in 2001, 4.5% in 2000, and 4.1% in 1999. Nuclear plant decommissioning costs are accrued and included in depreciation expense (see Note F).

Other property, plant and equipment is recorded at cost. Cost includes material, labor and capitalized interest. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Other Income and Deductions--Gain on asset sales" in the Consolidated Income Statements.

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. For manufacturing property, depreciation expense is primarily included in cost of goods sold.

Estimated useful lives are 3 to 10 years for manufacturing equipment, 3 to 15 years for other non-utility equipment and 30 to 40 years for non-utility buildings.

Allowance For Funds Used During Construction: Allowance for funds used during construction ("AFUDC") is included in Wisconsin Electric's and Wisconsin Gas's utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. In the Consolidated Income Statements, the cost of borrowed funds (before income taxes) is shown as an offset to interest expense and the return on stockholders' capital is an item of non-cash other income.

As approved by the PSCW, Wisconsin Electric capitalized AFUDC at the following rates during the periods indicated:

                   . September 1, 2000--continuing... 10.18%
                   . June 1, 1998--August 31, 2000... 10.21%

Prior to August 31, 2000, based on PSCW authorization, Wisconsin Electric accrued an allowance for funds used during construction on 50% of all construction work in progress. In a rate order made dated August 30, 2000, the PSCW authorized the Company to accrue an AFUDC on all electric utility nitrogen oxide remediation construction work in progress at a rate of 10.18%, and provided a full current return on electric safety and reliability construction work in progress so that no AFUDC accrual is required on such projects. In addition, the August PSCW order provided a current return on half of other utility construction work in progress and authorized AFUDC accruals on the remaining 50% of these projects.

As approved by the PSCW, Wisconsin Gas began to accrue AFUDC on its Guardian natural gas pipeline lateral project on September 1, 2001 at a rate of 10.32%. Prior to the Guardian project, Wisconsin Gas had not been authorized to accrue AFUDC on construction work in progress in recent years.

Earnings Per Common Share: Basic earnings per common share have been computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing net earnings by the weighted average number of common shares outstanding including the potentially dilutive effects of stock options.

Materials, Supplies and Inventories: Inventory at December 31, 2001 and 2000 consists of:

    Materials, Supplies and Inventories                2001          2000
    -----------------------------------               ------        ------
                                                      (Millions of Dollars)
    Fossil Fuel...................................... $103.7        $ 78.2
    Natural Gas in Storage...........................  107.1          92.1
    Materials and Supplies...........................   89.0          89.0
    Manufacturing....................................  131.2         122.4
                                                      ------        ------
       Total......................................... $431.0        $381.7
                                                      ======        ======

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are priced using the weighted average method of accounting. Approximately 83% of the manufacturing inventories in 2001 and 2000 were priced using the last-in, first-out method (not in excess of the market), with the remaining inventories priced using the first-in, first-out method. If the first-in, first-out method of accounting had been used exclusively, manufacturing inventories would have been $0.3 million and $0.4 million higher at December 31, 2001 and 2000, respectively.

Goodwill and Long-Lived Assets: Goodwill represents the excess of acquisition costs over the fair value of the net assets of acquired businesses and has been amortized on a straight line basis over its estimated life, which was generally 40 years. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets ("SFAS 142") which eliminated the annual amortization of goodwill.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and SFAS 142. Both accounting pronouncements were effective beginning January 1, 2002, although both standards require that business combinations which occurred after June 30, 2001 be accounted for using the new accounting standards. Under SFAS 141, all future business combinations must be accounted for using the purchase method, thereby eliminating the pooling of interests method. Under SFAS 142, goodwill is no longer amortized. However, goodwill along with other intangibles will be subject to new fair value-based rules for measuring impairment and resulting write-downs, if any, will be reflected as a change in accounting principle at transition and in operating expense in subsequent periods. The transition calls for an impairment test for intangible assets with indefinite lives to be performed as of January 1, 2002 and for an impairment test for goodwill to be finalized by the end of 2002.

Wisconsin Energy is in the process of evaluating the impact of the new standards. Through December 31, 2001, the Company had amortized goodwill expense. For the year 2002, the Company expects that implementation of SFAS 142 will increase net income by approximately $0.18 per share due to the elimination of goodwill amortization. Wisconsin Energy has not yet completed the evaluation of the application of the new impairment rules to the recorded goodwill balance at December 31, 2001 and therefore has not yet determined the effect of the implementation of that portion of SFAS 142.

Under SFAS 142, the Company will review the carrying value of goodwill for impairment annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment would be determined based upon a comparison of the fair value of goodwill of each "reporting unit" as defined by SFAS 142 to the carrying value. A writedown would be reported in operating expense equal to the excess of the goodwill carrying value over fair value.

Regulatory Accounting: The utility energy segment accounts for its regulated operations in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. This statement sets forth the application of generally accepted accounting principles to those companies whose rates are determined by an independent third-party regulator. The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets in the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities).

Deferred regulatory assets and liabilities at December 31 consist of:

        Deferred Regulatory Assets and Liabilities    2001       2000
        ------------------------------------------   ------     ------
                                                   (Millions of Dollars)
          Deferred Regulatory Assets
             Deferred income tax related..........   $144.4     $148.7
             Environmental costs..................     43.9         --
             Other plant related..................     39.0       30.6
             Postretirement benefit costs.........     28.4       31.2
             Deferred transmission costs..........     22.3         --
             Lightweight aggregate plant..........     16.8       19.7
             Department of Energy assessments.....     15.9       18.5
             Deferred nuclear costs...............      4.7        8.3
             Other................................      9.5       19.8
                                                     ------     ------
          Total Deferred Regulatory Assets........   $324.9     $276.8
                                                     ======     ======
          Deferred Regulatory Liabilities
             Benefit costs........................   $160.2     $173.1
             Deferred income tax related..........    132.3      135.7
             NOx escrow...........................      8.6         --
             Other................................     27.0       12.2
                                                     ------     ------
          Total Deferred Regulatory Liabilities...   $328.1     $321.0
                                                     ======     ======

In connection with the WICOR acquisition, the Company recorded the Wisconsin Gas pension and postretirement medical plans at fair value. Due to the regulatory treatment of Wisconsin Gas, a regulatory liability was also recorded and is being amortized over the average remaining service life of 15 years.

During 2000, Wisconsin Electric discontinued operation of its lightweight aggregate plant at Oak Creek Power Plant. As authorized by the PSCW, Wisconsin Electric transferred the associated remaining undepreciated plant balance of $19.7 million on December 31, 2000 to a deferred regulatory asset account, which is being amortized over the five year period ending December 31, 2005.

Derivative Financial Instruments: The Company has derivative physical and financial instruments as defined by Statement of Financial Accounting Standards No. 133 ("SFAS 133"), however use of financial instruments is limited and was immaterial as of December 31, 2001 and 2000. For further information, see
Note K.

Statement of Cash Flows: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of the principal utility subsidiaries and various financing arrangements impose restrictions on the ability of the non-utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Electric and Wisconsin Gas are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. The Company does not believe that such restrictions will materially affect its operations.

Assets Held for Sale: Property, equipment and goodwill related to businesses held for sale are carried at the lower of cost or estimated fair value less costs to sell. In accordance with the Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"), the Company records an impairment loss on its property held for sale whenever their carrying value cannot be fully recovered through the estimated cash flows including net sale proceeds. Effective December 31, 2000, the Company stopped depreciating assets classified as held for sale, which for the year ended December 31, 2001 resulted in a reduction of depreciation expense of $0.05 per share. There was no similar reduction in 2000 as assets were identified at December 31, 2000. The amount of any impairment loss to be recognized would be the excess of the asset's carrying value compared to the asset's estimated fair value. Adjustments for an impairment loss for such assets are made in each period as necessary to report these assets at the lower of carrying value or estimated fair value less costs to sell.

The ultimate timing, proceeds and any gain or loss on the sale of assets is dependent upon many factors, including, but not limited to, the independent power markets, forward electric price curves, the ability of independent power producers to obtain credit, the softening economy, the relative attractiveness of real estate for investment purposes, and interest rates.

Investments: Investments of Witech Corporation, a wholly owned venture capital company, are reported at fair value with changes in fair value reported currently. Investments in other affiliated companies in which the Company does not maintain control are accounted for using the equity method.

Stock Options: The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). For further information, see Note G.

Nuclear Fuel Amortization: The Company leases nuclear fuel and amortizes it to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier.

B--MERGERS AND ACQUISITIONS

Utility Energy Segment

WICOR, Inc.: On April 26, 2000, the Company acquired all of the outstanding common stock of WICOR, Inc., a diversified utility holding company. The purchase price included the payment of $1.2 billion of cash, the assumption of stock options and restricted shares valued at $37.1 million and the payment of $10.2 million in transaction costs. The Company also assumed approximately $267 million of existing WICOR debt. The cash purchase price of approximately $1.2 billion was funded with commercial paper borrowings. The acquisition was accounted for as a purchase under Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), and accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. In accordance with APB 16, the purchase price has been allocated to assets acquired and liabilities assumed based upon an estimate of fair value at the date of acquisition while approximately $818 million was recorded as goodwill that has been amortized through December 31, 2001 based upon a 40-year estimated life. Portions of the purchase price were identified by independent appraisers utilizing proven valuation procedures and techniques.

The following unaudited pro forma data summarize the results of operations for the periods indicated as if the WICOR acquisition had been completed as of the beginning of the periods presented.

                                                       Pro forma (a)
                                                     -----------------
         Wisconsin Energy Corporation         2001     2000     1999
         ----------------------------       -------- -------- --------
                                              (Millions of Dollars,
                                            Except Per Share Amounts)
         Total Operating Revenues.......... $3,928.5 $3,801.4 $3,282.8
         Net Income........................ $  219.0 $  153.8 $  190.5
         Earnings Per Share
            Basic.......................... $   1.87 $   1.28 $   1.63
            Diluted........................ $   1.86 $   1.27 $   1.63

--------
(a) Pro forma assumes that the WICOR acquisition occurred on January 1, 1999 and includes estimated merger-related costs from January 1999 through April 2000.

Non-Utility Energy Segment

Wisvest-Connecticut, LLC: In April 1999, Wisvest-Connecticut, LLC, a wholly owned subsidiary of Wisvest, acquired two fossil-fueled power plants in the state of Connecticut for $276.8 million from The United Illuminating Company, an unaffiliated investor-owned utility in New Haven, Connecticut. Pursuant to the agreement, Wisvest-Connecticut, LLC purchased the Bridgeport Harbor Station, which has an active generating capacity of 590 megawatts, as well as the New Haven Harbor Station, which has an active generating capacity of 466 megawatts. Wisconsin Energy accounted for the transaction under the purchase method of accounting. Related goodwill in the amount of $53.9 million, which was being amortized over a 30-year estimated life, remains outstanding at December 31, 2001. Due to the immaterial nature of the transaction, Wisconsin Energy has not presented pro forma financial information. As discussed in Note C, the Company has announced the anticipated sale of these two fossil-fueled power plants.

Manufacturing Segment

In July 2001, the Company completed the acquisitions of Vico Products Manufacturing Co., Inc., Ultra Jet Plastics and Ultra Jet Canada, leading manufacturers of spa and jetted tub pumps and fittings. In August 2000, the Company acquired a privately held manufacturer of fiber-wound pressure tanks for the water treatment industry. The aggregate purchase price for these transactions was approximately $36 million and $33 million respectively. They were financed using corporate working capital and short-term borrowings. The acquisitions were accounted for as purchases, and the acquired companies' results of operations are included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the estimated fair value of the net assets of the acquired companies is approximately $23 million and $22 million respectively, which is recorded as goodwill and other intangibles. Due to the immaterial nature of the transactions, Wisconsin Energy has not presented pro forma financial information.

C--ASSET SALES AND DIVESTITURES

During 2000, the Company's management announced a strategy, which, among other things, identified the divestiture of non-core investments.

In October 2000, the Company closed on the sale of its interest in SkyGen Energy Holdings, LLC., which resulted in cash proceeds totaling approximately $332 million (including approximately $112 million for the repayment of certain advances, short-term notes receivable and interest) and an after tax gain of $54.6 million or $0.45 per share.

During the second quarter of 2001, the Company sold FieldTech, Inc. and Wisvest's interest in Blythe Energy, LLC, an independent power production project in the state of California, in separate transactions. Wisconsin Energy realized after-tax gains of approximately $16.5 million or $0.14 per share as a result of the sales of FieldTech and Blythe.

As of December 31, Wisconsin Energy held additional assets held for sale as follows:

            Assets Held For Sale December 31, 2001 December 31, 2000
            -------------------- ----------------- -----------------
                                        (Millions of Dollars)
             Non-Utility Energy.      $382.5            $331.8
             Other--Real Estate.        20.6             132.2
                                      ------            ------
                Total...........      $403.1            $464.0
                                      ======            ======

Wisvest is reviewing bids to sell its Wisvest Connecticut assets in the context of current independent power markets. In May 2000, Wisconsin Energy announced that it planned to market and sell a significant portion of its portfolio of non-utility real estate assets during the following two years. Proceeds from these sales, and additional sales of real estate by Wispark, are being used primarily to reduce debt.

Effective January 1, 2001, Wisconsin Electric and Edison Sault transferred electric utility transmission system assets with a net book value of approximately $254.9 million to American Transmission Company LLC ("ATC") in exchange for an equity interest in this new company. No gain or loss was recorded in this transaction. During 2001, ATC issued debt and distributed $119.8 million of cash back to Wisconsin Electric and Edison Sault as a partial return of the original equity contribution.

D--NON-RECURRING CHARGES

During the fourth quarter of 2000, the Company recorded one-time charges totaling $0.69 per diluted share. Of this, $0.33 per share related to severance and employee benefits and merger-related items. In connection with the WICOR merger and the divestiture of non-core businesses, approximately 300 employees received severance benefits under severance agreements and enhanced retirement initiatives. The Company has paid all of the anticipated expenses except approximately $5.8 million of severance benefits related to 130 employees as of December 31, 2001. No other adjustments were made to the reserves. The Company also recorded charges totaling $0.26 per share during the fourth quarter of 2000 related to the valuation of non-core investments. The Company reviewed its non-core businesses and investments and determined that the expected future cash flows on certain investments, including real estate, international waste to energy projects and energy marketing companies would not exceed the historical costs of those investments. In addition, the Company made a contribution of $0.10 per share after tax to the Wisconsin Energy Foundation to assist it in becoming self-funding.

During 1999, Wisconsin Electric reached agreement in the settlement of litigation related to the development of an electric generating plant in the Philippines at an after tax cost of $0.09 per diluted share.

E--INCOME TAXES

The Company follows the liability method in accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Tax credits associated with regulated operations are deferred and amortized over the life of the assets.

The following table is a summary of income tax expense for each of the years ended December 31:

              Income Tax Expense            2001    2000    1999
              ------------------           ------  ------  ------
                                            (Millions of Dollars)
              Current tax expense......... $163.2  $120.2  $ 81.8
              Deferred income taxes, net..   (7.8)   10.3    33.6
              Investment tax credit, net..   (5.0)   (4.6)   (4.3)
                                           ------  ------  ------
                 Total Income Tax Expense. $150.4  $125.9  $111.1
                                           ======  ======  ======

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

                                                             2001              2000              1999
                                                       ----------------  ----------------  ----------------
                                                               Effective         Effective         Effective
                  Income Tax Expense                   Amount  Tax Rate  Amount  Tax Rate  Amount  Tax Rate
                  ------------------                   ------  --------- ------  --------- ------  ---------
                                                                       (Millions of Dollars)
Expected tax at statutory federal tax rates........... $125.6    35.0%   $ 98.5    35.0%   $112.5    35.0%
State income taxes net of federal tax benefit.........   26.3     7.3%     20.7     7.4%     16.6     5.2%
Unrealized capital loss...............................     --       --      7.5     2.7%       --       --
Investment tax credit restored........................   (5.0)   (1.4%)    (4.6)   (1.6%)    (4.6)   (1.4%)
Amortization of goodwill..............................    6.6     1.8%      4.2     1.5%       --       --
Flowback of prior contributions in aid of construction     --       --       --       --     (8.1)   (2.5%)
Other, net............................................   (3.1)   (0.8%)    (0.4)   (0.1%)    (5.3)   (1.6%)
                                                       ------    -----   ------    -----   ------    -----
   Total Income Tax Expense........................... $150.4    41.9%   $125.9    44.9%   $111.1    34.7%
                                                       ======    =====   ======    =====   ======    =====

The components of SFAS 109 deferred income taxes classified as net current assets and net long-term liabilities at December 31 are as follows:

                                         Current Assets      Long-Term
                                         (Liabilities)  Liabilities (Assets)
                                         -------------- -------------------
      Deferred Income Taxes               2001    2000    2001        2000
      ---------------------              ------   -----  ------      ------
                                                (Millions of Dollars)
      Property-related.................. $   --   $  -- $673.9      $671.9
      Construction advances.............     --      --  (70.9)      (66.5)
      Decommissioning trust.............     --      --  (55.0)      (52.9)
      Contested liability payment.......  (44.5)     --     --        43.8
      Recoverable gas costs.............   (0.4)   18.1     --          --
      Uncollectible account expense.....   11.7    18.0     --          --
      Employee benefits and compensation   16.7    15.7    1.2         4.1
      Asset impairment charge...........   10.8    10.8     --          --
      Other.............................   14.4    10.8   (2.0)      (13.3)
                                         ------   -----  ------      ------
         Total Deferred Income Taxes.... $  8.7   $73.4 $547.2      $587.1
                                         ======   =====  ======      ======

Wisconsin Electric, Wisconsin Gas and Edison Sault have also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues (see Note A). As of December 31, 2001, the Company had not recorded $12.0 million of tax benefits related to state and capital loss carryforwards, due to the uncertainty of the ability to benefit from these losses in the future.

F--NUCLEAR OPERATIONS

Point Beach Nuclear Plant: Wisconsin Electric owns two 510-megawatt electric generating units at Point Beach Nuclear Plant ("Point Beach") in Two Rivers, Wisconsin. Point Beach is operated by Nuclear Management Company, a company that, as of December 31, 2001, provides services to nine nuclear generating units in the Midwest. Nuclear Management Company is owned by the Company and the affiliates of four other unaffiliated investor-owned utilities in the region. Wisconsin Electric currently expects the two units at Point Beach to operate to the end of their operating licenses, which expire in October 2010 for Unit 1 and in March 2013 for Unit 2.

Nuclear Insurance: The Price-Anderson Act as amended and extended to August 1, 2002, currently limits the total public liability for damages arising from a nuclear incident at a nuclear power plant to approximately $9.5 billion, of which $200 million is covered by liability insurance purchased from private sources. The remaining $9.3 billion is covered by an industry retrospective loss sharing plan whereby in the event of a nuclear incident resulting in damages exceeding the private insurance coverage, each owner of a nuclear plant would be assessed a deferred premium of up to $88.1 million per reactor (Wisconsin Electric owns two) with a limit of $10 million per reactor within one calendar year. As the owner of Point Beach, Wisconsin Electric would be obligated to pay its proportionate share of any such assessment.

Wisconsin Electric, through its membership in Nuclear Electric Insurance Limited ("NEIL"), carries decontamination, property damage and decommissioning shortfall insurance covering losses of up to $1.5 billion at Point Beach. Under policies issued by NEIL, the insured member is liable for a retrospective premium adjustment in the event of catastrophic losses exceeding the full financial resources of NEIL. Wisconsin Electric's maximum retrospective liability under its policies is $12.4 million.

Wisconsin Electric also maintains insurance with NEIL covering business interruption and extra expenses during any prolonged accidental outage at Point Beach, where such outage is caused by accidental property damage from radioactive contamination or other risks of direct physical loss. Wisconsin Electric's maximum retrospective liability under this policy is $8.6 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect Wisconsin Electric from material adverse impact.

Nuclear Decommissioning: Nuclear decommissioning costs are included in depreciation expense under an external sinking fund method as these costs are recovered through rates over the expected service lives of the generating units. Decommissioning expenses of $17.6 million during 2001 and 2000, and $17.7 million during 1999 were accrued under this method.

Decommissioning costs collected through rates are deposited into the nuclear decommissioning trust fund and also included in accumulated depreciation. As a result, these funds do not add to the cash flows available for general corporate purposes. Earnings on the fund balance accumulate in the nuclear decommissioning trust fund and in accumulated depreciation.

It is expected that the annual payments to the nuclear decommissioning trust fund along with related earnings will provide sufficient funds at the time of decommissioning. Wisconsin Electric believes it is probable that any shortfall in funding would be recoverable in utility rates.

The estimated cost to decommission the plant in 2001 dollars is $621 million based upon a site specific decommissioning cost study completed in 1998, and includes additional costs from prior estimates for work management by an independent decommissioning general contractor. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.9 billion will be spent over a thirty-three year period, beginning in 2010, to decommission the plant.

Following is a summary at December 31 of the Nuclear Decommissioning Trust Fund balance, stated at fair value, which is equal to the accrued decommissioning liability balance included in accumulated depreciation.

             Nuclear Decommissioning Trust Fund       2001   2000
             ----------------------------------      ------ ------
                                                     (Millions of
                                                       Dollars)
             Total funding and realized net earnings $434.8 $408.1
             Unrealized gains, net..................  154.8  205.2
                                                     ------ ------
                Total............................... $589.6 $613.3
                                                     ====== ======

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Wisconsin Electric's debt and equity security investments in the Nuclear Decommissioning Trust Fund are classified as available for sale. Gains and losses on the fund were determined on the basis of specific identification; net unrealized holding gains on the fund were recorded as part of the fund and as part of accumulated depreciation.

Decontamination and Decommissioning Fund: The Energy Policy Act of 1992 established a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the United States Department of Energy's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments on utilities using enrichment services. As of December 31, 2001, Wisconsin Electric has recorded its remaining estimated liability equal to projected special assessments of$15.9 million. A deferred regulatory asset is detailed in Note A. The deferred regulatory asset will be amortized to nuclear fuel expense and included in utility rates over the next six years ending in 2007.

G--COMMON EQUITY

During 2000, the Board of Directors approved a common stock repurchase plan which authorized the Company to purchase up to $400 million of its shares of common stock in the open market over the following 24 months. Through December 31, 2001 Wisconsin Energy purchased approximately 10.9 million shares of common stock for $234.5 million. The Company is currently retiring the stock that is purchased.

Wisconsin Energy issued approximately 2.7 million and 4.7 million new shares of common stock during 2001 and 2000, respectively. These shares were primarily issued through employee benefit plans and the dividend reinvestment plan proceeds totaled approximately $51.6 million during 2001 and $89.3 million during 2000.

In September 2000, the Board of Directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per common share (or $1.56 on an annualized basis).

Stock Option Plans and Restricted Stock: The 1993 Omnibus Stock Incentive Plan ("OSIP"), as approved by stockholders in 1994 and amended by the Board of Directors in 1998 and again amended in 2001,which amendments were approved by stockholders at the 2001 annual meeting, enables the Company to provide a long-term incentive, through equity interests in Wisconsin Energy, to outside directors, selected officers and key employees of the Company and its subsidiaries. In May 2001, the OSIP was amended to increase the number of shares reserved for issuance from 4.0 million to 20.0 million and to extend the expiration date to 2011.

The OSIP provides for the granting of stock options, stock appreciation rights, stock awards and performance units during the ten-year extension of the plan. Awards may be paid in common stock, cash or a combination thereof. No stock appreciation rights have been granted to date.

In addition, the table below reflects the Company's assumption of former WICOR options to purchase shares of WICOR common stock, which were converted into options to purchase shares of the Company's common stock on the same terms and conditions as were applicable under such WICOR options.

The exercise price of a stock option under the OSIP is to be no less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. The following is a summary of the Company's stock options issued through December 31, 2001.

                                          2001                      2000                      1999
                                ------------------------- ------------------------- ------------------------
                                             Weighted-                 Weighted-                Weighted-
                                Number of     Average     Number of     Average     Number of    Average
        Stock Options            Options   Exercise Price  Options   Exercise Price  Options  Exercise Price
        -------------           ---------  -------------- ---------  -------------- --------- --------------
Outstanding at January 1....... 6,216,835      $17.81     1,234,700      $28.11       858,700     $28.53
   Granted..................... 2,168,825      $20.94     1,198,211      $19.95       376,000     $27.14
   Conversion of WICOR options.        --          --     4,571,345      $13.71            --         --
   Exercised...................  (990,136)     $13.36      (735,948)     $12.49            --         --
   Forfeited...................  (260,061)     $23.81       (51,473)     $25.86            --         --
                                ---------                 ---------                 ---------
Outstanding at December 31..... 7,135,463      $19.16     6,216,835      $17.81     1,234,700     $28.11
                                =========                 =========                 =========
Exercisable at December 31..... 3,724,398      $17.45     4,647,406      $16.08       369,763     $28.99
                                =========                 =========                 =========

At December 31, 2001, 2,831,190 converted WICOR options are outstanding. An additional 445,850 of the outstanding options have "cliff vesting" terms and are exercisable four years after the grant date, while 3,758,423 of the options vest on a straight-line "graded" basis over a four-year period from the grant date and 100,000 of the options vest on a straight-line "graded" basis over a three-year period from the grant date. All outstanding options, including the converted WICOR options, expire no later than eleven years from the date of grant.

The following table summarizes information about stock options outstanding at December 31, 2001:

                              Options Outstanding       Options Exercisable
                        ------------------------------- -------------------
                                  Average                          Average
        Range of                  Exercise                         Exercise
     Exercise Prices     Number    Price   Life (years)   Number    Price
     ---------------    --------- -------- ------------ ---------  --------
      $6.79 to $16.10   2,230,415  $12.64      5.2      2,230,415   $12.64
     $19.22 to $21.98   3,769,198  $20.48      8.8        629,805   $20.07
     $22.69 to $30.88   1,135,850  $27.61      6.0        864,178   $27.97
                        ---------                       ---------
                        7,135,463  $19.16      6.8      3,724,398   $17.45
                        =========                       =========

The Company applies APB 25 and related interpretations in accounting for its stock option plans and has adopted the disclosure-only provisions of SFAS 123. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         2001   2000   1999
                                                         -----  -----  -----
  Risk free interest rate...............................   5.5%   6.4%   6.7%
  Dividend yield........................................   3.8%   4.0%   5.7%
  Expected volatility...................................  23.5%  21.0%  13.2%
  Expected life (years).................................    10     10     10
  Pro forma weighted average fair value of the Company's
    stock options granted............................... $5.04  $4.73  $3.05

Had compensation cost for the Company's 2001, 2000 and 1999 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       2001     2000    1999
                                                      ------   ------  ------
                                                       (Millions of Dollars,
                                                     Except Per Share Amounts)
  Net Income
     As reported.................................... $219.0   $154.2   $209.0
     Pro forma...................................... $216.2   $153.0   $208.6
  Diluted Earnings Per Common Share
     As reported....................................  $1.86    $1.27    $1.79
     Pro forma......................................  $1.83    $1.26    $1.78

The Company has granted restricted shares of common stock to certain key employees. The following restricted stock activity occurred during 2001, 2000 and 1999:

                                           2001                   2000                   1999
                                  ---------------------- ---------------------- ----------------------
                                             Weighted-              Weighted-              Weighted-
                                  Number of   Average    Number of   Average    Number of   Average
Restricted Shares                  Shares   Market Price  Shares   Market Price  Shares   Market Price
-----------------                 --------- ------------ --------- ------------ --------- ------------
Outstanding at January 1.........  204,941                103,250                 55,750
   Granted.......................   77,650     $20.39      64,750     $21.12      51,500     $27.41
   WICOR restricted shares
     converted...................       --         --      57,745     $20.73          --         --
   Released / Forfeited..........  (38,650)    $22.54     (20,804)    $25.01      (4,000)    $28.32
                                   -------                -------                -------
Outstanding at December 31.......  243,941                204,941                103,250
                                   =======                =======                =======

Recipients of the restricted shares, who have the right to vote the shares and to receive dividends, are not required to provide consideration to the Company other than rendering service. Forfeiture provisions on the restricted stock expire 10 years after award grant subject to an accelerated expiration schedule based on the achievement of certain financial performance goals.

Under the provisions of APB 25, the market value of the restricted stock awards on the date of grant is recorded as a separate unearned compensation component of common stock equity and is then charged to expense over the vesting period of the awards. Adjustments are also made to expense for achievement of performance goals. Restricted stock compensation charged to expense during 2001, 2000 and 1999 was immaterial.

H--TRUST PREFERRED SECURITIES

In March 1999, WEC Capital Trust I, a Delaware business trust of which Wisconsin Energy owns all of the outstanding common securities, issued $200 million of 6.85% trust preferred securities to the public. The sole asset of WEC Capital Trust I is $206 million of 6.85% junior subordinated debentures issued by Wisconsin Energy and due March 31, 2039. The terms and interest payments on these debentures correspond to the terms and distributions on the trust preferred securities. Wisconsin Energy used the proceeds from the sale of its junior subordinated debentures to fund a capital contribution of approximately $105 million to Wisvest-Connecticut, LLC for the acquisition in mid-April 1999 of two fossil-fueled power plants (see Note B) and for repayment of short-term borrowings. WEC Capital Trust I has been consolidated into Wisconsin Energy's financial statements.

For tax purposes, Wisconsin Energy is allowed to deduct an amount equal to the distributions on the trust preferred securities. Wisconsin Energy may elect to defer interest payments on the debentures for up to 20 consecutive quarters, causing corresponding distributions on the trust preferred securities to also be deferred. In case of a deferral, interest and distributions will continue to accrue, along with quarterly compounding interest on the deferred amounts.

Wisconsin Energy may redeem all or a portion of the debentures after March 25, 2004, requiring an equal amount of trust preferred securities to be redeemed at face value plus accrued and unpaid distributions. Wisconsin Energy has entered into a limited guarantee of payment of distributions, redemption payments and payments in liquidation with respect to the trust preferred securities. This guarantee, when considered together with Wisconsin Energy's obligations under the related debentures and indenture and the applicable declaration of trust, provide a full and unconditional guarantee by Wisconsin Energy of amounts due on the outstanding trust preferred securities.

I--LONG-TERM DEBT

First Mortgage Bonds, Debentures and Notes: At December 31, 2001, the maturities and sinking fund requirements through 2006 for the aggregate amount of long-term debt outstanding (excluding obligations under capital leases) were:

                                   (Millions of Dollars)
                        2002......       $  456.9
                        2003......          235.5
                        2004......          143.8
                        2005......           80.0
                        2006......          755.8
                        Thereafter        1,880.6
                                         --------
                           Total..       $3,552.6
                                         ========

Sinking fund requirements for the years 2002 through 2006, included in the preceding table, are $15.0 million. Also included in the preceding table is commercial paper in the amount of $220.7 million which is supported by bank back-up credit facilities that expire in 2003. Substantially all of Wisconsin Electric's utility plant is subject to a first mortgage lien.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method, over the lives of the debt issues and included as interest expense.

In January 2002, the Company redeemed $100 million of 8 3/8% first mortgage bonds due 2026 and $3.4 million of 9 1/8% first mortgage bonds due 2024. Early redemption of this long-term debt was financed through the issuance of short-term commercial paper.

In November 2001, Wisconsin Energy issued $300 million of intermediate-term unsecured senior debt securities in the form of 5.50% Senior Notes due December 1, 2008. Proceeds from this debt issue were added to the Company's general funds and were used to repay commercial paper borrowings.

In March 2001, Wisconsin Energy issued $1 billion of intermediate-term unsecured senior debt securities consisting of $550 million of 5.875% Senior Notes due April 1, 2006 and $450 million of 6.50% Senior Notes due April 1, 2011. Proceeds from these debt issues were added to the Company's general funds and were used to repay commercial paper borrowings related primarily to the WICOR acquisition.

In April 1999, Wisvest-Connecticut, LLC issued $210 million of nonrecourse variable rate notes, $180.5 million of which remains outstanding as of December 31, 2001. Proceeds were used to help finance the acquisition of two fossil-fueled power plants and for related working capital. These notes, due December 31, 2005, are secured by the acquired assets. Associated with issuance of this debt, Wisvest-Connecticut, LLC has entered into an interest rate swap agreement to exchange fixed rate payment obligations for variable rate receipt rights without exchanging the underlying notional amounts. This agreement, which expires on December 31, 2005, serves to convert variable rate debt under Wisvest-Connecticut, LLC's nonrecourse notes to fixed rate debt to reduce the impact of interest rate fluctuations. The variable rate is based upon a three-month LIBOR rate and the fixed rated is 5.99%. At year-end 2001, three-month LIBOR was 1.98%. The notional amounts parallel a portion of the underlying debt levels and are used to measure interest to be paid or received and do not represent an exposure to credit loss. The notional amount of Wisvest-Connecticut, LLC's interest rate swaps was $69.9 million at December 31, 2001. This notional amount decreases on a quarterly basis over the remaining term of the agreement. The difference between the amounts paid and received under the interest rate swap is accrued as interest rates change and is recorded as an adjustment to interest expense over the life of the hedged agreement. Wisvest-Connecticut, LLC is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap. However, it does not anticipate any losses from this agreement, which is with a major financial institution. The Company plans to terminate the interest rate swap and retire the nonrecourse variable rate notes with the anticipated sale of Wisvest-Connecticut, LLC's power plants (see Note C).

Obligations Under Capital Leases: In 1997, Wisconsin Electric entered into a 25 year power purchase contract with an unaffiliated independent power producer. The contract, for 236 megawatts of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, Wisconsin Electric may, at its option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. Wisconsin Electric treats this contract as a capital lease. The leased facility and corresponding obligation under capital lease were recorded at the estimated fair value of the plant's electric generating facilities. The leased facility is being amortized on a straight line basis over the original 25-year term of the contract.

The long-term power purchase contract is treated as an operating lease for rate-making purposes and the minimum lease payments are recorded as purchased power expense on the Consolidated Income Statements. Such payments totaled $21.5 million, $21.0 million and $20.4 million during 2001, 2000 and 1999, respectively. As a result, the difference between the minimum lease payments and the sum of the imputed interest and amortization costs under capital lease accounting are recorded as a deferred regulatory asset (see Note A). Due to the timing of the minimum lease payments, Wisconsin Electric expects the regulatory asset to increase to approximately $78.5 million by the year 2009 and the total obligation under capital lease to increase to $160.2 million by the year 2005 before each is reduced over the remaining life of the contract.

Wisconsin Electric has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust") which is treated as a capital lease. The nuclear fuel is leased and amortized to fuel expense for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event Wisconsin Electric or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from Wisconsin Electric. Under the lease terms, Wisconsin Electric is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel. Interest expense on the nuclear fuel lease, included in fuel expense, was $3.3 million, $3.9 million and $3.5 million during 2001, 2000 and 1999, respectively.

Following is a summary of Wisconsin Electric's capitalized leased facilities and nuclear fuel at December 31.

                   Capital Lease Assets             2001        2000
                   --------------------            ------      ------
                                                  (Millions of Dollars)
          Leased Facilities
             Long-term purchase power commitment.  $140.3      $140.3
             Accumulated amortization............   (24.3)      (18.6)
                                                   ------      ------
          Total Leased Facilities................  $116.0      $121.7
                                                   ======      ======
          Nuclear Fuel
             Under capital lease.................  $127.5      $121.4
             Accumulated amortization............   (80.0)      (63.1)
             In process/stock....................    26.1        34.8
                                                   ------      ------
          Total Nuclear Fuel.....................  $ 73.6      $ 93.1
                                                   ======      ======

Future minimum lease payments under the capital leases and the present value of the net minimum lease payments as of December 31, 2001 are as follows:

                                                       Purchase Power  Nuclear
              Capital Lease Obligations                  Commitment   Fuel Lease  Total
              -------------------------                -------------- ---------- -------
                                                             (Millions of Dollars)
2002..................................................    $  26.9       $ 29.8   $  56.7
2003..................................................       28.0         16.1      44.1
2004..................................................       29.0          9.0      38.0
2005..................................................       30.1          5.1      35.2
2006..................................................       31.2          1.1      32.3
Later Years...........................................      469.9           --     469.9
                                                          -------       ------   -------
Total Minimum Lease Payments..........................      615.1         61.1     676.2
Less: Estimated Executory Costs.......................     (127.7)          --    (127.7)
                                                          -------       ------   -------
Net Minimum Lease Payments............................      487.4         61.1     548.5
Less: Interest........................................     (332.4)        (4.7)   (337.1)
                                                          -------       ------   -------
Present Value of Net Minimum Lease Payments...........      155.0         56.4     211.4
Less: Due Currently...................................         --        (27.4)    (27.4)
                                                          -------       ------   -------
                                                          $ 155.0       $ 29.0   $ 184.0
                                                          =======       ======   =======

J--SHORT-TERM DEBT

Short-term notes payable balances and their corresponding weighted-average interest rates at December 31 consist of:

                                                                     2001                   2000
                                                            ---------------------  ----------------------
                      Short-Term Debt                       Balance  Interest Rate Balance   Interest Rate
                      ---------------                       -------  ------------- --------  -------------
                                                                        (Millions of Dollars)
Banks
   Domestic subsidiaries................................... $  50.0      1.90%     $   57.9      6.77%
   Foreign subsidiaries....................................    12.1      3.93%         10.6      5.39%
Commercial paper...........................................   709.0      2.08%      1,627.3      6.61%
Medium-term notes due in less than one year................      --        --         200.0      6.74%
Commercial paper classified as long-term debt (Note I).....  (220.7)     2.13%       (509.7)     6.64%
                                                            -------                --------
                                                            $ 550.4      2.09%     $1,386.1      6.67%
                                                            =======                ========

On December 31, 2001, Wisconsin Energy had $945 million of total available unused short-term borrowing capacity on a consolidated basis under existing commercial paper programs and other short-term borrowing arrangements. On that date, Wisconsin Energy had $1.7 billion of available unused lines of bank credit on a consolidated basis to support its outstanding commercial paper program and other short-term borrowing arrangements.

K--DERIVATIVE INSTRUMENTS

Effective January 1, 2001 the Company adopted SFAS 133, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

As of the date of adoption January 2001, SFAS 133 required that the difference between the fair value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in Net Income or Accumulated Other Comprehensive Income, as appropriate, as a cumulative effect of a change in accounting principle. The adoption of SFAS 133 by Wisconsin Energy resulted in an increase in net income of $10.5 million or $0.09 per share reported as a cumulative effect of a change in accounting principle. This transition adjustment is related to fuel oil contracts utilized by Wisvest-Connecticut LLC, a wholly-owned subsidiary of Wisvest, to mitigate the commodity risk associated with generation costs. These contracts are defined as derivatives under SFAS 133 and do not qualify or were not designated for hedge accounting treatment. Subsequent to the transition adjustment, the Company recorded during 2001 a non-cash, after tax charge of $22.4 million or $
0.20 per share to reflect the decline in the value of these contracts resulting from the decline in fuel oil prices. Net SFAS 133 charges for 2001 were $0.11 per share.

Wisconsin Energy has a limited number of other financial and physical commodity contracts that are defined as derivatives under SFAS 133 and that qualify for cash flow hedge accounting. These cash flow hedging instruments are comprised of electric forward contracts which are used to manage the supply of and demand for electricity and gas futures and basis swap contracts utilized by Wisconsin Gas to manage the cost of gas. With the adoption of SFAS 133 on January 1, 2001, the fair market values of these derivative instruments have been recorded as assets and liabilities on the balance sheet and as a cumulative effect of a change in accounting principle in Accumulated Other Comprehensive Income in accordance with the transition provisions of SFAS 133. The impact of this transition as of January 1, 2001 was a $2.1 million reduction in Accumulated Other Comprehensive Income which was reclassified into earnings during 2001.

Future changes in the fair market values of these cash flow hedging instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in Accumulated Other Comprehensive Income. At the date the underlying transaction occurs, the amounts in Accumulated Other Comprehensive Income will be reported in earnings. The ineffective portion of the derivative's change in fair value will be recognized in earnings immediately. In the case of Wisconsin Gas, the ineffective portion is recorded as a regulatory asset or liability as these transactions are part of the purchased gas adjustment clause.

For the year ended December 31, 2001, the amount of hedge ineffectiveness was immaterial. Wisconsin Energy did not exclude any components of derivative gains or losses from the assessment of hedge effectiveness. As of December 31, 2001, the maximum length of time over which Wisconsin Energy is hedging its exposure to the variability in future cash flows of forecasted transactions is three months, and Wisconsin Energy estimates that after-tax gains of $0.4 million will be reclassified from Accumulated Other Comprehensive Income into earnings during the first quarter of 2002 as the hedged transactions affect earnings.

Near the end of the first quarter of 2001, Wisconsin Energy settled several treasury lock agreements entered into earlier in the quarter to mitigate interest rate risk associated with the anticipated issuance of $1 billion of intermediate-term unsecured senior notes in March 2001. Because these agreements qualified for cash flow hedge accounting treatment under SFAS 133, the payment made upon settlement of these agreements is deferred in Accumulated Other Comprehensive Income and will be amortized as an increase to interest expense over the same period in which the interest cost on the debt issuance is recognized in income. Through December 31, 2001, $0.5 million was reclassified to interest expense. Wisconsin Energy estimates that during the next twelve months, $0.7 million will be reclassified from Accumulated Other Comprehensive Income as a reduction in earnings.

The Financial Accounting Standards Board continues to develop interpretative guidance for SFAS 133 which may impact Wisconsin Energy's application of the standard in the future.

L--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of certain of Wisconsin Energy's recorded financial instruments at December 31 are as follows:

                                                 2001              2000
                                           ----------------- -----------------
                                           Carrying  Fair    Carrying  Fair
  Financial Instruments                     Amount   Value    Amount   Value
  ---------------------                    -------- -------- -------- --------
                                                  (Millions of Dollars)
  Nuclear decommissioning trust fund...... $  589.6 $  589.6 $  613.3 $  613.3
  Preferred stock--no redemption required. $   30.4 $   16.7 $   30.4 $   15.4
  Trust preferred securities.............. $  200.0 $  189.6 $  200.0 $  185.5
  Long-term debt including current portion $3,552.6 $3,605.9 $2,607.4 $2,553.2

The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short maturities of these instruments. The nuclear decommissioning trust fund is carried at fair value as reported by the trustee (see Note F). The fair values of Wisconsin Energy's preferred stock and trust preferred securities

(see Note H) are estimated based upon the quoted market value for the same or similar issues. The fair value of Wisconsin Energy's long-term debt, including the current portion of long-term debt but excluding capitalized leases, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company's bond rating and the present value of future cash flows.

M--BENEFITS

Pensions and Other Postretirement Benefits: The Company provides defined benefit pension and other postretirement benefit plans to employees. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

                                                                  Other Postretirement
                                               Pension Benefits         Benefits
                                              ------------------  -------------------
Status of Benefit Plans                         2001      2000      2001        2000
-----------------------                       --------  --------   -------     ------
                                                       (Millions of Dollars)
Change in Benefit Obligation
   Benefit Obligation at January 1........... $  998.5  $  780.7  $ 244.7     $195.5
       Service cost..........................     23.9      17.7      6.8        4.7
       Interest cost.........................     73.7      67.2     18.7       18.0
       Plan participants' contributions......       --        --      6.0        5.3
       Plan amendments.......................      0.2       4.6       --      (29.7)
       Actuarial loss........................     20.5      31.5     25.5        6.1
       Acquisitions..........................       --     162.6       --       62.8
       Special termination benefits..........       --       1.7       --         --
       Benefits paid.........................    (81.0)    (67.5)   (21.8)     (18.0)
                                              --------  --------   -------     ------
   Benefit Obligation at December 31......... $1,035.8  $  998.5  $ 279.9     $244.7
Change in Plan Assets
   Fair Value at January 1................... $1,224.8  $  944.9  $ 149.8     $ 83.9
       Actual return on plan assets..........    (83.4)     (6.4)    (0.9)      (4.4)
       Employer contributions................      2.3       2.0     15.7       11.1
       Plan participants' contributions......       --        --      6.0        5.3
       Acquisitions..........................       --     351.8       --       71.9
       Benefits paid.........................    (81.0)    (67.5)   (21.8)     (18.0)
                                              --------  --------   -------     ------
   Fair Value at December 31................. $1,062.7  $1,224.8  $ 148.8     $149.8
                                              --------  --------   -------     ------
Funded Status of Plans
   Funded status at December 31.............. $   26.9  $  226.3  $(131.1)    $(94.9)
   Unrecognized
       Net actuarial loss (gain).............    142.2     (61.0)    63.6       25.8
       Prior service cost....................     27.3      30.0      0.3        0.3
       Net transition (asset) obligation.....     (6.9)     (9.1)    17.4       18.9
                                              --------  --------   -------     ------
Net Asset (Accrued Benefit Cost)............. $  189.5  $  186.2  $ (49.8)    $(49.9)
                                              ========  ========   =======     ======

The components of net periodic pension and other postretirement benefit costs as well as the weighted-average assumptions used in accounting for the plans include the following:

                                                                                                  Other
                                                     Pension Benefits                    Postretirement Benefits
                                          -------------------------------------  --------------------------------------
Benefit Plan Cost Components                 2001         2000         1999         2001         2000          1999
----------------------------              -----------  -----------  -----------  -----------  -----------  ------------
                                                                      (Millions of Dollars)
Net Periodic Benefit Cost
   Service cost.......................... $      23.9  $      17.7  $      16.3  $       6.8  $       4.7  $        3.3
   Interest cost.........................        73.7         67.2         51.1         18.7         18.0          12.5
   Expected return on plan assets........      (105.0)       (89.0)       (64.3)       (13.0)       (11.3)         (5.8)
   Amortization of:
       Transition obligation (asset).....        (2.3)        (2.3)        (2.2)         1.6          4.6           4.6
       Prior service cost................         3.5          3.9          3.1          0.1          0.1           0.2
       Actuarial loss (gain).............         1.1          0.6          0.7          1.5         (0.2)          0.2
       Terminations/curtailment..........          --          1.2           --           --          8.8            --
                                          -----------  -----------  -----------  -----------  -----------  ------------
Net Periodic Benefit Cost................ $      (5.1) $      (0.7) $       4.7  $      15.7  $      24.7  $       15.0
                                          ===========  ===========  ===========  ===========  ===========  ============
Weighted-Average Assumptions
  at December 31 (%)
   Discount rate.........................        7.25          7.5          7.5         7.25          7.5           7.5
   Expected return on plan assets........         9.0          9.0          9.0          9.0          9.0           9.0
   Rate of compensation increase.........  4.0 to 5.0   3.0 to 5.0   3.0 to 5.0   4.0 to 5.0   3.0 to 5.0   4.75 to 5.0

Pension Plans: Pension plan assets, the majority of which are equity securities, are held by pension trusts. Other pension plan assets include corporate and government bonds and real estate. In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees. This table represents both qualified and non-qualified pension plan obligations.

The Company recorded the net pension and postretirement assets and obligations of Wisconsin Gas at fair value at the date of the WICOR, Inc. acquisition. Wisconsin Gas has recorded a regulatory liability for the difference between the amounts recorded at the acquisition date and the prior carrying amounts to reflect the anticipated rate treatment of these amounts. The regulatory liability will be amortized and will reduce pension and postretirement expense over a 15 year period.

Open window benefits were offered in 2000 to certain participants in the Wisconsin Electric Retirement Account Plan and Wisconsin Gas Pension Plan for Non-Union Employees. This benefit enhancement resulted in a one-time FAS 88 cost of $1.2 million.

Other Postretirement Benefits Plans: The Company uses Employees' Benefit Trusts to fund a major portion of other postretirement benefits. The majority of the trusts' assets are mutual funds or commingled indexed funds.

Effective January 1, 1992, postretirement benefit costs have been calculated in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and are recoverable from the utility customers of Wisconsin Electric, Wisconsin Gas and Edison Sault. Wisconsin Gas and Edison Sault have recorded deferred regulatory assets, which are being amortized over a twenty-year period effective January 1, 1992, for the cumulative difference between the amounts funded and FAS 106 postretirement expenses through January 1, 1992.

In 2000, the benefit attribution period was modified for the Wisconsin Electric Postretirement medical plans to equal the 10 years of service following the later of age at hire or age 45. This change resulted in a "negative" plan amendment and a "plan curtailment".

The assumed health care cost trend rate for 2002 is at 10% for all plan participants decreasing gradually to 5% in 2007 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                1% Increase 1% Decrease
                                                ----------- -----------
                                                 (Millions of Dollars)
         Effect on
            Postretirement benefit obligation..    $18.5      $(17.1)
            Total of service and interest cost
              components.......................    $ 2.3      $ (2.0)

Savings Plans: Certain operating subsidiaries of the Company sponsor savings plans which allow employees to contribute a portion of their pretax and/or after tax income in accordance with plan-specified guidelines. Matching contributions under these plans charged to expense amounted to $11.5 million, $11.2 million and $9.1 million during 2001, 2000 and 1999, respectively.

N--SEGMENT REPORTING

Wisconsin Energy Corporation is a diversified holding company with subsidiaries in utility and non-utility businesses. Wisconsin Energy's reportable operating segments include a utility energy segment, a non-utility energy segment and a manufacturing segment. Wisconsin Energy has organized its reportable operating segments based in part upon the regulatory environment in which its utility subsidiaries operate. In addition, the segments are managed separately because each business requires different technology and marketing strategies. The accounting policies of the reportable operating segments are the same as those described in Note A.

The utility energy segment primarily includes Wisconsin Energy's electric and natural gas utility operations. The electric utility operation engages in the generation, transmission, distribution and sale of electric energy in southeastern (including Metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The natural gas utility operation is responsible for the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas throughout Wisconsin. The non-utility energy segment derives its revenues primarily from independent power production activities. The manufacturing segment is responsible for the manufacturing of pumps and processing equipment used to pump, control, transfer, hold and filter water and other fluids.

Summarized financial information concerning Wisconsin Energy's reportable operating segments for each of the years ended December 31, 2001, 2000 and 1999 is shown in the following table. Information between the three years is not comparable due to the addition of the operating results of the WICOR subsidiaries at the end of April 2000 and the allocation of merger-related costs (principally goodwill amortization and interest expense) to the operating segments. Substantially all long-lived assets and operations of the Company are domestic.

                                                    Reportable Operating Segments
-                                                 ----------------------------------    Other (a),
                                                         Energy                        Corporate &
                                                  -------------------                  Reconciling       Total
Year Ended                                        Utility  Non-Utility Manufacturing Eliminations (b) Consolidated
----------                                        -------- ----------- ------------- ---------------- ------------
                                                                       (Millions of Dollars)
December 31, 2001
   Operating Revenues (b)........................ $2,964.8   $337.3       $585.1          $ 41.3        $3,928.5
   Depreciation, Decommissioning and
     Amortization................................ $  320.1   $  1.7       $ 13.0          $  7.3        $  342.1
   Operating Income (Loss)....................... $  534.9   $ 36.2       $ 41.1          $ (7.3)       $  604.9
   Equity in Earnings (Losses) of Unconsolidated
     Affiliates.................................. $   23.4   $  3.3           --          $ (0.7)       $   26.0
   Cumulative Effect of Change in Accounting
     Principle, Net..............................       --   $ 10.5           --              --        $   10.5
   Net Income (Loss)............................. $  274.4   $ 18.7       $  9.7          $(83.8)       $  219.0
   Capital Expenditures (c)...................... $  428.7   $127.7       $ 27.1          $ 89.0        $  672.5
   Total Assets.................................. $6,423.9   $649.0       $907.9          $347.9        $8,328.7

December 31, 2000
   Operating Revenues (b)........................ $2,556.7   $372.8       $382.2          $ 51.0        $3,362.7
   Depreciation, Decommissioning and
     Amortization................................ $  308.5   $ 10.9       $  5.6          $ 11.3        $  336.3
   Operating Income (Loss)....................... $  419.1   $  1.8       $ 32.5          $ (8.5)       $  444.9
   Equity in Earnings (Losses) of Unconsolidated
     Affiliates..................................       --   $  0.4           --          $ (2.7)       $   (2.3)
   Net Income (Loss)............................. $  160.0   $ 39.4       $  7.5          $(52.7)       $  154.2
   Capital Expenditures (c)...................... $  400.0   $107.7       $ 20.3          $ 83.0        $  611.0
   Total Assets.................................. $6,526.5   $597.9       $850.2          $431.5        $8,406.1

December 31, 1999
   Operating Revenues (b)........................ $2,050.2   $193.2       $   --          $ 29.2        $2,272.6
   Depreciation, Decommissioning and
     Amortization................................ $  237.2   $  7.0           --          $  6.6        $  250.8
   Operating Income.............................. $  455.2   $ 19.7           --          $  1.2        $  476.1
   Equity in Earnings (Losses) of Unconsolidated
     Affiliates..................................       --   $ (2.0)          --          $ (1.8)       $   (3.8)
   Net Income (Loss)............................. $  216.0   $  2.7           --          $ (9.7)       $  209.0
   Capital Expenditures (c)...................... $  356.7   $ 43.0           --          $118.4        $  518.1
   Total Assets.................................. $4,975.3   $640.9           --          $445.6        $6,061.8

--------
(a) Other includes all other non-utility activities, primarily non-utility real estate investment and development by Wispark and non-utility investment in recycling technology by Minergy as well as interest on corporate debt.
(b) Intersegment revenues are not material. An elimination is included in Operating Revenues of $3.9 million and $1.9 million for 2001 and 2000, respectively.
(c) Excludes acquisitions.

O--COMMITMENTS AND CONTINGENCIES

Capital Expenditures: Certain commitments have been made in connection with 2002 capital expenditures. During 2002, total capital expenditures are estimated to be approximately $661 million of which approximately $466 million, excluding the purchase of nuclear fuel, is attributable to the utility energy segment, $67 million is attributable to the non-utility energy segment, $20 million is attributable to the manufacturing segment, and $108 million is attributable to other.

Giddings & Lewis, Inc./City of West Allis Lawsuit: As previously reported, in July 1999, a Milwaukee County Circuit Court jury issued a verdict against Wisconsin Electric awarding the plaintiffs, Giddings & Lewis Inc., Kearney & Trecker Corporation (now a part of Giddings & Lewis), and the City of West Allis, $4.5 million in compensatory damages and $100 million in punitive damages in an action alleging that Wisconsin Electric had deposited contaminated wastes at two sites in West Allis, Wisconsin owned by the plaintiffs. In April 2000, the Circuit Court Judge imposed sanctions against Wisconsin Electric related to representations made by Wisconsin Electric during trial that Wisconsin Electric had no insurance coverage for the punitive damage award. Wisconsin Electric appealed the judgment entered on the jury's verdict with respect to the punitive damages, as well as the Judge's ruling on the sanctions matter. Wisconsin Electric did not reflect any charges to expense for the punitive damage award or sanctions because management, based in part on the advice of counsel, believed it would prevail on appeal.

On September 5, 2001, the Wisconsin Court of Appeals, District 1, reversed the $100 million punitive damage judgment award rendered by the trial court in its entirety and ordered a new trial on the issue of punitive damages only and reversed the sanctions order in its entirety. In January 2002, the Wisconsin State Supreme Court denied the plaintiffs petition for review and sent the case back to the trial court for the new trial on the issue of punitive damages. The Company expects that a new trial will be held on the issue of punitive damages in 2003. This matter is still pending final resolution and therefore the final financial impact, if any, is not known at this time.

In December 1999, in order to stop the post-judgment accrual of interest at 12% during the pendency of the appeal, Wisconsin Electric tendered a contested liability payment of $110 million to the Milwaukee County Clerk of Circuit Court, representing the $104.5 million verdict and $5.5 million of accrued interest. (The payment was recorded in "Deferred Charges and Other Assets-- Other" on the 2000 balance sheet. It has been classified along with interest due as "Other Accounts Receivable" on the 2001 balance sheet.) Under Wisconsin law, the Appellate Court decision makes the plaintiffs liable to Wisconsin Electric for the $100 million of punitive damages plus accrued interest originally tendered in December 1999 plus accrued interest subsequent to December 1999. During 2001, the Company recorded interest income of $10.5 million based on the Appellate Court decision.

On August 21, 2000 and September 29, 2000, two shareholders who had made prior demands upon Wisconsin Energy Corporation and Wisconsin Electric Power Company to initiate a shareholder derivative suit against certain officers, directors, employees and agents as a result of the City of West Allis/Giddings & Lewis litigation, filed suits on behalf of Wisconsin Energy Corporation shareholders in Milwaukee County Circuit Court. A special committee of independent directors of Wisconsin Energy Corporation determined after investigation that a derivative proceeding was not in the Company's best interests. The Company agreed to mediation of the matter which resulted in an acceptable proposal to settle the cases. The Court granted preliminary approval of the settlement agreement on October 29, 2001 and authorized the sending of notice of the settlement to the shareholders. A final hearing on approval of the settlement agreement was held on January 25, 2002 at which time the Court gave final approval to the settlement and dismissed the cases. The settlement did not have a significant impact on financial position or results of operations.

Environmental Matters: The Company periodically reviews its exposure for remediation costs as evidence becomes available indicating that its remediation liability has changed. Given current information, including the following, management believes that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to the Company's financial position or results of operations.

During 2000, the Company expanded a voluntary program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-ash disposal sites. Wisconsin Electric has performed a preliminary assessment of twenty-one sites, including eleven of the manufactured gas plant sites discussed below, and expects to discuss these sites with the Wisconsin Department of Natural Resources as necessary. At this time, the Company cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites: The Company is investigating the remediation of thirteen former manufactured gas plant sites that were previously used by Wisconsin Electric and Wisconsin Gas. Based on this preliminary investigation, the Company estimates that the future costs for detailed site investigation and future remediation costs may range from $25-$45 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2001, the Company has established reserves of $28.8 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including Wisconsin Electric and Wisconsin Gas, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for such costs to be recovered in rates over five years. As such, the Company has recorded a regulatory asset for remediation costs it has spent to date and accrued.

Ash Landfill Sites: Wisconsin Electric aggressively seeks environmentally acceptable, beneficial uses for its combustion by-products. However, such coal-ash by-products have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of monitoring or adjusting. Where Wisconsin Electric has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. The costs of these efforts are included in the fuel costs of Wisconsin Electric. During 2001, the Company incurred $1.2 million in coal-ash remediation expenses and incurred $2.9 million in 2000.

As a result of the Cooperative Agreement, an innovative regulatory agreement signed with the Wisconsin Department of Natural Resources in February 2001, the Company is now able to recover fly ash from it's landfills and mix it with coal for combustion at Pleasant Prairie Power Plant. In this way, the carbon left in the ash is recovered as "ash fuel" and the resulting fly ash produced is a high value product sold as replacement for cement.

Manufacturing Segment: The Company's manufacturing subsidiaries are involved in various environmental matters, including matters in which the subsidiaries or alleged predecessors have been named as potentially responsible parties under the Comprehensive Environmental Response Compensation and Liability Act. The Company has established reserves for all of these environmental contingencies of which management is currently aware.

Information Requests: Wisconsin Electric and Wisvest-Connecticut, a wholly owned subsidiary of Wisvest, have each received requests for information from the United States Environmental Protection Agency ("U.S. EPA") regional offices pursuant to Section 114(a) of the Clean Air Act. These requests seek information relating to operations of each Company's power plants. Both Wisconsin Electric and Wisvest-Connecticut have submitted information responsive to these requests. These information requests are similar to those issued by U.S. EPA to numerous electric utility companies over the past two years. The companies will continue to cooperate with the U.S. EPA on these matters. At this time, Wisconsin Energy cannot predict whether U.S. EPA will allege past violations that might subject the companies to fines or penalties.

[LOGO] Andersen

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Wisconsin Energy Corporation:

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and the related consolidated statements of income, common equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As described in Note K, on January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP
Milwaukee, Wisconsin
February 5, 2002

[LOGO] PRICEWATERHOUSECOOPERS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated balance sheet and statement of capitalization as of December 31, 2000 and the related consolidated statements of income, of common equity and of cash flows for each of the two years in the period ended December 31, 2000 present fairly, in all material respects, the financial position, results of operations and cash flows of Wisconsin Energy Corporation and its subsidiaries at December 31, 2000 and for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 6, 2001

                        MARKET FOR REGISTRANT'S COMMON
                    EQUITY AND RELATED STOCKHOLDER MATTERS
                    --------------------------------------

NUMBER OF COMMON STOCKHOLDERS

As of December 31, 2001, based upon the number of Wisconsin Energy Corporation stockholder accounts (including accounts in Wisconsin Energy's dividend reinvestment and stock purchase plan), there were 68,253 registered stockholders.

COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WI Engy.

DIVIDENDS AND COMMON STOCK PRICES

Common Stock Dividends of Wisconsin Energy: Cash dividends on Wisconsin Energy's common stock, as declared by the board of directors, are normally paid on or about the first day of March, June, September and December. Wisconsin Energy reviews its dividend policy on a regular basis. Subject to any regulatory restrictions or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, earnings, financial condition and other requirements.

In September 2000, the board of directors authorized a quarterly cash dividend on its common stock, payable December 1, 2000, of $0.20 per share ($0.80 on an annualized basis), which was reduced from prior quarterly dividends paid during 2000 of $0.39 per share (or $1.56 on an annualized basis).

Range of Wisconsin Energy Common Stock Prices and Dividends:

                              2001                   2000
                     ---------------------- ----------------------
             Quarter  High   Low   Dividend  High   Low   Dividend
             ------- ------ ------ -------- ------ ------ --------
             First.. $22.56 $19.13  $0.20   $21.19 $16.81  $0.39
             Second.  24.04  20.10   0.20    22.94  19.81   0.39
             Third..  24.62  20.81   0.20    23.56  18.94   0.39
             Fourth.  23.70  20.50   0.20    23.00  17.88   0.20
                                    -----                  -----
             Year... $24.62 $19.13  $0.80   $23.56 $16.81  $1.37
                                    =====                  =====

                            BUSINESS OF THE COMPANY
                            -----------------------

Wisconsin Energy Corporation was incorporated in the state of Wisconsin in 1981 and became a diversified holding company in 1986. Wisconsin Energy conducts its operations primarily in three operating segments: a utility energy segment, a non-utility energy segment and a manufacturing segment. Wisconsin Energy's primary subsidiaries are Wisconsin Electric Power Company, an electric, gas and steam utility, Wisconsin Gas Company, a gas and water utility and WICOR Industries, Inc., an intermediary holding company whose subsidiaries manufacture pumps, water treatment products and fluid handling equipment.

Utility Energy Segment: The utility energy segment consists of Wisconsin Electric Power Company, which serves over 1,000,000 electric customers in Wisconsin and the Upper Peninsula of Michigan, over 400,000 gas customers in Wisconsin and about 450 steam customers in metro Milwaukee, Wisconsin; Wisconsin Gas Company, which serves over 550,000 gas customers in Wisconsin and about 2,800 water customers in suburban Milwaukee, Wisconsin; and Edison Sault Electric Company, an electric utility which serves approximately 22,000 customers in the Upper Peninsula of Michigan. On January 1, 2001, Wisconsin Electric and Edison Sault, together with unaffiliated Wisconsin utilities, transferred their electric transmission assets to American Transmission Company LLC in return for a proportionate ownership interest in this new company.

Non-Utility Energy Segment: The non-utility energy segment consists of Wisvest Corporation, which primarily develops, owns and operates electric generating facilities; and W.E. Power, LLC, a new non-utility energy subsidiary formed in November 2001 which, subject to approval by the Public Service Commission of Wisconsin, would construct and own 2,800 megawatts of new generating capacity in Wisconsin under the Company's Power the Future strategy and would lease these facilities back to Wisconsin Electric as part of 20-25 year lease agreements. The majority of Wisvest's assets are being divested in order to direct the capital and management attention to Power the Future.

Manufacturing Segment: The manufacturing segment consists of WICOR Industries, Inc., an intermediary holding company, and its three primary subsidiaries:
Sta-Rite Industries, Inc., SHURflo Pump Manufacturing Co. and Hypro Corporation, which are manufacturers of pumps, water treatment products and fluid handling equipment.

Other: Other non-utility operating subsidiaries of Wisconsin Energy include primarily Minergy Corp., which develops and markets recycling technologies; and Wispark LLC., which develops and invests in real estate. Wisconsin Energy Corporation is in the process of selling a significant portion of its portfolio of non-utility real estate assets.

Wisconsin Gas, WICOR Industries, Sta-Rite, SHURflo and Hypro were acquired by Wisconsin Energy as a result of the Company's acquisition of WICOR, Inc., on April 26, 2000.

For additional financial information about Wisconsin Energy's operating segments, see "Note N --Segment Reporting" in the Notes to Consolidated Financial Statements.

                       DIRECTORS AND EXECUTIVE OFFICERS
                       --------------------------------

DIRECTORS

   The information under "Item 1: Election of Directors-Terms Expiring in Year 2005" in Wisconsin Energy's definitive proxy statement dated March 20, 2002, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

   The figures in parenthesis indicate age and years of service with Wisconsin Energy as of December 31, 2001.

Richard A. Abdoo (57; 26)   Chairman of the Board, President and Chief Executive
                            Officer of Wisconsin Energy. Chairman of the Board and
                            Chief Executive Officer of Wisconsin Electric.
                            Chairman of the Board of Wisconsin Gas.

Charles R. Cole (55; 2)     Senior Vice President of Wisconsin Electric.

Stephen P. Dickson (41; 1)  Controller of Wisconsin Energy, Wisconsin Electric and
                            Wisconsin Gas.

James C. Donnelly (56; 1)   Vice President of WICOR. President and Chief
                            Executive Officer of WICOR Industries, Inc.

Paul Donovan (54; 2)        Senior Vice President and Chief Financial Officer of
                            Wisconsin Energy, Wisconsin Electric and Wisconsin
                            Gas.

Richard R. Grigg (53; 31)   Senior Vice President of Wisconsin Energy. President
                            and Chief Operating Officer of Wisconsin Electric and
                            Wisconsin Gas.

Larry Salustro (54; 4)      Senior Vice President and General Counsel of Wisconsin
                            Energy, Wisconsin Electric and Wisconsin Gas.

George E. Wardeberg (66; 1) Vice Chairman of the Board of Wisconsin
                            Energy,Wisconsin Electric and Wisconsin Gas.

                                                                     Printed on
                                                                     recycled
                                                                     paper

                                                                     3420-PS-02
231 W. Michigan Street, P.O. Box 2949, Milwaukee, WI 53201 www.WisconsinEnergy.com
                                                          2K204-1294-SM-RD-160M

[Logo of Wisconsin Energy Corporation]


              Vote your Proxy by any one of the following methods!
                                     ---

-----------------                                   ----------------
Vote by Telephone                                   Vote by Internet
-----------------                                   ----------------
Your vote is important!                             Your vote is important!
Call Toll-free anytime on a Touch-Tone Phone:       Log on anytime to:
1-877-779-8683                                      www.WisconsinEnergy.com

Follow these four easy steps:                       Follow these four easy steps:
-----------------------------                       -----------------------------

1. Read the Proxy Statement and Proxy Card          1. Read the Proxy Statement and Proxy Card

2. Call the Toll-free number                        2. Go to the Internet site
   1-877-779-8683                                      www.WisconsinEnergy.com

3. Enter your 14-digit Voter Control Number         3. Enter your 14-digit Voter Control Number
   located on your Proxy Card above your name          located on your Proxy Card above your name

4. Follow the recorded instructions                 4. Follow the instructions provided


Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. To sign up for electronic distribution of proxy materials in the future, log on to www.WisconsinEnergy.com

   Do not return your Proxy Card if you are voting by Telephone or Internet. Please see the reverse side of this card if you plan to attend the Annual Meeting.

                                  ------------
                                  Vote by Mail
                                  ------------

            To vote by mail, detach and return the proxy card below.
--------------------------------------------------------------------------------

[X] Please mark boxes as in this example.



The Board of Directors recommends a vote FOR Item 1.

                                       FOR                WITHHELD
                                   ALL NOMINEES           FROM ALL
1. Elect
(01) Richard A. Abdoo,                 [_]                   [_]
(02) John F. Ahearne, and
(03) George E. Wardeberg


---------------------------------------------------------------------------
To withhold vote from any individual nominee, write nominee's name(s) above.

The Board of Directors recommends a vote AGAINST Item 2.


                                                           FOR  AGAINST  ABSTAIN
2. Vote on a stockholder proposal to declassify the Board  [_]    [_]      [_]



Where no voting instructions are given, the shares represented by this proxy will be voted "FOR" Item 1 and "AGAINST" Item 2. See reverse side for more information.


Check this box only if you plan to attend the Annual Meeting in person:

Yes, I plan to attend the Annual Meeting    [_]




-----------------------------------------------------------------
Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian, or in other representative capacity, please state your full title as such.

          Wisconsin Energy Corporation
         Annual Meeting of Stockholders

             Thursday, May 2, 2002
            10:00 a.m. Central Time
                                                   [Map of Location of Meeting]
              U.S. Cellular Arena
            500 West Kilbourn Avenue
              Milwaukee, WI 53203

The map to the right shows the location
of our 2002 Annual Meeting of Stockholders.

Please Bring this card with you to the meeting.


Name:
     -------------------------------

------------------------------------

Address:
        ----------------------------

------------------------------------


                          WISCONSIN ENERGY CORPORATION
          PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 2, 2002

--------------------------------------------------------------------------------

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 2, 2002. Your shares of stock will be voted as you specify. If no choice is specified, your proxy will be voted "for" Item 1, "against" Item 2, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Richard R. Grigg and Kristine Rappe, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may come before the Annual Meeting of Stockholders and all adjournments of the meeting.

1. Elect Richard A. Abdoo, John F. Ahearne, and George E. Wardeberg as directors

2. Vote on a Stockholder Proposal to declassify the Board as described in the Proxy Statement, if presented at the meeting

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan or a 401(k) plan under the Wisconsin Energy Corporation Master Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by telephone or the Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card; if you wish to vote in accordance with the Board of Directors' recommendations, you need not mark any voting boxes.


                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------